UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DIAMONDBACK ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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About Diamondback

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas.

Core Values

Diamondback Energy and the culture we have developed are grounded in a unique set of core values that are adhered to throughout the entire organization. By establishing core values, we have set the bar extremely high for all of our employees in terms of how they operate and interact, both within the office and out in the field.

MESSAGE FROM OUR CHAIRMAN AND CEO

500 West Texas, Suite 100 Midland, Texas 79701

TRAVIS D. STICE

CHAIRMAN OF THE BOARD AND CHIEF

EXECUTIVE OFFICER

April 10, 2025

Dear Diamondback Energy, Inc. Stockholder:

On behalf of your board of directors and management, I am pleased to invite you to attend our Annual Meeting of Stockholders to be held on Wednesday, May 21, 2025, at 10:00 a.m., local time at the Petroleum Club of Midland, 501 West Wall Street, Midland, TX 79701.

It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting in person, we urge you to grant your proxy to vote your shares by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you requested to receive a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. Submitting a proxy will not prevent you from attending the meeting in person and voting at such meeting. Please note, however, if a broker or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from that registered holder a proxy card issued in your name.

You will find information regarding the matters to be voted on at the meeting in the proxy statement. Your interest in Diamondback Energy, Inc. is appreciated. We look forward to your vote at the annual meeting to be held on May 21, 2025.

Sincerely,

Notice of Annual Meeting of Stockholders
TO BE HELD ON MAY 21, 2025 10:00 a.m., local time Petroleum Club of Midland 501 West Wall Street Midland, TX 79701

TO THE STOCKHOLDERS OF DIAMONDBACK ENERGY, INC.:

The Annual Meeting of Stockholders of Diamondback Energy, Inc. will be held on May 21, 2025, at 10:00 a.m., local time, at the Petroleum Club of Midland, 501 West Wall Street, Midland, TX 79701, for the following purposes:

1.

To elect 13 directors to serve until the Company’s 2026 Annual Meeting of Stockholders;

2.

To approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.

To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 31, 2025;

4.

To consider and vote upon the stockholder proposal set forth in this Proxy Statement regarding certain executive severance arrangements, if properly presented at the meeting; and

5.

To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     2

We are providing access to our proxy materials, including this proxy statement and our 2024 Annual Report on Form 10-K, over the Internet. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. The notice contains instructions on how to access those proxy materials over the Internet, as well as instructions on how to request a paper or email copy of our proxy materials. Those stockholders who request a paper copy of our proxy materials as provided in the Notice of Internet Availability will receive such proxy materials by mail. This electronic distribution process reduces the environmental impact and lowers the costs of printing and distributing our proxy materials.

Your vote is important. Please carefully consider the proposals and vote in one of these ways:

INTERNET Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card to vote through the Internet	BY TELEPHONE Follow the instructions on the proxy card to vote by phone	BY MAIL If you request to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope	ANNUAL MEETING Submit a ballot at the Annual Meeting

Only stockholders of record at the close of business on April 1, 2025, or their proxy holders may vote at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2025. THIS PROXY STATEMENT AND THE COMPANY’S 2024 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WWW.ENVISIONREPORTS.COM/FANG.

By Order of the Board of Directors,

Matt Zmigrosky

Executive Vice President,

Chief Legal and Administrative Officer and Secretary

April 10, 2025

The Notice of Internet Availability of Proxy Materials is first being mailed to stockholders on April 11, 2025.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     3

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PROXY SUMMARY

THE SUMMARY BELOW HIGHLIGHTS SELECTED INFORMATION IN THIS PROXY STATEMENT. PLEASE REVIEW THE ENTIRE PROXY STATEMENT BEFORE VOTING YOUR SHARES.

— VOTING MATTERS

Proposal	Board Recommendation	Page Reference
Proposal 1: Election of Directors	FOR each Director	12
Proposal 2: Approve, on an Advisory Basis, the Company’s Executive Compensation	FOR	90
Proposal 3: Ratify the Appointment of Our Independent Auditors	FOR	91
Proposal 4: Stockholder Proposal Regarding Certain Executive Severance Arrangements	AGAINST	93

Succession Planning and Leadership Transition Plan

Our board of directors recognizes that Chief Executive Officer and senior management succession planning is a critical function of the board and an ongoing part of its responsibilities. The full board is responsible for overseeing Chief Executive Officer and senior management succession planning. Our compensation committee also plays a key role in senior management succession planning by periodically reviewing with our Chief Executive Officer our succession plan for members of senior management to ensure that we are effectively identifying, assessing, and developing the future leaders of our Company. The board engaged talent consultants to assist with evaluating leadership skills of certain senior executives and advise on the structure of our executive team into the future and periodically meets with those consultants to discuss the progress of certain senior executives.

In February 2025, the Company announced a leadership transition plan, representing the culmination of a thorough succession planning process intended to position the Company for continued long-term outperformance. Travis D. Stice, who has led the Company as Chief Executive Officer since January 2012 and joined the board of directors in November 2012 following the Company’s initial public offering, will step down as Chief Executive Officer at the conclusion of the Annual Meeting. At that time, Mr. Stice will transition to Executive Chairman of the Board, and Kaes Van’t Hof, current President of the Company, will succeed Mr. Stice as Chief Executive Officer. Additionally, as further detailed in this proxy statement, the nominating and corporate governance committee recommended to the board, and the board approved, the nomination of Mr. Van’t Hof to serve on the board of directors. The Company also announced in February 2025 the promotion of Jere W. Thompson III to Executive Vice President and Chief Financial Officer. These promotions are examples of our board of directors and compensation committee’s robust succession planning.

Endeavor Merger and Stephens Stockholders Agreement

In February 2024, the Company announced its transformative, $26 billion merger with Endeavor Energy Resources, L.P. (“Endeavor” and such transaction, the “Endeavor Merger”). The Endeavor Merger closed on September 10, 2024. At closing, the Company entered into a Stockholders Agreement (the “Stephens Stockholders Agreement”) with the former holders of all the issued and outstanding equity interests in Endeavor who received Company common stock in the Endeavor Merger as consideration (such stockholders, the “Stephens Stockholders”).

Pursuant to the terms of the Stephens Stockholders Agreement, the Stephens Stockholders have the right to designate four individuals to serve on our board of directors. The number of individuals that the Stephens Stockholders are entitled to designate to serve on our board of directors will be permanently reduced to (i) two directors, if, at any time, the Stephens Stockholders beneficially own at least 20% of the Company’s outstanding common stock, but less than 25% of the Company’s outstanding common stock, (ii) one director, if, at any time, the Stephens Stockholders beneficially own at least 10% of the Company’s outstanding common stock, but less than 20% of the Company’s outstanding common stock and (iii) no directors, if, at any time, the Stephens Stockholders beneficially own less than 10% of the Company’s outstanding common stock. The foregoing description of the certain provisions of the Stephens Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Stephens Stockholders Agreement, a copy of which is attached as Exhibit 10.1 to the Form 8-K filed by the Company with the Securities and Exchange Commission on September 10, 2024.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     6

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Following the closing of the Endeavor Merger, the Stephens Stockholders have designated the following four individuals to serve on our board of directors.

Darin G. Holderness	Lance W. Robertson	Charles A. Meloy	Robert K. Reeves

Biographical information with respect to each of these director nominees, together with a list of competencies that contributed to the conclusion that such person should serve as a director, can be found in “About Director Nominees” beginning on page 12.

Director Nominees

				Committee Memberships
Nominee	Age	Director Since	Independent	Audit	Compensation	Nominating and Corporate Governance	Safety, Sustainability and Corporate Responsibility	Other Current Public Boards
Vincent K. Brooks	66	2020						2(1)
Darin G. Holderness	61	2025						0
Rebecca A. Klein	60	2022						2
Stephanie K. Mains	57	2020						2
Charles A. Meloy	64	2024						0
Mark L. Plaumann	69	2012						0
Robert K. Reeves	67	2024						0
Lance W. Robertson	52	2024						0
Travis D. Stice*	63	2012						1
Melanie M. Trent**	60	2018						2
Frank D. Tsuru	65	2022						0
Kaes Van’t Hof***	38							1
Steven E. West	64	2011						1

Chairperson	* Chairman of the Board	** Lead Independent Director	*** New CEO and Director Nominee

(1)	General Brooks intends to retire from his board and committee roles at Verisk Analytics, and will not stand for re-election at Verisk Analytics’ annual meeting of stockholders be held in May 2025. As a result, following that meeting, he will serve on one other public board of directors in addition to Diamondback’s board.

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The members of our board of directors represent a wide range of backgrounds, critical skills, perspectives and expertise, as well as a mix of tenure of service on the board, as illustrated below and in the Summary of Director Nominee Core Competencies beginning on page 19.

Stockholder Outreach

As in the past, we conducted a robust stockholder outreach program during 2024 and through the first quarter of 2025 to solicit feedback on our executive compensation programs, sustainability and corporate governance matters, human capital, corporate responsibility and sustainability and other important issues.

2024 and First Quarter 2025 stockholder outreach highlights:

•	Initiated contact with stockholders representing approximately 63% of our outstanding shares as of June 30, 2024
•	Met (telephonically or through video conference) with stockholders representing approximately 38% of our outstanding shares as of June 30, 2024, including 5 of our 10 largest stockholders
•	Attended approximately 19 virtual or in person investor conferences and hosted approximately 10 virtual or in person bus tours
•	Attained approximately 96.5% favorable stockholder vote for our 2024 say-on-pay proposal

Sustainability and Corporate Governance Highlights

•	Our board of directors recognizes the importance of having a broadly inclusive membership:
•	38% of Diamondback’s current board of directors is represented by five diverse directors (three of which are female and three of which are ethnically diverse)
•	Amended Diamondback’s governing documents to remove supermajority voting provisions and to provide Diamondback stockholders with the right to call a special meeting
•	Achieved and exceeded goal of sourcing over 65% of our water used for drilling and completion operations from recycled sources by 2025
•	Released our 2024 Corporate Sustainability Report in September 2024, which included a calculation of Diamondback’s Scope 3 GHG emissions and our 2023 EEO-1 Data
•	Completed the 2024 CDP Water Security Questionnaire and the 2024 CDP Climate Change Questionnaire
•	Received a first-tier score of 87.1% for the 2024 CPA-Zicklin Index of Corporate Political Accountability and Disclosure
•	Joined, and received the Gold Standard in our first year of reporting from, the Oil & Gas Methane Partnership 2.0 (OGMP 2.0), the flagship oil and gas reporting and mitigation program of the United Nations Environment Programme
•	Established ambitious environmental targets, including initiatives to:
–	end routine flaring (as defined by the World Bank) by 2025;
–	reduce combined Scope 1 and Scope 2 GHG intensity by at least 50% from 2020 levels by 2030

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     8

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Diamondback appreciates our social and environmental license to operate as a public oil and gas company in the United States and acknowledges that such license will continue to be largely influenced by our stockholders and the alignment of our sustainability and governance approach with their expectations. We regularly engage with our stockholders on these matters to ensure alignment. At its core, our sustainability and environmental strategy reflects our principled stakeholder-driven approach, focusing on ethics, integrity, risk management, regulatory compliance, protection of our environment and communities and feedback received from our stakeholders. The foremost authorities on energy demand continue to forecast that oil and gas will account for a substantial portion of global energy demand well into the future, in even the most carbon constrained projections. However, we continue to integrate sustainability into our core, thus allowing for our continued future success.

As Diamondback’s sustainability strategy evolves, management regularly interacts with the board and its committees regarding such matters, including its audit committee, compensation committee, nominating and corporate governance committee, and safety, sustainability and corporate responsibility committee. The safety, sustainability and corporate responsibility committee was formed in 2019 to (i) review Diamondback’s policies and performance regarding, and provide guidance on, environmental and safety matters, (ii) advise the board of directors and management on significant public issues that are pertinent to the Company and (iii) assist management in setting strategy, establishing goals and integrating sustainability and prudent governance into strategic and tactical business activities across the Company.

In 2024, Diamondback continued to include specific, measurable environmental and safety performance metrics in our short-term incentive compensation program that incentivize performance on key metrics, including flaring, greenhouse gas (GHG) emissions, recycled water usage, fluid spill control and safety.

Diamondback also released its seventh annual Corporate Sustainability Report in September 2024, which included content aligned to voluntary frameworks and standards maintained by the Sustainability Accounting Standards Board (SASB), Task Force on Climate-Related Financial Disclosures (TCFD), Global Reporting Initiative (GRI), International Petroleum Industry Environmental Conservation Association (IPIECA) and the American Exploration and Production Council (AXPC). Our 2024 Corporate Sustainability Report also included:

•	our Scope 1 and Scope 2 GHG emissions;
•	a calculation of our Scope 3 GHG emissions;
•	an assessment of our portfolio under various low carbon scenarios as outlined by the International Energy Agency;
•	our 2023 EEO-1 data; and
•	a limited assurance attestation from our independent auditor.

Further, Diamondback completed CDP Global’s (CDP) water security and climate change questionnaires. Both the 2024 Corporate Sustainability Report and a link to our CDP water security and climate change questionnaires can be found on our website under the tab “Sustainability.”

Diamondback remains committed to conducting its business in a manner that respects and promotes the fundamental rights and dignity of all people in accordance with its robust Human Rights Policy. A copy of Diamondback’s Human Rights Policy can be found on our website under the tab “Investors — Corporate Governance.”

For additional information regarding our commitment to environmental and safety matters, please see “Corporate Responsibility and Sustainability” beginning on page 33.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     9

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Performance Highlights

Financial and Operational Highlights

•  Maintained investment grade credit ratings from all three major ratings agencies and received upgrades from both S&P and Fitch

•  Generated full year 2024 net cash provided by operating activities of $6.4 billion and Free Cash Flow(1) of $3.6 billion

•  In 2024, returned total base plus variable dividends of $8.29 per share

•  Returned $2.3 billion, or approximately 57% of Adjusted Free Cash Flow(1), to stockholders through our base dividend, variable dividends and stock buyback program

•  In 2024, repurchased over 5.5 million shares of Diamondback’s common stock for approximately $959 million

•  Increased annual base dividend in the fourth quarter of 2024 to $4.00 per share, representing an 11% increase over year end 2023

Strategic Transactions

•  Announced and closed the Endeavor Merger

•  Announced and closed a trade with TRP pursuant to which the Company exchanged certain Delaware Basin assets and cash for approximately 15,000 net acres in the Midland Basin, consisting of 55 remaining undeveloped operated locations, the majority of which immediately compete for capital, and 18 drilled uncompleted wells

•  Announced pending drop down transaction with Viper pursuant to which the Company will sell certain of its subsidiaries’ mineral and royalty assets to Viper for $1 billion in cash and approximately 69.6 million units in Viper’s operating subsidiary

•  Announced and closed the acquisition of certain subsidiaries of Double Eagle IV Midco, LLC in exchange for approximately 6.9 million shares of Company common stock and $3 billion of cash, which added approximately 40,000 net acres in the core of the Midland Basin and 407 estimated gross horizontal locations to the Company’s portfolio

•  Received approximately $375 million of pre-tax proceeds in a mix of cash and common units of Energy Transfer LP in connection with the sale of WTG Midstream Holdings LLC to Energy Transfer LP

•  Acquired incremental interest in the EPIC Crude pipeline, increasing the Company’s total interest to 27.5% and providing additional long-haul crude takeaway to advantaged Gulf Coast markets

•  Generated approximately $600 million in gross cash proceeds from non-core asset sales completed in 2024

Governance and Compensation Highlights

•  Maintained the weighting of the environmental and safety performance metrics in the 2024 annual incentive compensation plan at 25%

•  Double weighted both the XOP Index and the S&P 500 as peers in our 2024 TSR performance peer group for performance-based equity awards made in 2024

•  Provided stock ownership opportunity for 100% of our employees, all of whom are eligible for discretionary long-term equity incentive awards and discretionary short-term cash incentive awards based on both specific Company performance metrics tied to the same scorecard as our executive annual incentive compensation and individual performance outcomes

•  Publicly disclosed Diamondback’s corporate political contribution activity on our website for the fifth consecutive year

•  Received a first-tier score of approximately 87.1% for the CPA-Zicklin Index of Corporate Political Accountability and Disclosure

•  Publicly disclosed our 2023 Equal Employment Opportunity (EEO-1) data as of December 31, 2023 in our 2024 Corporate Sustainability Report

(1)	When used throughout this proxy statement, “Free Cash Flow” and “Adjusted Free Cash Flow” are as defined and reconciled on Schedule A to this proxy statement.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     10

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Compensation Highlights

Diamondback’s compensation program reflects our commitment to paying for performance and reflects appropriate governance practices that ensures alignment between successful execution of our strategy and the long-term interests of our stockholders.

(1)	Each of these pay mix illustrations consist of the annual base salary, annual incentive bonus paid and the grant date fair value of the performance-based and time-based stock awards granted in 2024. These pay mix illustrations exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Table set forth on page 66.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     11

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PROPOSAL 1

ELECTION OF DIRECTORS

— DIRECTOR NOMINATIONS

The board is committed to recruiting and nominating directors for election who will collectively provide the board with the necessary diversity of skills, backgrounds and experiences to meet the Company’s ongoing needs and support oversight of our business strategy and priorities, while maintaining institutional knowledge. In recommending candidates for election to the board, the nominating and corporate governance committee evaluates a candidate’s character, judgment, skill set, experience, independence, other time commitments and any other factors that the nominating and corporate governance committee deems relevant in light of the current needs of the board. The board believes that an important factor in its composition is diversity and as a result, has an experienced and diverse nominee slate.

To reflect the determination to keep our board diverse, the nominating and corporate governance committee seeks to include diverse candidates in all current or future director searches, including by affirmatively instructing any search firms retained to assist the committee in identifying director candidates to seek to include diverse candidates. In addition, in determining whether to recommend incumbent directors for re-election to the board, the nominating and corporate governance committee also reviews and considers the director’s board and committee meeting attendance, the level of support that the director’s nomination received at the most recent annual stockholders’ meeting, director tenure and the well-roundedness of the board as a whole.

As described above, pursuant to the terms of the Stephens Stockholders Agreement, the Stephens Stockholders currently have the right to designate four individuals to serve on our board of directors. Following the closing of the Endeavor Merger, the Stephens Stockholders have designated Darin G. Holderness, Charles A. Meloy, Robert K. Reeves and Lance. W. Robertson to serve on our board of directors.

In 2025, the nominating and corporate governance committee recommended to the board, and the board approved, the nomination of Travis D. Stice, Kaes Van’t Hof, Vincent K. Brooks, Darin G. Holderness, Rebecca A. Klein, Stephanie K. Mains, Charles A. Meloy, Mark L. Plaumann, Robert K. Reeves, Lance W. Robertson, Melanie M. Trent, Frank D. Tsuru and Steven E. West to serve for a one-year term ending at the 2026 Annual Meeting, but in any event, until his or her successor is elected and qualified, unless ended earlier due to his or her death, resignation, disqualification or removal from office. As previously reported, David L. Houston, who has been a member of the board since the Company’s initial public offering and who currently also serves on the board’s audit committee and safety, sustainability and corporate responsibility committee, informed the Company of his decision to retire and not to stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after the Annual Meeting. All of the director nominees, except for Messrs. Meloy, Stice and Van’t Hof, are independent under The Nasdaq Stock Market LLC (Nasdaq) listing standards and the applicable SEC rules, and assuming all of these director nominees are elected by the stockholders at the Annual Meeting, approximately 77% of our board of directors will consist of independent directors.

About Director Nominees

Members of our board of directors are elected annually. In the event any nominee should be unavailable to serve at the time of the meeting, the proxies may be voted for a substitute nominee selected by the board.

Biographical information with respect to each of the 13 director nominees, together with a list of competencies that contributed to the conclusion that such person should serve as a director, are presented below. An overview of the core competencies of each director nominee is featured in a skills matrix on page 19. Ages are as of April 10, 2025.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE 13 NOMINEES FOR DIRECTOR LISTED BELOW.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     12

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Age: 63 Director since: 2012 Other Current Public Company Directorships: • Viper Energy, Inc.	TRAVIS D. STICE, CHAIRMAN OF THE BOARD*

Skills and Qualifications:

•   Industry Background

•   M&A/Finance/Capital Markets

•   Environmental, Health, Safety & Sustainability

•   Executive Experience

•   Executive Compensation and Human Capital Management

•   Risk Management

Mr. Stice has served as our Chairman of the Board since February 2022, as our Chief Executive Officer since January 2012 and as a director of Diamondback since November 2012. Mr. Stice served as the Chief Executive Officer of Viper Energy, Inc. (Nasdaq: VNOM), our publicly traded subsidiary, from February 2014 to February 2025 and as a director of Viper Energy, Inc. since February 2014. Mr. Stice also served as the Chief Executive Officer and as a director of the general partner of Rattler Midstream LP, which was acquired by Diamondback in a merger in August 2022 and is no longer publicly traded, since July 2018. Prior to these positions with Diamondback, Viper and the general partner of Rattler, he served as our President and Chief Operating Officer from April 2011 to January 2012. From November 2010 to April 2011, Mr. Stice served as a Production Manager of Apache Corporation, an oil and gas exploration company. He served as a Vice President of Laredo Petroleum Holdings, Inc., an oil and gas exploration and production company, from September 2008 to September 2010 and as a Development Manager of ConocoPhillips/Burlington Resources Mid Continent Business Unit, an oil and gas exploration company, from April 2006 until August 2008. Prior to that, Mr. Stice held a series of positions of increasing responsibilities at Burlington Resources until that company was acquired by ConocoPhillips in March 2006. He started his career with Mobil Oil in 1985. Mr. Stice has 40 years of industry experience and over 32 years of management experience. Mr. Stice graduated from Texas A&M University with a Bachelor of Science degree in Petroleum Engineering. Mr. Stice is a registered engineer in the State of Texas, and is a 43-year member of the Society of Petroleum Engineers. He also serves on industry boards for the American Exploration and Production Council, the American Petroleum Institute, the Domestic Energy Producers Alliance, the Permian Strategic Partnership and the Texas A&M Petroleum Engineering Advisory Council. Additionally, he is on the board of the Dynamic Catholic Institute and on local community boards for the Permian Basin Medical Center and the Midland College Foundation. We believe that Mr. Stice’s leadership within the Company, his management experience and his knowledge of the critical internal and external challenges facing the Company and the oil and natural gas industry as a whole qualify him for service on our board of directors.

*	As previously announced, immediately following the conclusion of the Annual Meeting, Mr. Stice shall transition to Executive Chairman of the Company.

Age: 66

Director
since: 2020

INDEPENDENT

Committees:

•   Audit

•   Nominating and Corporate Governance

•   Safety, Sustainability and Corporate Responsibility

Other Current Public Company Directorships:

•   Amentum Holdings, Inc.

•   Verisk Analytics, Inc.

VINCENT K. BROOKS

Skills and Qualifications:

•   Corporate Governance

•   Government, Legal & Regulatory

•   Environmental, Health, Safety & Sustainability

•   Executive Experience

•   Executive Compensation and Human Capital Management

•   Risk Management

•   Congressional Engagement/National Security

•   Technology and Cyber Defense and Protection

Vincent “Vince” Brooks has served as a director of Diamondback since April 2020. He is a career Army officer who served in the U.S. Army for over 42 years, retiring from active duty in 2019 as a four-star general. General Brooks spent his final seventeen years as a general officer and in nearly all those years in command of large, complex military organizations in challenging situations. During his tenure in the Army, he gained uncommon global experience in leading through complex, ambiguous situations with significant national security interests and risks at stake. He handled crisis management, public communications, risk management and mitigation, budgetary assessment, leadership and management, international relations and interactions, cyber defense and protection, congressional engagement and strategic planning. General Brooks has served as a principal of WestExec Advisors LLC since 2020. General Brooks also served on the board of Jacobs Solutions, Inc. (NYSE: J) from 2020 until the closing of Amentum Holdings, Inc.’s merger with Jacobs’ Critical Mission Solutions and Cyber Intelligence businesses in 2024 and now sits on the board, and serves on the audit committee and nominating and governance committee, of Amentum Holdings, Inc. (NYSE: AMTM). General Brooks also serves as a director and member of the talent management and compensation committee and the risk committee of Verisk Analytics (Nasdaq: VRSK), but intends to retire from his board and committee roles at Verisk Analytics, and will not stand for reelection at Verisk Analytics’ 2025 annual meeting of stockholders to be held in May 2025. General Brooks serves as Vice Chair of the Gary Sinise Foundation, is a visiting Senior Fellow at Harvard Kennedy School’s Belfer Center for Science and International Affairs, is a Distinguished Fellow at the University of Texas with both the Clements Center for National Security and the Strauss Center for International Security and Law. General Brooks holds a Bachelor of Science in Engineering from the U.S. Military Academy at West Point, a Master of Military Art and Science from the U.S. Army School of Advanced Military Studies and holds an honorary Doctor of Laws from the New England School of Law and an honorary Doctor of Humanities from New England Law | Boston. He became a Certified Corporate Director by the National Association of Corporate Directors (NACD) in 2020 and is NACD Certified in cyber security oversight. We believe that General Brooks’ strong leadership skills, together with his knowledge of global policy, strategy, geopolitical matters and his diverse background qualifies him for service on our board of directors.

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Age: 61 Director since: 2025 INDEPENDENT Committees: • Audit	DARIN G. HOLDERNESS

Skills and Qualifications:

•   Financial Reporting/Accounting Experience

•   Executive Experience

•   M&A/Finance/Capital Markets

•   Industry Background

•   Risk Management

•   Corporate Governance

•   Executive Compensation and Human Capital Management

•   Technology and Cyber Defense and Protection

Mr. Holderness has served as a director of Diamondback since February 2025. Mr. Holderness currently serves on the board of JMR Services LLC. He previously served on the board of Rock Solid Lifestyles, Inc. from September 2016 to April 2024. He was also a founder and served as Chief Financial Officer of P&A Exchange LLC from March 2021 to December 2023. Prior to that, Mr. Holderness served on the board of Ranger Oil Corporation (formerly Penn Virginia Corporation) from September 2016 to October 2021, where he served as the chairman of the audit committee during his tenure on the board and as Chairman of the Board from February 2018 until January 2021. Mr. Holderness served as the Chief Financial Officer of ProPetro Holding Corp. (NYSE: PUMP) from October 2019 to November 2020. Prior to his time at ProPetro, Mr. Holderness served as an advisor to Concho Resources Inc. from May 2016 to January 2017 following his employment at Concho where he served as the Senior Vice President, Chief Financial Officer and Treasurer from August 2008 to May 2016. Before Concho, Mr. Holderness served in various roles in the energy industry including Senior Vice President and Chief Financial Officer of Eagle Rock Energy Partners, Vice President and Chief Accounting Officer of Pioneer Natural Resources Company, Vice President and Chief Financial Officer of Basic Energy Services, Inc., and Vice President and Controller of Pure Resources, Inc. He began his career at KPMG in May 1986 after earning a Bachelor of Business Administration in Accounting degree from Boise State University and is a Certified Public Accountant. We believe that Mr. Holderness’s strong executive management experience, industry expertise, and extensive background in accounting, including previous experience as chief accounting officer and chairman of an audit committee, qualifies him for service on our board of directors.

Age: 60 Director since: 2022 INDEPENDENT Committees: • Safety, Sustainability and Corporate Responsibility Other Current Public Company Directorships: • Avista Corporation • SJW Group	REBECCA A. KLEIN

Skills and Qualifications:

•   Government, Legal & Regulatory

•   Environmental, Health, Safety & Sustainability

•   Technology and Cyber Defense and Protection

•   Executive Experience

•   Executive Compensation and Human Capital Management

•   Risk Management

Ms. Klein has served as director of the Company since July 2022. Ms. Klein is currently the Principal of Klein Energy, LLC, an energy consulting company based in Austin, Texas. Over the last 25 years, she has worked in Washington, D.C. and in Texas in the energy, telecommunications, and national security arenas. Ms. Klein’s professional experience also includes service with KPMG Consulting (now Deloitte) where she headed the development of the company’s Office of Government Affairs and Industry Relations in Washington, D.C. She also served as a Senior Fellow with Georgetown University’s McDonough School of Business. Ms. Klein was the Chairman of the Public Utility Commission of Texas. She has served as chair of the board of the Lower Colorado River Authority, a public power utility owning generation, transmission, and water services across the central Texas area. In addition, she sits on the boards of Avista Corporation (NYSE: AVA), a publicly traded utility in the Pacific Northwest and SJW Group (NYSE: SJW), a publicly traded water company which operates in California, Texas, Connecticut, and Maine. She is also an independent advisor to Riverbend X, LP, an affiliate of Riverbend Energy Group focused on making energy transition related investments. She is also the Founder and a director of the Texas Energy Poverty Research Institute. She earned a Juris Doctor from St. Mary’s University School of Law in San Antonio, Texas. Ms. Klein also holds a Master of Arts in National Security Studies from Georgetown University, a Bachelor of Arts in Human Biology from Stanford University, and a Master of Business Administration from MIT. Ms. Klein is a retired Lieutenant Colonel with the U.S. Air Force Reserve. She is a member of the State Bar of Texas. We believe that Ms. Klein’s strong executive management experience, knowledge of the energy, renewables and public utility industries, diverse background, public policy and regulatory experience and service on boards of other public companies qualifies her for service on our board of directors.

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Age: 57 Director since: 2020 INDEPENDENT Committees: • Audit • Compensation Other Current Public Company Directorships: • Gates Industrial Corporation plc • LCI Industries	STEPHANIE K. MAINS

Skills and Qualifications:

•   Corporate Governance

•   M&A/Finance/Capital Markets

•   Financial Reporting/Accounting Experience

•   Environmental, Health, Safety & Sustainability

•   Industry Background

•   Executive Experience

•   Executive Compensation and Human Capital Management

•   Risk Management

•   Technology and Cyber Defense and Protection

Ms. Mains has served as director of the Company since April 2020. Ms. Mains has over 30 years of experience across diverse industry segments, including aviation, energy, and transportation. Within the last 15 years, Ms. Mains has been building and expanding global businesses serving the oil and gas, utility, distributed power, and electrification spaces. In 2020, she held the interim CEO role for GE Power Conversion, a $1B advanced electrification and digital solutions business, leading the business to a profitable turnaround through COVID-19. From 2015-2019, she served as the President and CEO of Industrial Solutions, a GE and later ABB company. She led Industrial Solutions, a $2.7B GE business delivering technologies that distribute, protect and control electricity, through a transformation and divestiture to ABB. From 2013-2015, Ms. Mains served as President and CEO of GE Distributed Power Global Services, where she integrated and grew a $2.2B global business platform, servicing technologies that provide at the point of use power to the oil and gas, utilities, mining, and industrial segments. From 2006 until 2013, she held positions of increasing responsibility in GE Energy from General Manager to Vice President. During this time, she led the global build-out and transformation of a $4B service operation providing power equipment and services to utility and oil and gas customers. Prior to joining GE Energy, she spent 16 years across multiple GE businesses in financial and leadership positions, including CFO of GE Aviation Services- Contractual Services and Material Solutions, a $4B aviation material services business. Ms. Mains is currently the CEO of LSC Communications-MCL, a portfolio company of Atlas Holdings, LLC. She serves as a director and audit committee member of Gates Industrial Corporation plc (NYSE: GTES), a director, audit and compensation committee member of LCI Industries (NYSE: LCII), and is a member of the board of managers for Stryten Manufacturing, a privately held portfolio company of Atlas Holdings, LLC. Ms. Mains holds a B.B.A in Finance from the University of Kentucky. We believe that Ms. Mains’ strong financial and executive management experience, knowledge of the energy, electrical infrastructure, aviation, and transportation industries, diverse background, and service on boards of other public companies qualifies her for service on our board of directors.

Age: 64 Director since: 2024 Committees: • Safety, Sustainability and Corporate Responsibility Committee	CHARLES A. MELOY

Skills and Qualifications:

•   Industry Background

•   Executive Experience

•   M&A/Finance/Capital Markets

•   Environmental, Health, Safety & Sustainability

•   Risk Management

Mr. Meloy has served as a director of Diamondback since September 2024. Mr. Meloy previously served as President and Chief Executive Officer of Endeavor Energy Resources L.P. from February 2016 until his retirement in September 2020. Prior to his employment with Endeavor, he was Executive Vice President of U.S. Onshore Exploration and Production at Anadarko Petroleum Corporation, until his retirement in 2015. Prior to his work at Anadarko, he served as Vice President of Exploration and Production for Kerr-McGee Corporation. Mr. Meloy graduated from Texas A&M with a Bachelor of Science in Chemical Engineering in 1982. Mr. Meloy has previously served on the boards of directors for Western Gas Equity Partners and the Independent Producers of America Association and as a member of the API Upstream Committee. He is an active member of the Society of Petroleum Engineers and the Texas Professional Engineers. We believe that Mr. Meloy’s strong financial and executive management experience, extensive industry knowledge, and familiarity with the legacy Endeavor assets and employees qualifies him for service on our board of directors.

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Age: 69 Director since: 2012 INDEPENDENT Committees: • Audit • Compensation • Nominating and Corporate Governance	MARK L. PLAUMANN

Skills and Qualifications:

•   Corporate Governance

•   M&A/Finance/Capital Markets

•   Financial Reporting/Accounting Experience

•   Executive Experience

•   Executive Compensation and Human Capital Management

•   Risk Management

•   Environmental, Health, Safety & Sustainability

•   Technology and Cyber Defense and Protection

Mr. Plaumann has served as a director of the Company since October 2012. He is currently a Managing Member of Greyhawke Capital Advisors LLC, or Greyhawke, which he co-founded in 1998. Prior to founding Greyhawke, Mr. Plaumann was a Senior Vice President of Wexford Capital LP. Mr. Plaumann was formerly a Managing Director of Alvarez & Marsal, Inc. and the President of American Healthcare Management, Inc. He also was Senior Manager at Ernst & Young LLP. Mr. Plaumann served as a director and audit committee chairman for ICx Technologies, Inc. from 2006 until 2010, served as a director and a member of the audit and compensation committees of Republic Airways Holdings, Inc. from 2002 until 2017 and currently serves as a director of several private entities. Mr. Plaumann served as a director, an audit committee chairman and a member of the conflicts committee of the general partner of Rhino Resource Partners LP, a coal operating company, from 2010 until 2016. Mr. Plaumann holds an M.B.A. and a B.A. in Business Administration from the University of Central Florida, where he currently serves on the Foundation Board and the Dean’s Advisory Board for the College of Business. We believe that Mr. Plaumann’s service on the boards of other public companies and his executive management experience, including previous experience as chairman of audit committees, qualifies him for service on our board of directors.

Age: 67 Director since: 2024 INDEPENDENT Committees: • Audit • Compensation • Nominating and Corporate Governance	ROBERT K. REEVES

Skills and Qualifications:

•   Corporate Governance

•   M&A/Finance/Capital Markets

•   Government, Legal & Regulatory

•   Environmental, Health, Safety & Sustainability

•   Industry Background

•   Executive Experience

•   Executive Compensation and Human Capital Management

•   Risk Management

•   Technology and Cyber Defense and Protection

Mr. Reeves has served as a director of Diamondback since September 2024. Mr. Reeves previously served for 14 years as Executive Vice President and Chief Administrative Officer of Anadarko Petroleum Corporation, where he supervised legal, human resources, government relations, information technology, HSE, corporate security and administrative functions. Mr. Reeves retired from Anadarko in December of 2018. Prior to Anadarko, Mr. Reeves served for eleven years as Executive Vice President, General Counsel and Secretary of Ocean Energy, Inc. and its predecessor, Flores & Rucks, Inc. Prior to his corporate roles, Mr. Reeves was a partner for eleven years in the Onebane Law Firm of Lafayette, Louisiana. Mr. Reeves received his bachelor’s degree in business administration from Louisiana State University in 1978 and his Doctor of Jurisprudence from LSU Law School in 1982. Mr. Reeves currently serves as a member of the LSU Foundation Board and on the board of visitors of MD Anderson Cancer Center. He also previously served on the boards of directors of Key Energy Services, Inc., Western Gas Partners, LP, Western Gas Equity Partners, LP, Episcopal Health Foundation, St. Luke’s Episcopal Health System, Family Services of Greater Houston and United Way of Greater Houston. We believe that Mr. Reeves strong legal and executive management experience, extensive knowledge of the oil and gas industry and prior board service qualifies him for service on our board of directors.

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Age: 52 Director since: 2024 INDEPENDENT	LANCE W. ROBERTSON

Skills and Qualifications:

•   Industry Background

•   Executive Experience

•   M&A/Finance/Capital Markets

•   Environmental, Health, Safety & Sustainability

•   Risk Management

Mr. Robertson has served as a director of Diamondback since September 2024. Mr. Robertson previously served as Chief Executive Officer of Endeavor Energy Resources, L.P. until its merger with Diamondback completed on September 10, 2024. Mr. Robertson joined Endeavor as Chief Operating Officer and Senior Vice President of Development in January 2017 and was appointed Chief Executive Officer in September 2020. He previously served as Vice President of US Unconventional Resources at Marathon Oil Company where he provided oversight of the North America Unconventional Business Units and Technology Application, Land, Supply Chain and Exploration efforts. Mr. Robertson was a part of Marathon from 2011 to 2016. Prior to his role at Marathon, Mr. Robertson served as Vice President of Engineering and Exploration at Pioneer Natural Resources. Mr. Robertson earned a Bachelor of Science in Petroleum Engineering from Texas A&M University in 1998 and a Master of Business Administration from Southern Methodist University in 2010. Mr. Robertson currently serves on the boards of directors for the Permian Basin Petroleum Association and on Texas A&M University’s Department of Petroleum Engineering Industry Advisory Board. We believe that Mr. Robertson’s strong financial and executive management experience, extensive industry knowledge, and familiarity with the legacy Endeavor assets and employees qualifies him for service on our board of directors

Age: 60 Director since: 2018 INDEPENDENT Committees: • Compensation • Nominating and Corporate Governance Other Current Public Company Directorships: • Arcosa, Inc. • Hyliion Holdings Corp.	MELANIE M. TRENT, LEAD INDEPENDENT DIRECTOR

Skills and Qualifications:

•   Corporate Governance

•   M&A/Finance/Capital Markets

•   Financial Reporting Experience

•   Government, Legal & Regulatory

•   Industry Background

•   Environmental, Health, Safety & Sustainability

•   Executive Experience

•   Executive Compensation and Human Capital Management

•   Risk Management

•   Technology and Cyber Defense and Protection

Ms. Trent has served as a director of the Company since April 2018. Ms. Trent previously served in various legal, administrative and compliance capacities for Rowan Companies plc (now part of Valaris plc), from 2005 until April 2017, including as Executive Vice President, General Counsel and Chief Administrative officer from 2014 until April 2017, as Senior Vice President, Chief Administrative Officer and Company Secretary from 2011 until 2014, and as Vice President and Corporate Secretary from 2010 until 2011. Prior to her tenure at Rowan, Ms. Trent served in various legal, administrative and investor relations capacities for Reliant Energy, Incorporated, served as counsel at Compaq Computer Corporation and as an associate at Andrews Kurth LLP. She serves on the board of directors of Arcosa, Inc. (NYSE: ACA), a provider of infrastructure-related products and solutions, and chairs its governance and sustainability committee. She also serves on the board of directors of Hyliion Holdings Corp. (NYSE:HYLN), a developer of KARNO generator and electric powertrain technologies, and chairs its nominating & governance committee and serves on its compensation committee. From February 2021 through October 2022, Ms. Trent served on the board of Noble Corporation, a leading offshore drilling contractor for the oil and gas industry. From January 2019 through October 2021, Ms. Trent served on the board of Frank’s International N.V., a global tubular and oil and gas services company, which merged with Expro Group Holdings N.V in October 2021. Ms. Trent holds a Bachelor’s degree from Middlebury College and a Juris Doctorate degree from Georgetown University Law Center. We believe that Ms. Trent’s strong legal and executive management experience, diverse background, knowledge of oil and gas and energy industries and extensive experience serving on the boards of other public companies qualifies her for service on our board of directors.

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Age: 65 Director since: 2022 INDEPENDENT Committees: • Compensation • Safety, Sustainability and Corporate Responsibility	FRANK D. TSURU

Skills and Qualifications:

•   M&A/Finance/Capital Markets

•   Industry Background

•   Executive Experience

•   Environmental, Health, Safety & Sustainability

•   Executive Compensation and Human Capital Management

•   Risk Management

Mr. Tsuru has served as director of the Company since July 2022. Mr. Tsuru currently serves as Chief Executive Officer and as a member of the board of directors of Momentum Midstream, LLC, a privately held midstream company, which he co-founded in 2004. From 2016 through 2021, Mr. Tsuru served as the Chief Executive Officer and as a member of the board of directors of Indigo Natural Resources, LLC, which was acquired by Southwestern Energy Company in 2021. In 2002, Mr. Tsuru founded Aka Energy, which was a midstream company focused on acquiring midstream assets off of the Southern Ute Indian Tribe (SUIT) Reservation. Prior to that, Mr. Tsuru ran SUIT’s midstream company, Red Cedar Gathering, from 1995 to 2002. In 1990, Mr. Tsuru founded Southwestern Production, an upstream company focused on coal bed methane development in the San Juan Basin, which was sold to ConocoPhillips. He began his career as a drilling and production engineer for TXO Production Corp. in Denver, Colorado where he was part of the team that evaluated the company’s reserves and provided mergers and acquisitions support. Mr. Tsuru holds a Bachelor of Science degree in Petroleum Engineering from the University of Kansas. He serves on the Board of Trustees of KU Endowment. Mr. Tsuru also sits on the boards of the Boy Scouts of America and the Yellowstone Academy, a private Christian school. We believe that Mr. Tsuru’s strong executive management experience, knowledge of the oil and gas industry and diverse background qualifies him for service on our board of directors.

Age: 38 Other Current Public Company Directorships: • Viper Energy, Inc.	KAES VAN’T HOF

Skills and Qualifications:

•   Industry Background

•   Executive Experience

•   M&A/Finance/Capital Markets

•   Financial Reporting/Accounting Experience

•   Environmental, Health, Safety & Sustainability

•   Executive Compensation and Human Capital Management

•   Risk Management

Mr. Van’t Hof has served as our President since February 2022, as our Chief Financial Officer from February 2022 to February 2025, as our Executive Vice President of Business Development from March 2019 to February 2022, as our Senior Vice President of Strategy and Corporate Development from January 2017 to February 2019 and as our Vice President of Strategy and Corporate Development since joining us in July 2016. Mr. Van’t Hof has served as Chief Executive Officer of Viper since February 2025, and as a director of Viper since November 2023. Before joining Diamondback and Viper, Mr. Van’t Hof served as Chief Executive Officer for Bison Drilling and Field Services from September 2012 to June 2016. From August 2011 to August 2012, Mr. Van’t Hof was an analyst for Wexford Capital responsible for developing operating models and business plans, including for our initial public offering, and before that worked for the Investment Banking - Financial Institutions Group of Citigroup Global Markets, Inc. from February 2010 to July 2011. Mr. Van’t Hof was a professional tennis player from May 2008 to January 2010. Mr. Van’t Hof received a Bachelor of Science in Accounting and Business Administration from the University of Southern California. We believe that Mr. Van’t Hof’s leadership within the Company, his management experience and his knowledge of the critical internal and external challenges facing the Company and the oil and natural gas industry as a whole qualify him for service on our board of directors.

Age: 64 Director since: 2011 INDEPENDENT Other Current Public Company Directorships: • Viper Energy, Inc.	STEVEN E. WEST

Skills and Qualifications:

•   Corporate Governance

•   M&A/Finance/Capital Markets

•   Financial Reporting/Accounting Experience

•   Industry Background

•   Environmental, Health, Safety & Sustainability

•   Executive Experience

•   Executive Compensation and Human Capital Management

•   Risk Management

Mr. West has served as a director of the Company since December 2011. Mr. West served as our Chief Executive Officer from January 2009 to December 2011 and as our Chairman of the Board from October 2012 through February 2022. From January 2011 until December 2016, Mr. West was a partner at Wexford Capital LP, or Wexford Capital, focusing on Wexford Capital’s private equity energy investments. From August 2006 until December 2010, Mr. West served as senior portfolio advisor at Wexford Capital. From August 2003 until August 2006, Mr. West was the Chief Financial Officer of Sunterra Corporation, a former Wexford Capital portfolio company. From December 1993 until July 2003, Mr. West held senior financial positions at Coast Asset Management and IndyMac Bank. Prior to that, Mr. West worked at First Nationwide Bank, Lehman Brothers and Peat Marwick Mitchell & Co., the predecessor of KPMG LLP. Since February 2014, Mr. West has also served as Chairman of the Board of Viper Energy, Inc. (Nasdaq: VNOM). From May 2019 through August 2022, he served as Chairman of the Board of Rattler Midstream LP, which was acquired by Diamondback in a merger in August 2022 and is no longer publicly traded. Mr. West holds a Bachelor of Science degree in Accounting from California State University, Chico. We believe Mr. West’s background in finance, accounting and private equity energy investments, as well as his executive management skills developed as part of his career with Wexford Capital, its portfolio companies and other financial institutions qualify him to serve on our board of directors.

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Summary of Director Nominee Core Competencies

The breadth of experience and wide variety of skills, qualifications and viewpoints of the director nominees embody key competencies that our nominating and corporate governance committee considers valuable to effective oversight of the Company. The following chart illustrates how the current board members individually and collectively represent these core competencies. The lack of an indicator for a particular item does not mean that the director does not possess that qualification, skill or experience, as each director is expected to be knowledgeable in all of these areas. The indicator merely represents a core competency that the director nominee brings to our board. For more information about each director nominee, see the individual biographies set forth beginning on page 13 above.

Knowledge, Skills and Experience
Corporate Governance Contributes to the board’s understanding of best practices in corporate governance matters.

Environmental, Health, Safety & Sustainability

Contributes to the board’s oversight and understanding of environmental, health, safety and sustainability issues and their relationship to our business and strategy as we strive to provide the energy necessary for economic growth and social well- being, while securing a stable and healthy environment for the future.

M&A/Finance/Capital Markets

Demonstrates experience in assessment and execution of strategic M&A and capital markets transactions and provides valuable insights into evaluating our capital structure, capital allocation and financial strategy.

Financial Reporting/Accounting Experience Critical to the oversight of our financial statements, internal controls and financial reports.
Government, Legal & Regulatory Contributes to the board’s ability to guide us through government regulations, complex legal matters and public policy issues.

Industry Background

Offers pertinent background and knowledge to the board, providing valuable perspective on issues specific to our business, operations and strategy, including key performance indicators and the competitive environment.

Executive Experience

Demonstrates leadership ability and provides valuable insights into operations and business strategy through a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth.

Executive Compensation and Human Capital Management Contributes to the board’s ability to attract, motivate and retain executive talent.
Risk Management Contributes to the board’s oversight of the identification, assessment and prioritization of significant risks and ensures mitigation strategies are timely adopted.
Technology and Cyber Defense and Protection Contributes to the board’s oversight and understanding of our cyber defense and protection strategy.

Congressional Engagement/National Security

Demonstrates experience with complex organizations with significant national security interests and risk, international relations and interactions, congressional engagement and strategic planning.

Gender
Male
Female
Race/Ethnicity
African American or Black
Asian
Hispanic or Latinx
White
(1)	Board leadership roles defined as the Chairman of the Board, lead independent director and the chairpersons of the four board committees.

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CORPORATE GOVERNANCE MATTERS

— CORPORATE GOVERNANCE HIGHLIGHTS

We believe that effective corporate governance should include regular constructive discussions with our stockholders. We have a proactive stockholder engagement process that encourages feedback from our stockholders. This feedback helps shape our governance practices, which include the best practices described below. For additional discussion of our stockholder engagement and actions that we have taken in response to stockholder feedback, see “Corporate Governance Matters—Stockholder Engagement” on page 30.

Relating to the Board and Governance

•	Enhanced the range of backgrounds, critical skills, perspectives and expertise of our board, including by adding five diverse directors since 2018 (three of which are female and three of which are ethnically diverse)
•	100% of our board committees are chaired by women or ethnically diverse directors
•	~77% of director nominees are independent under the Nasdaq listing standards and SEC rules
•	Active and independent audit, compensation and nominating and corporate governance committees
•	Implemented director overboarding policy limiting service on public company boards and audit committees
•	Independent director meetings in executive sessions led by our lead independent director
•	Adopted and annually evaluate Corporate Governance Guidelines as another step to reinforce our commitment to sound governance practices and policies
•	Annual performance evaluations of the board and its committees as part of their commitment to continuous improvement
•	Each director attended at least 92% of the 2024 board and committee meetings
•	All financially literate audit committee members and three of the five members of the audit committee qualify as financial experts

Relating to Stockholders’ Rights

•	Adopted proxy access bylaw provision
•	Eliminated the 66 2/3% supermajority vote requirements in our charter
•	Provided stockholders with a right to call a special meeting
•	Majority voting to elect directors (for uncontested elections)
•	Mandatory resignation if a majority vote is not received (for uncontested elections)
•	Declassified board of directors
•	Active stockholder outreach with respect to corporate governance, sustainability and executive compensation
•	Maintain both the S&P 500 (weighted twice) and the XOP Index (weighted twice) as peers in our TSR performance peer group
•	Maintain rigorous stock ownership guidelines for non-employee directors and our executives
•	Adopted a comprehensive executive incentive compensation clawback policy that allows for the recoupment and/or forfeiture of certain executive officer incentive compensation and complies with the Nasdaq listing standards implementing Rule 10D-1 of the Exchange Act
•	Maintain robust insider trading policies covering trading in our securities and the securities of our publicly traded subsidiary Viper Energy, Inc. by our directors, executive officers and other employees, also requiring that charitable donations and other gifts by our executive officers and directors be subject to the same open trading window and preapproval requirements as trades in such securities

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Relating to Environment and Safety

•	Commitment to social responsibility with respect to our people, community and environment
•	Adopted Human Rights Policy to reinforce our commitment to conducting our business in a manner that respects and promotes the fundamental rights and dignity of all people
•	Implemented our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions
•	Maintained the weighting of current quantitative environmental and safety performance metrics for determining annual incentive compensation at 25%
•	Released seventh annual Corporate Sustainability Report in September 2024, which included a calculation of our Scope 3 emissions, an assessment of our current portfolio in various low carbon scenarios as outlined by the International Energy Agency and our 2023 EEO-1 Data
•	Adopted a Policy Governing Corporate Political Contributions and publicly disclosed Diamondback’s corporate political contribution activities for each of 2020, 2021, 2022, 2023 and 2024 on our website
•	Received a first-tier score of 87.1% for the 2024 CPA-Zicklin Index of Corporate Political Accountability and Disclosure
•	Maintain active safety, sustainability and corporate responsibility committee of the board of directors

— CORPORATE GOVERNANCE GUIDELINES

The board has adopted our Corporate Governance Guidelines as a way to reinforce its commitment to sound governance practices and policies. These Corporate Governance Guidelines include provisions concerning the following:

•	Role and responsibilities of the board and its committees;
•	Size of the board;
•	Selection, qualifications, independence, responsibilities and tenure of directors;
•	Director resignation process;
•	Selection of chairman of the board and lead independent director;
•	Limits on other public company directorships and audit committee service;
•	Board meetings and agendas;
•	Director access to management and advisors;
•	Executive sessions of independent directors;
•	Director orientation and continuing education;
•	Annual performance evaluations of the board and its committees;
•	Succession planning;
•	Director compensation;
•	Stockholder and third-party communications with the board;
•	Board communications with third parties;
•	Confidentiality;
•	Code of Business Conduct and Ethics; and
•	Conflicts of interest.

Our Corporate Governance Guidelines can be found on our website at www.diamondbackenergy.com under the “Investors—Corporate Governance” caption. You may also obtain copies of the Corporate Governance Guidelines, at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

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Limits on Board Service and Audit Committee Service

Our Corporate Governance Guidelines establish the following limits on our directors serving on public company boards and audit committees:

Director Category	Limits on Public Company Boards and Audit Committee Service, including Diamondback
All Directors	Four Boards
Directors Who Serve as CEO of a Public Company	Two Boards
Directors Who Serve on Audit Committees	Three Audit Committees

Our Corporate Governance Guidelines provide that prior to accepting an invitation to serve on the board of another public company or other for-profit entity or accepting membership of the audit committee of the board of another public company or other for-profit entity, a director must (i) provide timely notice to the chairperson of the nominating and corporate governance committee, with a copy to the Chairman of the Board, the lead independent director and the Corporate Secretary, and (ii) obtain approval from the nominating and corporate governance committee based upon its review of the opportunity in light of factors it deems relevant, including possible conflicts of interest, whether the opportunity would create any legal or regulatory issues, or conflict with any of our corporate governance policies, the director’s status as an independent director and any constraints on the director’s time that would detract from the director’s ability to serve the Company. The nominating and corporate governance committee reviews compliance with our director overboarding policy on an annual basis. All directors are currently in compliance with our director overboarding policy related to limits on board service and audit committee service.

— DIRECTOR QUALIFICATIONS AND NOMINATION PROCESS

Skills and Qualifications We Seek in Directors

As provided by the nominating and corporate governance committee’s charter and our Corporate Governance Guidelines, our nominating and corporate governance committee identifies, evaluates and recommends to our board of directors candidates with the goal of creating a balance of knowledge, experience and diversity.

It is our policy that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of our stockholders. We also require that the members of our board of directors be able to dedicate the time and resources sufficient to ensure the diligent performance of their duties on our behalf, including attending all meetings of the board of directors and applicable committee meetings. We also require that at least a majority of our directors meet the standards of independence promulgated by Nasdaq and the SEC. For a discussion of the core competencies that each director brings to our board, see “Summary of Director Nominee Core Competencies” above on page 19.

Board Refreshment and Diversity

Our nominating and corporate governance committee is committed to continuous improvement and employs a rigorous process to ensure that the composition of the board is diverse, balanced and aligned with the evolving needs of the Company. The board ensures refreshment and continued effectiveness by evaluating the composition of the board on a periodic basis to ensure its composition reflects a range of talents, skills and expertise sufficient to provide sound and prudent guidance with respect to our operations and the interests of our stockholders. In particular, the board seeks to maintain a balance of experience in the areas of accounting and finance, management, leadership and oil and gas related industries as well as other core competencies discussed under “Summary of Director Nominee Core Competencies.”

Additionally, it is our policy that our nominating and corporate governance committee considers diversity in its evaluation of candidates for board membership. To this end, our board believes that diversity with respect to viewpoint, including such that is held by candidates of different gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), should be an important factor in board composition. To reflect this policy and to ensure a competitive recruitment process, our nominating and corporate governance committee, in accordance with its charter, seeks to include diverse candidates in all director searches, taking into account diversity of gender, race, ethnicity, background, age, thought and tenure on our board (in connection with the consideration of the renomination of an existing director), including by affirmatively instructing any search firm retained to assist the nominating and corporate governance committee in identifying director candidates to seek to include diverse candidates from traditional

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and nontraditional candidate groups. In accordance with its charter, our nominating and corporate governance committee also ensures that diversity considerations are discussed in connection with each potential nominee, as well as on a periodic basis in connection with its periodic review of the composition of the board and the size of the board as a whole.

As part of our ongoing commitment to expand the range of talents, skills, expertise and backgrounds on our board, we have increased the size of our board of directors from six to 13 over the course of the last five years and, in the last seven years otherwise engaged in significant board refreshment efforts, enhancing and diversifying the skill set of our board of directors in the areas of risk management across energy and other industries and the government sector, national security and cybersecurity, sustainability and governance, regulatory and legal compliance. Currently, half of our board leadership roles are held by female directors and one board leadership role is held by one ethnically diverse director. Overall, 100% of our board committees are chaired by gender or ethnically diverse directors.

How We Select our Director Nominees

The board is responsible for nominating directors and filling vacancies that may occur between annual meetings, based upon the recommendation of our nominating and corporate governance committee. The nominating and corporate governance committee considers the Company’s current needs and long-term and strategic plans to determine the skills, experience and characteristics needed by our board. The nominating and corporate governance committee then identifies, considers and recommends director candidates to the board in light of its commitment to board improvement, refreshment and diversity discussed above. Generally, the committee identifies candidates through the business and organizational contacts of our advisors, directors and management team and through the use of third-party search firms.

The nominating and corporate governance committee, in accordance with its charter and our Corporate Governance Guidelines, takes into consideration the key qualifications and skills described above when evaluating candidates. The nominating and corporate governance committee also considers whether potential candidates will likely satisfy independence standards for service on the board and its committees and the number of public boards on which the candidate already serves.

As described above, pursuant to the terms of the Stephens Stockholders Agreement, the Stephens Stockholders currently have the right to designate four individuals to serve on our board of directors. Following the closing of the Endeavor Merger, the Stephens Stockholders have designated Darin G. Holderness, Charles A. Meloy, Robert K. Reeves and Lance W. Robertson to serve on our board of directors.

Stockholder Nomination of Candidates and Proxy Access

Under the Company’s bylaws, we provide proxy access, permitting a stockholder, or a group of up to 20 eligible stockholders, that has continuously owned for no less than three years at least 3% of our outstanding common stock, to nominate and include in our proxy materials up to the greater of two directors and 20% of the number of directors currently serving on the Company’s board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws.

Stockholders who wish to submit a director nomination proposal, but who do not wish to have such nomination included in the Company’s proxy materials, must notify the Company in writing of the information required by the provisions of our bylaws dealing with such stockholder proposals.

See “Stockholder Proposals” on page 101 for additional detail and deadlines regarding submitting director nominees.

Majority Voting

To be elected in uncontested elections such as this one, a director must receive a majority of the votes cast with respect to that director at the meeting. Our bylaws and Corporate Governance Guidelines provide that if the number of shares voted “FOR” a nominee who is serving as a director (an incumbent) does not exceed the votes cast “AGAINST” that director, he or she will tender his or her resignation to the board. The board will evaluate whether to accept or reject such resignation, or whether other action should be taken. Within 90 days of the certification of the stockholder vote, the board is required to decide whether to accept the resignation and publicly disclose its rationale for the decision.

In a contested election, where the number of nominees exceeds the number of directors to be elected, the required vote would be a plurality of votes cast, which means that the directors receiving the largest number of “FOR” votes will be elected in such contested election.

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— DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines provide that a majority of the board of directors must be “independent” in accordance with Nasdaq listing standards. Our board of directors has determined that each of our director nominees, except for Travis D. Stice, Charles A. Meloy and Kaes Van’t Hof, meets the standards regarding independence set forth in the Nasdaq listing standards and the applicable SEC rules and is free of any relationship which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as directors of the Company. As a result, 10 out of 13 of our director nominees are independent under the Nasdaq listing standards.

Our board of directors has determined that each current member of the audit committee is independent for purposes of serving on such committee under the Nasdaq listing standards and the applicable SEC rules. In addition, our board of directors has determined that each current member of the audit committee is financially literate under the Nasdaq listing standards and that each of Mr. Plaumann, Mr. Holderness, Mr. Houston and Ms. Mains qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Immediately following Mr. Houston’s retirement at this Annual Meeting, the audit committee will consist of five independent directors and will have three audit committee financial experts.

Our board of directors has also determined that each member of the compensation committee and the nominating and corporate governance committee meets the independence requirements applicable to those committees under the Nasdaq rules. In addition, our board of directors determined that each member of our compensation committee is a “non-employee director” in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act).

Although Nasdaq does not set independence standards for the safety, sustainability and corporate responsibility committee, our board of directors values the importance of independence of each board committee, and following the conclusion of this Annual Meeting, our safety, sustainability and corporate responsibility committee will consist of all but one independent directors.

Executive Sessions of Independent Directors

Our independent directors have the opportunity to meet in an executive session following each regularly scheduled meeting of the board of directors and its committees. Ms. Trent, our lead independent director, presides over executive sessions of the board of directors, and the committee chairpersons, each of whom is independent, preside over executive sessions of the committees. Our independent directors met in an executive session six times in 2024.

— BOARD LEADERSHIP STRUCTURE

In February 2022, Mr. Stice assumed the role of Chairman of the Board. In February 2025, the Company announced a leadership transition plan, pursuant to which Mr. Stice, who has led the Company as Chief Executive Officer since January 2012 and joined the board of directors in November 2012 following the Company’s initial public offering, will step down as Chief Executive Officer at the conclusion of the Annual Meeting. At that time, Mr. Stice will transition to Executive Chairman of the Board, and Kaes Van’t Hof, current President of the Company, will succeed Mr. Stice as Chief Executive Officer. In accordance with our Corporate Governance Guidelines, if the Chairman of the Board is otherwise not independent under Nasdaq listing standards, our board of directors is required to designate a lead independent director to complement the Chairman of the Board’s role and to serve as the principal liaison between our independent directors and the Chairman of the Board. In February 2022, our board of directors enhanced the role of our current lead independent director, Ms. Trent, to provide effective independent leadership to our board of directors through her clearly defined and robust set of responsibilities, which include the following:

•	the authority to preside at all meetings of our board at which the Chairman of the Board is not present;
•	the authority to call meetings of the independent directors, and chair all meetings of the independent directors, including executive sessions;
•	serving as the primary liaison between the Chairman of the Board and our independent directors;
•	coordinating the annual performance reviews of the Chairman of the Board and Chief Executive Officer;
•	providing input with respect to meeting schedules, agendas and the information furnished to our board to ensure our board has adequate time and information for discussion;
•	being available for consultation and direct communication with major stockholders, as appropriate; and
•	having such other duties as may be from time to time designed by our board.

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Our board of directors believes that its current leadership structure, as well as the leadership structure that will be in place immediately following the Annual Meeting, best serves the interests of our stockholders because it provides an appropriate balance between strategy development and independent oversight of management. Our board of directors regularly reevaluates the board’s leadership structure as part of its evaluation and refreshment process and also considers stockholder feedback on the topic.

We believe that our directors bring a broad range of leadership experience to the boardroom and regularly contribute to the thoughtful discussion involved in effectively overseeing the business and affairs of the Company. In addition, we believe that the atmosphere of our board is collegial, that all board members are well engaged in their responsibilities, and that all board members express their views and consider the opinions expressed by other directors. Eleven of the current 13 directors on our board are independent under the Nasdaq listing standards and the applicable SEC rules, and following the retirement of Mr. Houston who is not seeking re-election at the Annual Meeting and the election of Mr. Van’t Hof who is being nominated for election at the Annual Meeting, there will be 10 out of 13 independent directors under the Nasdaq listing standards and the applicable SEC rules.

We also believe that all of our independent directors have demonstrated leadership in business enterprises and other large organizations and are familiar with board processes. Our independent directors are involved in the leadership structure of our board by serving on our audit, compensation, nominating and corporate governance, or safety, sustainability and corporate responsibility committees, each having a separate independent chairperson. Specifically, the chairperson of our audit committee oversees the accounting and financial reporting processes, compliance with legal and regulatory requirements and our cybersecurity strategy. The chairperson of our compensation committee oversees the annual performance evaluation of our Chief Executive Officer and our compensation policies and practices and their impact on risk and risk management. The chairperson of our nominating and corporate governance committee monitors matters such as the composition of the board and its committees, board performance and best practices in corporate governance. The chairperson of our safety, sustainability and corporate responsibility committee provides leadership with respect to best practices in the areas of environmental, safety, human capital, sustainability and corporate and social responsibility. As such, each committee chairperson provides independent leadership for purposes of many important functions delegated by our board of directors to such committee.

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— BOARD MEETINGS, COMMITTEES AND MEMBERSHIP

In 2024, our board of directors met 10 times, in person or, remotely via electronic or telephonic means. In addition to these meetings, the board of directors adopted resolutions by unanimous written consent. In 2024, each director attended at least 92% of the meetings of the board of directors and the meetings of the committees on which he or she served. To the extent a director was unable to attend a meeting in 2024, he or she met telephonically with members of senior management to receive a report regarding the materials reviewed at the meeting.

Recognizing that director attendance at our Annual Meeting can provide our stockholders with an opportunity to communicate with directors about issues affecting the Company, we actively encourage our directors to attend the Annual Meeting of Stockholders. All director nominees who served as directors of the Company as of June 6, 2024, attended our 2024 Annual Meeting of Stockholders in person.

Board Committee Membership

The table below shows the membership of each of the board’s committees, as well as information about each committee’s principal functions.

Audit Committee

Members	Principal Functions		Number of Meetings in 2024
Stephanie K Mains* Vincent K. Brooks Darin G. Holderness** David L. Houston*** Mark L. Plaumann Robert K. Reeves****	•	Reviews and discusses with management, the Company’s independent auditors and the Company’s independent Sarbanes-Oxley compliance and internal audit advisors, regarding the integrity of our accounting policies, internal controls, financial statements, accounting and auditing processes and risk management compliance, including cybersecurity risks.	Four
	•	Monitors and oversees our accounting, auditing and financial reporting processes generally, including the qualifications, independence and performance of the independent auditor.
	•	Monitors our compliance with legal and regulatory requirements.
	•	Establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
	•	Reviews and approves related party transactions.
	•	Appoints, determines compensation, evaluates and terminates our independent auditors.
	•	Pre-approves audit and permissible non-audit services to be performed by the independent auditors.
	•	Annually reviews and discusses the Company’s year-end reserves with management and Ryder Scott, the Company’s independent third-party reserve auditor.
	•	Prepares the report required by the SEC for the inclusion in our annual proxy statement.
	•	Reviews and reassesses the adequacy of the audit committee charter on a periodic basis.
	•	Inform our independent auditors of the audit committee’s understanding of significant relationships and transactions with related parties and review and discuss with our independent auditors the auditors’ evaluation of our identification of, accounting for and disclosure of our relationships and transactions with related parties, including any significant matters arising from the audit regarding our relationships and transactions with related parties.
	•	Conducts an annual performance evaluation of the committee.
*	Committee Chairperson. Ms. Mains was appointed Committee Chairperson effective as of October 1, 2024.
**	Mr. Holderness was appointed to serve on the audit committee effective as of February 3, 2025.
***	Mr. Houston has determined to retire and not stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after this Annual Meeting.
****	Mr. Reeves was appointed to serve on the audit committee effective as of September 10, 2024.

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Compensation Committee

Members	Principal Functions		Number of Meetings in 2024
Melanie M. Trent* Stephanie K. Mains Mark L. Plaumann Robert K. Reeves** Frank D. Tsuru	•	Oversees and administers our executive compensation policies, plans and practices and evaluates their impact on risk and risk management.	Four
	•	Periodically reviews the compensation plans and policies for employees generally.
	•	Discharges the board of directors’ responsibilities relating to the compensation and evaluation of annual performance of our Chief Executive Officer and other executive officers.
	•	Periodically reviews with the Chief Executive Officer our succession plan for other members of senior management.
	•	Where appropriate or required, makes recommendations to our stockholders with respect to incentive compensation and equity-based plans.
	•	Reviews, approves and administers our Executive Annual Incentive Compensation Plan, including the establishment of performance criteria and targets which provide for cash awards under such plan.
	•	Reviews, approves and administers our equity-based compensation plans, including the grants of stock options, restricted awards and other equity awards under such plans.
	•	Makes recommendations to our board of directors with respect to director compensation.
	•	Periodically reviews the adequacy of our stock ownership guidelines for our Chief Executive Officer, other executive officers and directors, recommends any amendments of the stock ownership guidelines to our board of directors and annually monitors compliance with such guidelines.
	•	Conducts a periodic performance evaluation of the committee.
	•	Reviews disclosure related to executive compensation in our proxy statement.
	•	Reviews and reassesses the adequacy of the compensation committee charter.
	•	Advises the board of directors regarding the stockholder advisory vote on executive compensation and golden parachutes, including the frequency of such votes.
	•	Administers our clawback policy in compliance with Rule 10D-1 under the Exchange Act and the Nasdaq listing standards, including the ability to amend, modify or terminate such policy, or to the extent the board of directors or the audit committee has determined that an accounting restatement is necessary, reviews and considers whether such restatement requires recoupment of incentive-based compensation received by current or former executive officers and other employees, in accordance with the terms of such policy.
	•	Reviews and considers the stockholder advisory vote on executive compensation when determining policies and making decisions on executive compensation.
	•	Has the sole authority to appoint, compensate and oversee work of any compensation consultant and other advisors with respect to executive compensation and assistance with other charter responsibilities and determines any conflict of interest with such compensation consultant.
*	Committee Chairperson. Ms. Trent was appointed Committee Chairperson effective as of October 1, 2024.
**	Mr. Reeves was appointed to serve on the compensation committee effective as of September 10, 2024.

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Nominating and Corporate Governance Committee

Members	Principal Functions		Number of Meetings in 2024
Vincent K. Brooks* Mark L. Plaumann Robert K. Reeves** Melanie M. Trent	•	Assists the board of directors in developing criteria for, identifying and evaluating individuals qualified to serve as members of our board of directors.	Two
	•	Identifies and recommends director candidates to the board of directors to be submitted for election at the Annual Meeting and to fill any vacancies on the board of directors.
	•	Conducts and oversees the self-evaluation of the board of directors and each of its committees and reporting such results to the board of directors.
	•	Evaluates candidates for board of directors’ membership, including those recommended by stockholders of the Company.
	•	Periodically reviews and makes recommendations regarding the composition and size of the board of directors and each of its committees.
	•	Reviews and makes recommendations to the board of directors regarding significant stockholder concerns and stockholder proposals related to corporate governance matters.
	•	Annually reviews and reassesses the adequacy of the Company’s Corporate Governance Guidelines and recommends any proposed changes to the board of directors for approval.
	•	Periodically reviews and reassesses the adequacy of the Company’s Certificate of Incorporation, Bylaws, and other corporate governance related documents and recommends any proposed changes to the board of directors for approval.
	•	Conducts an annual performance evaluation of the committee.
	•	Reviews and reassesses the adequacy of the nominating and corporate governance committee charter on an annual basis and recommends any proposed changes to the board of directors for approval.
*	Committee Chairperson.
**	Mr. Reeves was appointed to serve on the nominating and corporate governance committee effective as of September 10, 2024.

Safety, Sustainability and Corporate Responsibility Committee

Members	Principal Functions		Number of Meetings in 2024
Rebecca A. Klein* Vincent K. Brooks David L. Houston** Charles A. Meloy*** Frank T. Tsuru	•	Periodically reviews and discusses with management the Company’s strategy, policies, practices and public disclosures regarding environmental and safety matters, makes related recommendations to the board of directors and conducts any necessary investigations or studies.	Two
	•	Oversees management’s monitoring and adherence to the Company’s policies on environmental and safety matters and the quality of the Company’s procedures and disclosure for identifying, assessing, monitoring and managing the principal environmental, health, safety, social, reputational and climate change-related risks in the Company’s business.
	•	Reviews and advises the Board on (i) the establishment of appropriate targets and goals with respect to environmental and safety matters for the Company and related public reporting; (ii) the evaluation of the Company’s performance with respect to the achievement of such goals and (iii) whether the Company should seek external assurance of its data with respect to environmental and safety matters.
	•	Considers and recommends to the Board regarding current and emerging political, social, environmental and climate change-related trends, major legislative and regulatory developments and other public policy issues that are reasonably likely to affect the business operations, performance or public image of the Company.
	•	Annually reviews and discusses with management the Company’s (i) policies and contributions related to corporate charitable and philanthropic activities, (ii) policies and expenditures related to public policy advocacy efforts, including political contributions directly from the Company and its political action committees, trade association memberships and lobbying activities, and (iii) human capital programs related to recruiting, retention, training and development, including policies promoting diversity, inclusion and human and workplace rights.
	•	Reviews the Company’s annual Corporate Sustainability Report.
	•	Conducts an annual performance evaluation of the committee.
	•	Reassesses and reports to the board of directors on the adequacy of the committee charter.
*	Committee Chairperson. Ms. Klein was appointed Committee Chairperson effective as of October 1, 2024.
**	Mr. Houston has determined to retire and not stand for re-election at this Annual Meeting, and his term as a director and committee member will expire immediately after this Annual Meeting.
***	Mr. Meloy was appointed to serve on the safety, sustainability and corporate responsibility committee effective as of September 10, 2024.

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Committee Charters

The charters for our audit committee, compensation committee, nominating and corporate governance committee and safety, sustainability and corporate responsibility committee can be found on our website at www.diamondbackenergy.com under the “Investors—Corporate Governance” caption. You may also obtain copies of these charters at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

— ANNUAL BOARD AND COMMITTEE EVALUATIONS

The board is committed to continuous improvement with respect to its ability to carry out its responsibilities. In accordance with our Corporate Governance Guidelines, the board and each of its committees annually conduct a comprehensive evaluation process. These board and committee evaluations are a critical tool in assessing the composition and effectiveness of the board and each of its committees and presents an opportunity to identify areas of strength and areas capable of improvement. Our nominating and corporate governance committee oversees the annual board and committee evaluation process which is described in more detail below.

Our board and committee written evaluations cover the following topics:

•	board and committee responsibilities and effectiveness;
•	board and committee size, structure and composition, including assessment of skills, experience, diversity, occupational and personal backgrounds;
•	board culture and dynamics, including the effectiveness of discussion and debate at board and committee meetings;
•	strategic planning and oversight;
•	the quality of board and committee agendas and meeting materials
•	access to resources, including management and outside advisors; and
•	board and individual committee performance.

1 Review of Board and Committee Evaluation Process

The nominating and corporate governance committee annually reviews the scope and format of the board and committee evaluation process. In 2024, the nominating and corporate governance committee maintained its practice of incorporating feedback received from individual director interviews and interviews with members of senior management.

2 Board and Committee Evaluation Questionnaires

Each director completes an anonymized written evaluation questionnaire that cover the topics addressed above for the board and each committee on which the director serves. Upon completion, our Chief Legal and Administrative Officer provides the completed questionnaires and associated feedback to the lead independent director and the chairperson of the nominating and corporate governance committee.

3 Individual Director and Senior Management Interviews

The lead independent director and the chairperson of the nominating and corporate governance committee conduct in-depth interviews with each director and certain members of senior management as part of the board and committee evaluation process. These candid discussions enable each director to discuss his or her questionnaire responses and to provide direct and honest feedback regarding board and committee composition, effectiveness and performance.

4 Review of Feedback

During an executive session of the board, the directors review, analyze and discuss the aggregated, anonymized questionnaire responses for the board and each of its committees and feedback from the individual director interviews. The lead independent director and the chairperson of the nominating and corporate governance committee also met separately with the Chairman of the Board to review the feedback.

5 Implementation of Feedback

Policies and practices are enhanced because of the annual board and committee evaluations, individual director interviews and ongoing feedback. The board considers the results of the evaluations to assess whether the board and its committees have the necessary diversity of skills, backgrounds and experiences to meet the Company's needs and to further enhance the effectiveness of the board and its committees over time.

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— THE BOARD’S ROLE IN RISK OVERSIGHT

As an exploration and production company, we face a number of risks, including risks associated with supply of and demand for oil and natural gas, volatility of oil and natural gas prices, exploring for, developing, producing and delivering oil and natural gas, declining production, environmental and other government regulations and taxes, weather conditions that can affect oil and natural gas operations over a wide area, adequacy of our insurance coverage, political instability or armed conflict in oil and natural gas producing regions and the overall economic environment. Management is responsible for the day-to-day management of risks we face as a company, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our board of directors meets regularly with our executive officers to discuss strategy and risks facing the Company. Our executive officers regularly attend our board meetings and are available to address any questions or concerns raised by the board on risk management-related and any other matters. Other members of our management team periodically attend the board meetings or are otherwise available to confer with our board to the extent their expertise is required to address risk management matters. Periodically, our board of directors receives presentations from senior management on strategic matters involving our operations. During such meetings, our board of directors also discusses strategies, key challenges, and risks and opportunities for the Company with senior management.

Committee Risk Oversight Responsibilities

While our board of directors is ultimately responsible for enterprise-wide risk oversight, the board’s four committees assist the board in fulfilling its oversight responsibilities in certain areas of risk.

The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management, including with respect to cybersecurity, which plays an integral role in our risk management strategy and continues to be an area of increasing focus for our board, the audit committee and our management team. For additional information, see “Cybersecurity Risk Management and Governance” on page 36.

The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

The nominating and corporate governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with the board’s organization, membership and structure and corporate governance.

The safety, sustainability and corporate responsibility committee assists the board in fulfilling its oversight responsibility over management’s monitoring and adherence to the Company’s policies on sustainability and governance matters and the quality of the Company’s procedures for identifying, assessing, monitoring and managing the principal environmental, health, climate change, human capital, safety and social risks in the Company’s business.

— STOCKHOLDER ENGAGEMENT

We value the views of our stockholders and embrace active stockholder engagement as an important tenet of good governance. Because positive and ongoing dialogue builds informed relationships that promote transparency and accountability, members of senior management engage with our stockholders on a year-round basis, including proactive outreach as well as responsiveness to specific areas of focus. Information and feedback received through our engagement activities is shared with our board, which helps inform its decisions. In response to feedback obtained during our stockholder outreach efforts, the following past actions, some of which had already been independently considered for implementation by our board of directors or committees, were undertaken:

•	Our board of directors amended our bylaws to provide our stockholders with proxy access;
•	Our board of directors also previously amended our bylaws to provide for the majority vote requirement to elect directors to our board, which replaced the prior plurality voting standard applicable to our director election;
•	Amended our charter to eliminate the 66 2/3% supermajority vote requirements;
•	Amended our governing documents to provide stockholders with the right to call a special meeting;

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•	Our board of directors and the nominating and corporate governance committee approved enhancements to the nominating committee charter and director nomination process that focused on increasing the size of the board and number of independent directors, with a supermajority of the board currently being independent;
•	We increased the size and enhanced the ethnic and gender diversity and skill set of our board of directors, adding five diverse candidates between April 2018 and July 2022, currently representing 38% of our board of directors (three female directors and three ethnically diverse directors based on information self-identified by each director of the Company);
•	Our board of directors created the safety, sustainability and corporate responsibility committee focused on sound strategy and best policies and practices regarding environmental, safety, human capital and social responsibility matters;
•	Our board of directors adopted and annually evaluates Corporate Governance Guidelines as an additional step to reinforce our commitment to prudent corporate governance practices and policies;
•	The compensation committee eliminated single-trigger change of control provisions in all Company equity awards granted since the beginning of 2018;
•	The compensation committee enhanced the disclosure of targets and goals for performance-based awards, the discussion of equity award process for our named executive officers and the underlying rationale for such awards;
•	The compensation committee added return on average capital employed and environmental and safety goals among metrics for determining cash performance awards beginning in 2020 and maintained the weighting attributable to the environmental and safety component of our annual incentive metrics at 25% for 2024;
•	Our board of directors implemented and maintains rigorous stock ownership and retention guidelines for our executive officers and non-employee directors;
•	Our board of directors adopted a comprehensive executive incentive compensation clawback policy compliant with Nasdaq listing standards and implementing Rule 10D-1 of the Exchange Act;
•	We adopted a Human Rights Policy; and
•	We adopted a Policy Governing Corporate Political Contributions.

During 2024 and through the first quarter of 2025, we continued our stockholder outreach efforts and solicited feedback on our executive compensation programs, corporate governance, human capital programs and strategies, corporate responsibility, environmental and sustainability matters and other important issues. We initiated contact with stockholders representing approximately 63% of our outstanding shares as of June 30, 2024. Our Chairman of the Board and Chief Executive Officer, President and other key members of Company senior management spoke with stockholders representing approximately 38% of our outstanding shares as of June 30, 2024, including five of our 10 largest stockholders. In addition, members of Company senior management attended approximately 19 virtual or in person investor conferences and hosted approximately 10 virtual or in person bus tours. We also discussed certain topics noted above with other investors during investor presentation events and earnings and other investor calls throughout the year.

These discussions have provided us an opportunity to further explore issues important to us and our stockholders, including corporate governance policies, human capital programs and strategies, executive compensation and corporate sustainability and environmental policies. In 2024, approximately 96.5% of votes cast by our stockholders were in favor of our say-on-pay proposal. Although this vote demonstrates substantial support of our executive compensation programs, representatives of our board and management team continued to undertake stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. We look forward to continued engagement with stockholders throughout the year so that we can incorporate their ideas to further strengthen our executive compensation programs, continue our commitment to environmental and sustainability matters, improve our disclosure practices and enhance our governance practices.

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— CODE OF BUSINESS CONDUCT AND ETHICS

Our board of directors previously adopted a Code of Business Conduct and Ethics designed for directors and employees to ensure clarity regarding our expectations. This code was further updated to reflect additional policies and enhancements in February 2024. Our Code of Business Conduct and Ethics embodies our commitment to conduct our businesses in accordance with our core values, all applicable laws, rules and regulations and the highest ethical standards. Our Code of Business Conduct and Ethics applies to all directors, executive officers, including the Chief Executive Officer, the Chief Financial Officer, principal accounting officer and controller and persons performing similar functions, and all other employees. Our Code of Business Conduct and Ethics covers various topics including, among others, public disclosure, conflicts of interest, equal employment, fair dealing, anti-discrimination, anti-harassment, confidentiality, data privacy, cybersecurity, intellectual property, political activity and contributions, environmental responsibility, human rights, health and safety, transactions with vendors and gifts and the limited process for waivers. Our Code of Business Conduct and Ethics is also focused on compliance with applicable laws, rules and regulations, governing, among others, insider trading, anti-trust, anti-corruption, anti-bribery, anti-money laundering, anti-boycott and export controls, and establishes reporting and complaint procedures, including an anonymous hotline, for any irregularities or violations, including with respect to accounting, internal control and auditing matters. Our Code of Business Conduct and Ethics is posted on our website under the “Investors-Corporate Governance” caption. You may also obtain copies of our Code of Business Conduct and Ethics at no charge to you, by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

— TRADING IN COMPANY SECURITIES

We have adopted general and supplemental insider trading policies that govern transactions in securities by our directors, executive officers and other employees. We believe these policies are reasonably designed to promote compliance with applicable insider trading laws, rules and regulations, and Nasdaq listing standards. Our general insider trading policy prohibits our directors, officers and employees from engaging in hedging transactions, trading in puts or calls or engaging in short sales with respect to Company securities and securities of the Company’s publicly traded subsidiary Viper Energy, Inc. (“Viper”). Under our supplemental insider trading policy, directors, executive officers and certain “designated persons” are also prohibited from holding such securities in a margin account or otherwise pledging such securities as collateral for a loan. Additionally, directors, executive officers and certain other “designated persons” are only allowed to trade in, donate or otherwise gift Company or Viper securities, as applicable, during the applicable designated trading windows, and must obtain approval from our compliance officer prior to any such trade, donation or gift, except such restrictions do not generally apply to transactions under any pre-arranged trading plans meeting the requirements of SEC Rule 10b5-1(c). Our general and supplemental insider trading policies were filed as Exhibit 19.1 and 19.2, respectively, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

— COMMUNICATIONS WITH THE BOARD

Individuals may communicate with our board of directors or individual directors by writing to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701. Our Corporate Secretary will review all such correspondence and forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, relates to the functions of our board of directors or any committee thereof or that he otherwise determines requires their attention. Directors may review a log of all such correspondence received by us and request copies. Concerns relating to accounting, internal control over financial reporting or auditing matters will be immediately brought to the attention of the chairperson of the audit committee and handled in accordance with the audit committee procedures established with respect to such matters.

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— DIRECTOR COMPENSATION

Members of our board of directors who are also officers or employees of the Company do not receive compensation for their services as directors. Further details regarding our director compensation in 2024 are set forth under the heading “Compensation Tables—2024 Director Compensation.”

— CORPORATE RESPONSIBILITY AND SUSTAINABILITY

As an oil and gas company, we understand that we have the potential to make a uniquely positive impact in the world. We provide affordable, domestically produced energy that helps run our homes, businesses, transportation networks and other key components of our economy. As we continue to provide a critical product that contributes to economic growth and society, we view the connection between responsible operations and business success a fundamental necessity. We are committed to the safe and responsible development of our resources in the Permian Basin. We operate in the same areas in which the overwhelming majority of our employees and their families live and are dedicated to preserving and protecting the environment for the benefit of our stockholders, employees, our community and other stakeholders.

We have identified key areas of focus, including energy, emissions, waste and spills, water use, compliance, health and safety, training and education, human capital and community, and have described below certain of our efforts relating to these areas. We have also established the safety, sustainability and corporate responsibility committee of our board of directors that oversees, among other things, our management’s monitoring and adherence to our policies on environmental responsibility and sustainability matters and the quality of our procedures for identifying, assessing, monitoring and managing the principal environmental, health, climate change, human capital, safety and social risks in our business. Our safety, sustainability and corporate responsibility committee also provides leadership with respect to best practices in environmental responsibility, sustainability and corporate and social responsibility.

In 2019, Diamondback set ambitious medium-term environmental targets with respect to reduction of Scope 1 GHG intensity and methane intensity. At the time, we set these goals with what we believed to be an informed view of our future operations and regulatory framework. Since the time the Company set these goals, we have executed multiple, large acquisition transactions that have added significant new assets to our operations, and the Company was historically able to maintain a path toward achieving these targets. In the past year, however, the regulatory framework for environmental reporting standards has dramatically changed. Under the new reporting framework, certain emissions factors were significantly increased, and such new factors result in emissions outcomes being recalculated at higher levels that do not align with the assumptions underlying the targets the Company set in 2019. These regulatory framework changes, as well as the significant impact of the Endeavor Merger on our asset base, impacted our ability to achieve the medium-term targets we established in 2019. The Company is currently reviewing the regulatory changes in the context of our combined asset base and intends to set new medium-term environmental targets that we expect to publish in our 2025 Corporate Sustainability Report later this year. We are proud of the progress we have made in the past five years and are excited to build upon that progress as we integrate the Endeavor assets into our operations.

To further underscore our commitment to carbon neutrality, we have maintained our “Net Zero Now” initiative under which we strive to produce every hydrocarbon molecule with zero net Scope 1 emissions. We have also maintained our targets to (i) reduce combined Scope 1 and 2 GHG intensity by at least 50% from 2020 levels by 2030 and (ii) eliminate routine flaring (as defined by the World Bank) by 2025.

Commitment to Environmental Responsibility

We are committed to exploration, exploitation, acquisition and production of oil, natural gas and natural gas liquids in an environmentally responsible manner and in compliance with applicable federal, state and local laws, including laws regulating emissions of greenhouse gases, such as methane. We take actions beyond those required by law to reduce methane emissions, use an increasing percentage of non-potable water and make significant investments in infrastructure to reduce environmental impact.

In keeping with that commitment, our overall approach includes these key activities:

•	Investing in and implementing the best available control technology (BACT) and innovative methods for drilling and completing wells, which has allowed us to achieve the same or improved results with less proppant, fewer wells and a greatly reduced environmental footprint;
•	Minimizing our environmental impact and improving safety for all stakeholders;
•	Joining, and receiving the Gold Standard for our first year of reporting in, the Oil & Gas Methane Partnership 2.0 (OGMP 2.0), the flagship oil and gas methane reporting and mitigation program of the United Nations Environment Programme;

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•	Implementing our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions;
•	Purchasing carbon credits to offset the remaining emissions to the extent our GHG and methane intensity reduction efforts do not eliminate our Scope 1 GHG emissions;
•	Achieving and exceeding our 2025 goal to source over 65% of our water used for drilling and completion operations from recycled sources in both 2023 and 2024;
•	Maintaining the commitment to reduce combined Scope 1 and Scope 2 GHG intensity by at least 50% from 2020 levels by 2030;
•	Maintaining the commitment to eliminate routine flaring (as defined by the World Bank) by 2025;
•	Motivating our executive team, senior management and all of our employees to strive to achieve measurable targets and goals with respect to flaring associated with the Company’s operations, water recycling, GHG emission intensity and produced liquids spills; maintained the weighting of current environmental and safety performance metrics in the 2024 short-term annual incentive compensation plan at 25%;
•	Minimizing use of potable water in our operations;
•	Safely transporting oil and gas and minimizing impacts from air emissions, flared gas and spills;
•	Maximizing fluid transportation via pipelines rather than diesel powered trucks;
•	As part of our flare reduction and mitigation strategy for non-routine flaring, we (i) include performance-based incentives and penalties related to flaring in our midstream contracts and (ii) negotiated downstream commitments and other offload arrangements;
•	Replacing natural gas-controlled pneumatic devices on some of our older tank batteries with air-controlled pneumatic devices when operationally feasible and pursued initiatives to install air-controlled pneumatic devices on new tank batteries;
•	Holding quarterly meetings with engineering staff and field personnel to review engineering design changes to help us better capture GHG emissions moving forward;
•	Continuing to electrify many of our gas compression services and equipment;
•	Constructing and operating company-owned electric substations to better own our destiny and limit use of local generation;
•	Continuing to upgrade large horizontal tank batteries with BACT to reduce tank-related emissions;
•	Continuing efforts to tie-in flare monitoring to our tank battery SCADA systems; and
•	Continued to grow our inventory of wells drilled by rigs on electricity supplied directly from power lines, and in Q1 2025, completed approximately 80% of our wells with electric frac operations.

Commitment to Human Capital

Our strategy of operational excellence is achieved by our people through our disciplined and intended culture of clarity, efficiency, and inclusion. We are extremely committed to our culture which is built upon the solid foundation of our five core values: leadership, integrity, excellence, people, and teamwork. We understand our performance success is based upon not just what we do, but how we do it. Therefore, we set a high bar for all of our employees in terms of how they operate and interact, both within the office and out in the field. We challenge them to ensure all people are treated with dignity and respect. The key elements of our human capital programs and strategies are described below.

Oversight by Board of Directors

Our board of directors provides oversight of our human capital strategies with the assistance of its board committees, specifically the safety, sustainability, and corporate responsibility committee and the compensation committee. Our safety, sustainability, and corporate responsibility committee is responsible for the oversight of our human capital programs related to recruiting, retention, training, and development. The safety, sustainability, and corporate responsibility committee receives regular updates from our executive leadership, senior management and third-party consultants on human capital trends and other key human capital matters impacting our business. We believe our board’s oversight of these matters helps the Company identify and mitigate exposure to human capital risks.

Commitment to Protecting People

Our organizational culture fosters teamwork and open dialogues about work practices, which includes putting safety first. Whether it is minimizing workplace incidents or preparing for the unexpected, we continue to make protecting our people a fundamental component of our corporate responsibility efforts. We maintain a formal health and safety program that includes employee training and new hire

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orientation on a variety of environmental and safety topics, including proper reporting. We also ensure our employees have all necessary equipment to operate safely. Employees undergo significant training and education each year to become knowledgeable on regulatory compliance, industry standards and innovative opportunities to effectively manage the challenges of developing our resources. In light of the nature of our work and the locations of some sites in and near communities, we also proactively prepare for the unexpected by developing emergency response plans to cover potentially hazardous situations.

For 2024, we also continued to demonstrate our commitment to safety by maintaining a performance metric in our annual incentive compensation scorecard that measures our total recordable incident rate. Our health, safety and environmental organization currently has full-time, field-dedicated coordinators to monitor facilities and help prevent potential issues.

Equal Opportunity, Recruiting and Retention

Fair, consistent and equitable treatment of our employees is core to how we manage our dedicated workforce. Our employment decisions are based on merit, qualifications, competencies, and contributions. We actively seek to attract and retain top talent and continue to cultivate a respectful work environment. We value the perspectives, experiences and ideas contributed by our employees from a wide range of ethnic, cultural and ideological backgrounds. As of December 31, 2024, over 24% of our employees were women, and more than 42% of our employees self-identified as ethnic minorities. We again publicly disclosed our 2023 Equal Employment Opportunity (EEO-1) data as of December 31, 2023 in our 2024 Corporate Sustainability Report published in September 2024.

In 2024, we took various actions to expand our recruitment efforts, particularly in our college recruitment and internship programs. We collaborated with several student organizations to reinforce this inclusive initiative, which will continue in the future. In addition, we have focused on recruiting experienced hires to target and retain top industry talent. We have historically had a low annual attrition rate, representing approximately 15% in 2024, despite the challenging labor market and increased competition for talent. We believe that our low attrition rate is in part a result of our corporate culture focused on diversity and inclusion, teamwork and commitment to employee development and career advancement discussed in more detail below.

Total Reward – Performance Based Compensation

We value results and believe in recognizing and rewarding performance. Our comprehensive total reward compensation philosophy is rooted in a real-time market-based approach, where we reward and recognize value creation and cultural alignment. We participate in industry-specific benchmarking surveys ensuring comparison points against local markets in a comprehensive manner. Overall, our employee compensation programs consist of an annual base salary, a discretionary performance-based annual cash incentive award and a discretionary long-term equity incentive award. All of our employees are eligible for the discretionary long-term equity incentive awards and discretionary short-term cash incentive awards based on both specific Company performance metrics tied to the same scorecard as the executive annual incentive awards and individual performance outcomes. These awards are a central part of ensuring that we competitively reward our employees in order to attract and retain top talent, as well as ensuring that their work efforts align with our stockholders by providing stock ownership opportunities for 100% of our employees.

Health and Wellness

We recognize that the health and wellness culture is important to our employees and positively impacts their engagement in their jobs and communities. We offer our employees robust health and wellness benefits, and employees do not pay any health insurance premiums for benefits such as medical, dental, vision and life insurance, resulting in a high level of enrollment by our employees. Further, we have a competitive Company match on 401(k) retirement savings, and employees are immediately vested in their contributions as well as the Company matching dollars. Our retirement savings plan allows employees to choose between pre-tax or post-tax (ROTH) contributions, so they may plan for retirement in the format which best meets individual financial objectives.

Our benefits program also includes health savings and flexible spending accounts, paid time off, education assistance, gym reimbursement, volunteer time off, extended time off, and paid maternity and paternity leave. We also offer our employees the opportunity to work a flex work schedule under which, during the standard two week pay period, an employee works a minimum of eight 9-hour days and two 4-hour days (Fridays). We continue with our commitment to a flexible work life balance by offering a work from home policy which provides office-based employees a bank of days that they may utilize to work remotely.

Training and Development

Our inclusive training opportunities are designed to expand the professional knowledge of our team, and most offerings are provided across the organization to all employees at any level. We also provide on the job development and learning opportunities which allows our employees to apply and practice work activities with new knowledge and develop various skills. Our internal course offerings in 2024 and through the first quarter of 2025 included a wide array of topics such as extensive cybersecurity, safety and other compliance training sessions. Additionally, our new hires undergo training and education on our Code of Business Conduct and Ethics. Our employees also receive training on regulatory compliance, industry standards and innovative opportunities to effectively manage the challenges of developing our oil and gas resources and related environmental and social responsibility. We have also implemented

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development programs that are designed to facilitate learning and collaboration regarding leadership capabilities at all levels. Looking ahead, in 2025, we will continue to enhance job competencies, enabling us to identify opportunities for more targeted training and development for our employees. We remain committed to providing training for supervisors to ensure they are equipped with the skills and knowledge needed to succeed in their roles, further strengthening our leadership development efforts.

Cybersecurity Risk Management and Governance

We have implemented and invested in, and will continue to implement and invest in, controls, procedures and protections (including internal and external personnel) that are designed to protect our systems, identify and remediate on a regular basis vulnerabilities in our systems and related infrastructure and monitor and mitigate the risk of data loss and other cybersecurity threats. We have engaged third-party consultants to conduct penetration testing and risk assessments. Our cybersecurity program is informed by the National Institute of Standards and Technology (“NIST”) Cybersecurity Framework and measured by the Maturity and Risk Assessment Ratings associated with the NIST Cybersecurity Framework and the Capability Maturity Model Integration. Our cybersecurity risk management program is integrated into our overall enterprise risk management program, and shares common methodologies, reporting channels and governance processes that apply across the enterprise risk management program to other legal, compliance, strategic, operational, and financial risk areas.

Our cybersecurity risk management program includes:

•	risk assessments designed to help identify material cybersecurity risks to our critical systems, information, products, services, and our broader enterprise IT and operational technology, or OT, environments;
•	a security team principally responsible for managing (i) our cybersecurity risk assessment processes, (ii) our security controls, and (iii) our response to cybersecurity incidents;
•	the use of external service providers, where appropriate, to assess, test, train or otherwise assist with aspects of our security controls;
•	security tools deployed in the IT and OT environments for protection against, and monitoring for, suspicious activity;
•	cybersecurity awareness training of our employees, including incident response personnel and senior management;
•	cybersecurity tabletop exercises for members of our cybersecurity incident response team and legal department;
•	a cybersecurity incident response plan that includes procedures for responding to cybersecurity incidents; and
•	third-party risk management process for service providers, suppliers and vendors.

Our cybersecurity governance program is led by the Senior Vice President and Chief Information Officer, with support from the internal information technology department. The Senior Vice President and Chief Information Officer has over 20 years of technological leadership experience in the oil and gas industry, providing oversight of all information technology disciplines, including cybersecurity, networking, infrastructure, applications, and data management and protection. The Senior Vice President and Chief Information Officer and his team, which consists of individuals who hold designations as Certified Information Systems Security Professional (CISSP), Certified Information Systems Auditor (CISA), CompTIASecurity+, and Department of Defense (DoD)-Cybersecurity General, are responsible for leading enterprise-wide cybersecurity strategy, policy, standards, architecture and processes. In addition, our cybersecurity incident response team is responsible for responding to cybersecurity incidents in accordance with our Computer Security Incident Response Plan. Progress and developments in our cybersecurity governance program are communicated to members of the executive team. Our management team takes steps to remain informed about and monitor efforts to prevent, detect, mitigate and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including third-party consultants engaged by us; and alerts and reports produced by security tools deployed in our IT and OT environments. While our board of directors is ultimately responsible for enterprise-wide risk oversight, the board’s committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the board’s audit committee is responsible, among other things, for risk management relating to legal and regulatory requirements, including cybersecurity, which plays an integral role in our risk management strategy and continues to be an area of increasing focus for our board, the audit committee and our management team.

The audit committee of the board of directors receives quarterly updates on the status of our cybersecurity governance program, including as related to new or developing initiatives and any security incidents that may occur. Board members receive presentations on cybersecurity topics from the Senior Vice President and Chief Information Officer as part of the board’s continuing education on topics that impact public companies. Further, our Code of Business Conduct and Ethics expects all employees to safeguard our electronic communications systems and related technologies from theft, fraud, unauthorized access, alteration or other damage and requires them to report any cyberattacks or incidents, improper access or theft to our Chief Legal and Administrative Officer and the Senior Vice President and Chief Information Officer. Our cybersecurity governance program also includes processes to assess cybersecurity risks related to third-party services providers, suppliers and vendors. Our vendor management process may include reviewing the cybersecurity practices of such provider, contractually imposing obligations on the provider, conducting security assessments and conducting periodic reassessments during their engagement.

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Commitment to Community

Giving back to the communities where our employees live and in which we operate is part of our identity. We strongly believe these investments of time, money and compassion allow our employees to both experience and demonstrate the core values of our Company. We sponsor improvements in public education, participate in, and support, many community and national organizations and actively promote local groups who focus on the underserved and underprivileged. Below are a few examples of investments of time and money that we made in our communities during 2024:

•	Planted 100 trees in Midland public parks in underserved areas with irrigation for long-term support, 435 trees planted to date.
•	Volunteered 2,360 hours in the community in 2024.
•	Continued the Diamondback STEM Lab powered by syGlass at Legacy High School and implemented a second lab at Young Women’s Leadership Academy. This lab provides immersive learning through virtual reality, connects local students with various professors and universities across the nation in the areas of Anatomy and Physiology as well as Neuroscience. This year we have over 270 MISD students enrolled in our courses and have opened up over 40 dual credit seats where students are able to gain college credit in the health sciences.
•	The Diamondback Rolling Baristas program is in its second year of operation. This is a partnership with a local school district, local coffee businesses, and Diamondback where students with developmental disabilities come to serve coffee and refreshments to employees at the Fasken Towers every Wednesday and Thursday. This program works to support students’ employability and social skills, as well as build connections between our employees and students.
•	Partnered with a local nonprofit to continue Diamondback Reading Buddies which aims to serve second grade students at a local elementary with a focus on mentorship and literacy. We had over 30 volunteers that served 93 students on this campus.
•	Partnered with a local high school campus for the third year in a row to implement The Diamondback Energy Robotics and Mentorship Program. Our volunteers meet with students on a weekly basis to cultivate strong mentor relationships and develop advanced robotics knowledge and skills. Students also gain competencies in presentation, delivery, communication, collaboration, and project management.
•	Hosted the fourth annual Summer STEM Camp for disadvantaged middle school students with a focus on Robotics and relationship building to encourage a passion for STEM and leadership.
•	For the fifth year, donated “back to school” kits and winter coats for every student at an underserved Oklahoma City Elementary School.
•	Diamondback Energy volunteers in Oklahoma City, OK partnered with the local education foundation to read to 68 students weekly in their local school district.
•	Launched Diamondback Career Connections Mentorship Program this year, which provides high school seniors in our local school district to connect with a mentor for college and career readiness through a blended model of in-person and immersive (Virtual Reality) meetings every week. This year we have 20 students in our first cohort.
•	Hosted sixth annual First Responders Appreciation Luncheon for over 500 first responders.
•	Donated approximately $2.6 million to local charities and philanthropy.
•	Donated approximately $2 million through the Permian Strategic Partnership (PSP). The PSP was formed over five years ago by 17 (now 26) oil and gas companies to focus on making investments to help in building superior educational programs, accessible housing, a supportive healthcare system, safer roads and a more skilled workforce throughout the Permian Basin.
•	Partnered with the Midland Education Foundation to host the Teacher Winter Wishes Spectacular. Educators across the city were invited to receive free teacher supplies, gift cards, and a chance to win big ticket door prizes. During this two-day event, 91 Diamondback volunteers were able to serve approximately 1,000 educators.
•	Donated $365,000 to the Basin Dream Center. Their mission is to provide homeless young people a caring home, safe housing, trauma-focused therapy, and educational/vocational support. This funding will be used for the purchase of a new property and building that will expand the reach on the Center.
•	Donated $250,000 to Wings in OKC. Wings mission is to enhance the lives of adults with developmental disabilities through social, vocational and residential programs. This funding will support the construction and site development, educational and residential staffing, as well as operational support.
•	Donated $2.9 million to international non-profits and philanthropy to support relief to continue to address Ukraine humanitarian needs.

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Political Contributions and Activities

We are committed to transparency about the Company’s public policy advocacy efforts, political contributions and related activities. The safety, sustainability and corporate responsibility committee is responsible for reviewing and discussing with Company management our public policy advocacy efforts, and annually reviews the activities of our political action committees (each, a “PAC”), all political contributions made with corporate funds and membership dues paid to 501(c)(6) U.S. based trade associations (including any portion of dues used for lobbying activities). In an effort to encourage employee participation, we have initiated a matching program whereby eligible employees, in the case of the Company’s sponsored state PAC, and eligible employees and their spouses, in the case of the Company’s sponsored federal PAC and a Company chosen PAC sponsored by a 501(c)(6) U.S. based federal trade association, who are contributing to the specified PAC can request that that Company make a matching donation in accordance with the Company’s matching guidelines and subject to the limits thereof for an aggregate match not to exceed $30,000 per employee per year. The matching program is broadly available to all eligible employees, including executive officers, on the same terms. All employee contributions to these PACs are not tax deductible and are not reimbursed by the Company.

We published our 2024 Corporate Political Contributions Disclosure Report in February 2025 on our website. In 2024, the Center for Political Accountability assessed our political contribution disclosures for its annual CPA-Zicklin Index of Corporate Political Disclosure and Accountability and designated the Company a first-tier score of 87.1%.

The Company evaluates its Corporate Political Contribution Disclosure Report annually, and we encourage you to review our 2024 Corporate Political Contributions Report and our Policy Governing Political Contributions and Activities, which are both available on our website under the “Investors—Corporate Governance” caption.

Moving Forward

We are proud of what we have been able to accomplish as a company and believe our achievements show a serious and growing commitment, demonstrating responsiveness to our evolving corporate responsibility. We are firmly resolved to live our core values of leadership, integrity, excellence, people and teamwork, and we will continue to strive for continuous improvement in the years ahead. As we enhance our corporate responsibility efforts and increase stockholder value, we look forward to providing periodic updates in future reports that detail both our challenges and successes.

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Highlights of our accomplishments with respect to Environmental and Safety matters are below.

ENVIRONMENTAL
Emissions	•	Electrified four of our primary frac fleets by the end of Q1 2025.
	•	All of our drilling rigs are electric capable. Actual electric drilling is governed by the specific location of the rigs and power availability.
	•	Immediately conduct an environmental audit upon closing an acquisition with corrective actions to bring any items found up to Diamondback standards.
	•	Developed a continuous hydrogen sulfide monitoring and management system to maintain operations and prevent flaring at a lower cost than other industry solutions.
	•	Operate ~5,600 miles of powerline and 10 substations to electrify our operations and eliminate emissions.
	•	Following the closing of the Endeavor Merger, approximately 87% of our crude oil production is covered by continuous emissions monitoring devices.
Water Management	•	Exceeded our goal to source over 65% of our water used for drilling and completion operations from non-potable and non-agricultural quality sources for two consecutive years and two years earlier than the original 2025 pledge.
	•	Continued to make specific efforts to drill assets where we have water infrastructure already in place.
Spills and Spill Management	•	Implemented a production operations maintenance team to proactively maintain equipment thereby reducing the likelihood of spills.
	•	Currently in the process of upgrading and expanding our integrated operations center to help manage the newly combined scale of the company with 24-hour support.
	•	Currently, all new batteries are built with a lined secondary containment area for recovering liquids that might be lost in the event of a release.
Climate Change	•	Committed to understanding the potential impact of growing alternative energy sources and the transition to a lower-carbon economy on our oil and gas portfolio and seek to factor changing conditions into our strategic plans, primarily through scenario planning to assess portfolio resilience over the long-term.
	•	Implemented our “Net Zero Now” initiative under which, effective January 1, 2021, every hydrocarbon molecule we produce is anticipated to be produced with zero net Scope 1 GHG emissions.
	•	Purchased carbon credits to offset the remaining emissions to the extent our GHG and methane intensity reduction targets do not eliminate our carbon footprint.
	•	Continue to search for innovative ways to implement cost-effective, appropriate steps to monitor, measure and reduce our energy use, waste and emissions.
SAFETY	•	We currently have full-time, field-dedicated coordinators within our health, safety and environmental organization to monitor facilities and help prevent potential issues.
	•	We have implemented a new cloud-based application that allows our employees to identify and immediately report incidents, potential hazards and near misses using a mobile device.
	•	We have an active safety, sustainability and corporate responsibility committee of our board of directors that oversees our policies on these matters and the quality of our procedures for identifying, assessing, monitoring and managing the principal environmental, health, safety and social risks in our business and provides leadership with respect to best practices in the areas of environmental, sustainability and corporate and social responsibility.

Our 2024 Corporate Sustainability Report can be found on our website under the “Sustainability” caption.

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AUDIT COMMITTEE REPORT

The audit committee is responsible for providing independent, objective oversight for the integrity of the Company’s financial reporting process and internal control system and oversight with respect to compliance with legal and regulatory requirements and policies regarding risk assessment and risk management, including with respect to cybersecurity. Other primary responsibilities of the audit committee include the review, oversight and appraisal of the qualifications, independence and audit performance of the Company’s independent registered public accounting firm and providing an open venue for communication among the independent registered public accounting firm, financial and senior management, our internal auditors and the board of directors of the Company. A more detailed description of the responsibilities of the audit committee is set forth in its written charter, which is posted on our website at www.diamondbackenergy.com. The following report summarizes certain of the audit committee’s activities with respect to its responsibilities during 2024.

Review with Management and Independent Registered Public Accounting Firm

The audit committee has reviewed and discussed with management and Grant Thornton LLP, an independent registered public accounting firm, the audited consolidated financial statements of the Company for the year ended December 31, 2024.

Controls and Procedures

The audit committee discussed with management and Grant Thornton LLP the quality and adequacy of the Company’s disclosure controls and procedures. The audit committee also reviewed and discussed with management and Grant Thornton LLP the Company’s system of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Discussions with Independent Auditing Firm

The audit committee has discussed with Grant Thornton LLP, independent auditors for the Company, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with that firm its independence from the Company.

Recommendation to the Board of Directors

Based on its review and discussions noted above, the audit committee recommended to the board of directors that the audited financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

AUDIT COMMITTEE

Stephanie K. Mains, Chairperson

Vincent K. Brooks

Darin G. Holderness

David L. Houston

Mark L. Plaumann

Robert K. Reeves

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EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers as of April 10, 2025.

Name	Age	Position
Al Barkmann	44	Executive Vice President and Chief Engineer
Teresa L. Dick	55	Executive Vice President, Chief Accounting Officer and Assistant Secretary
Chad McAllaster	50	Executive Vice President - Operations
Travis D. Stice	63	Chief Executive Officer
Jere W. Thompson III	37	Executive Vice President and Chief Financial Officer
Kaes Van’t Hof	38	President
Daniel N. Wesson	41	Executive Vice President and Chief Operating Officer
Matt Zmigrosky	46	Executive Vice President, Chief Legal and Administrative Officer and Secretary

Biographical information for Messrs. Stice and Van’t Hof are set forth in this proxy statement under the heading “Director Nominations—About Director Nominees.”

AL BARKMANN. Mr. Barkmann has served as our Executive Vice President and Chief Engineer since February 2024. Prior to his current position with us, he served as our Senior Vice President of Reservoir Engineering since November 2021, as Vice President of Reservoir Engineering from February 2019 to November 2021 and as Reservoir Engineering Manager since joining us in November 2018. Before joining Diamondback, Mr. Barkmann worked for Energen Resources Corporation from May 2006 to November 2018, serving in various capacities of increasing responsibility, most recently as Reservoir Engineering Manager, where he coordinated all aspects of Reservoir Engineering for Energen’s horizontal shale development program. Mr. Barkmann graduated from Louisiana State University with a Bachelor of Science in Petroleum.

TERESA L. DICK. Ms. Dick has served as our Executive Vice President and Chief Accounting Officer since March 2019. Ms. Dick served as our Executive Vice President and Chief Financial Officer from February 2017 to February 2019, as our Assistant Secretary since October 2012, as our Chief Financial Officer and Senior Vice President from November 2009 to February 2017 and as our Corporate Controller from November 2007 until November 2009. Ms. Dick has served as Chief Financial Officer, Executive Vice President and Assistant Secretary of Viper since February 2017 and served as its Chief Financial Officer, Senior Vice President and Assistant Secretary from February 2014 to February 2017. From June 2006 to November 2007, Ms. Dick held a key management position as the Controller/Tax Director at Hiland Partners, a publicly-traded midstream energy master limited partnership. Since March 2021, Ms. Dick has served as a director of The Bank7 Corp. (Nasdaq: BSVN) and is a member of their audit and nominating and corporate governance committees. Ms. Dick has over 25 years of accounting experience, including over eight years of public company experience in both audit and tax areas. Ms. Dick received her Bachelor of Business Administration degree in Accounting from the University of Northern Colorado. Ms. Dick is a certified public accountant and a member of the American Institute of CPAs and the Council of Petroleum Accountants Societies.

CHAD MCALLASTER. Mr. McAllaster has served as Executive Vice President of Operations since September 2024. Prior to his current position with us, he served as Senior Vice President of Development at Endeavor Energy Resources, L.P. from January 2023 to September 2024 and Vice President of Southern Basin Asset Development & Supply Chain from December 2019 to December 2022. Prior to joining Endeavor, Mr. McAllaster worked in various roles at Anadarko Petroleum Corporation from January 1998 to November 2019. Mr. McAllaster received his Bachelor of Science in Petroleum Engineering from Texas Tech University and his Master of Business Administration from the University of Denver.

JERE W. THOMPSON III. Mr. Thompson has served as our Executive Vice President and Chief Financial Officer since February 2025. Prior to his current position with us, Mr. Thompson served as our Executive Vice President – Strategy and Corporate Development from February 2024 until February 2025 and as our Senior Vice President of Strategy and Corporate Development from February 2023 until February 2024. Mr. Thompson joined us as our Vice President of Strategy and Corporate Development in March 2021. Before joining Diamondback, Mr. Thompson worked at Concho Resources Inc., serving as Vice President of Planning from January 2019 to January 2021, Director of Finance from May 2017 to January 2019, Finance and Planning Manager from March 2016 to May 2017 and as a Financial Analyst from July 2012 to March 2016. Prior to joining Concho, Mr. Thompson worked in various roles in the energy group at Amegy Bank from June 2010 to July 2012. Mr. Thompson received a Bachelor of Business Administration degree in Finance and a Bachelor of Arts degree in History from the University of Texas at Austin.

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DANIEL N. WESSON. Mr. Wesson has served as our Executive Vice President and Chief Operating Officer since February 2022. Prior to his current position with us, Mr. Wesson served as our Executive Vice President of Operations from March 2020 to February 2022, and as Senior Vice President of Operations from February 2019 until March 2020. Mr. Wesson served as our Vice President of Operations from April 2017 to February 2019 and as our Completions Manager from January 2013 to April 2017. He joined us as an Operations Engineer in February 2012. Prior to joining us, Mr. Wesson served in various operations and engineering roles for BOPCO L.P. from 2010 to 2012 and ConocoPhillips from 2007 to 2010. Mr. Wesson received his Bachelor of Science degree in Mechanical Engineering from Louisiana State University and is a member of the Permian Basin Society of Petroleum Engineers.

MATT ZMIGROSKY. Mr. Zmigrosky has served as our Executive Vice President, Chief Legal and Administrative Officer and Secretary since February 2023. Prior to his current position with us, Mr. Zmigrosky served as our Executive Vice President, General Counsel and Secretary from February 2019 to February 2023. Since February 2019, Mr. Zmigrosky has also served as Executive Vice President, General Counsel and Secretary of Viper. Before joining us and Viper, Mr. Zmigrosky was in the private practice of law, most recently as a partner in the corporate section of Akin Gump Strauss Hauer & Feld LLP from October 2012 to February 2019, where he worked extensively with Diamondback and its subsidiaries. Mr. Zmigrosky holds a Bachelor of Science in Management degree in finance from Tulane University and a Juris Doctorate degree from Southern Methodist University Dedman School of Law.

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COMPENSATION DISCUSSION AND ANALYSIS

TABLE OF CONTENTS

— EXECUTIVE SUMMARY

This compensation discussion and analysis identifies Diamondback’s named executive officers (NEOs) for 2024, describes the Company’s executive compensation program, including the objectives and rationale for each element of compensation, and presents the compensation outcomes for our NEOs relative to our 2024 performance.

Named Executive Officers

For 2024, our NEOs were:

TRAVIS D. STICE	KAES VAN’T HOF	TERESA L. DICK	DANIEL N. WESSON	MATT ZMIGROSKY
Chief Executive Officer*	President and Chief Financial Officer*	Executive Vice President, Chief Accounting Officer and Assistant Secretary	Executive Vice President and Chief Operating Officer	Executive Vice President, Chief Legal and Administrative Officer and Secretary

*	As previously announced, at the conclusion of the Annual Meeting, Mr. Stice will step down as Chief Executive Officer and assume the role of Executive Chairman, and Mr. Van’t Hof will succeed Mr. Stice as Chief Executive Officer. Effective February 20, 2025, Mr. Van’t Hof ceased to serve as Chief Financial Officer (and retained his role as President), and Jere W. Thompson III, previously Executive Vice President of Strategy and Corporate Development of the Company, assumed the role of Executive Vice President and Chief Financial Officer.

Biographical information for each of our NEOs currently serving as our executive officers and other key executives of Diamondback can be found on page 41.

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2024 and Q1 2025 Operational and Financial Performance Highlights and Key Strategic Transactions

2024 was arguably the most transformational year in Diamondback’s history. In February 2024, we announced the $26 billion Endeavor Merger. The transaction not only made Diamondback bigger, with a combined ~722,000 net acres in the core of the Midland Basin, but better, giving Diamondback the ability to bring its industry leading operational structure onto a world class asset with differentiated inventory quality and duration. The transaction closed on September 10, 2024, and since then the combined Diamondback team has seamlessly integrated, enabling the Company to deliver on the operational synergies we highlighted to the market at deal announcement. Additionally, in 2024 and the first quarter of 2025, Diamondback consummated the following key strategic transactions and achieved the following operational, financial and governance outcomes:

PORTFOLIO MANAGEMENT	•	Announced and closed trade with TRP pursuant to which the Company exchanged certain Delaware Basin assets and cash for approximately 15,000 net acres in the Midland Basin, consisting of 55 remaining undeveloped operated locations, and 18 wells in progress
	•	Announced pending drop down transaction with Viper pursuant to which the Company will sell certain of its subsidiaries’ mineral and royalty assets to Viper for $1 billion in cash and approximately 69.6 million units in Viper’s operating subsidiary
	•	Announced and closed the acquisition of certain subsidiaries of Double Eagle IV Midco, LLC in exchange for approximately 6.9 million shares of Company common stock and $3 billion of cash, which added approximately 40,000 net acres in the core of the Midland Basin and 407 estimated gross horizontal locations to the Company’s portfolio
	•	Received approximately $375 million of pre-tax proceeds in a mix of cash and common units of Energy Transfer LP in connection with the sale of WTG Midstream Holdings LLC to Energy Transfer LP
	•	Acquired incremental interest in the EPIC Crude pipeline, increasing the Company’s total interest to 27.5% and providing additional long-haul crude takeaway to advantaged Gulf Coast markets
FINANCIAL HIGHLIGHTS	•	Generated over $3.6 billion of Free Cash Flow in 2024
	•	Increased annual base dividend in 2024 to $4.00 per share, representing an 11% increase over year end 2023
	•	Returned $2.3 billion, or approximately 57% of Adjusted Free Cash Flow, to stockholders through our base dividend, variable dividends and stock buyback program
	•	In 2024, repurchased over 5.5 million shares of Diamondback’s common stock for approximately $959 million
	•	In 2024, returned approximately $8.29 per share of declared base plus variable dividends
ENVIRONMENTAL AND SAFETY COMMITMENT	•	Released our seventh annual Corporate Sustainability Report in September 2024, which included disclosure of calculated Scope 3 GHG emissions, an updated scenario analysis aligning with Task Force on Climate-Related Financial Disclosures, and expanded human capital disclosures
	•	Received the Gold Standard for the Company’s first year of reporting in the Oil and Gas Methane Partnership 2.0, the flagship oil and gas reporting and mitigation program of the United Nations Environment Programme
	•	Achieved and exceeded goal to ensure over 65% of water used for operations was from recycled sources
	•	Completed CDP’s 2024 water security and climate change questionnaires and the S&P Global CSA questionnaire
	•	Publicly disclosed for the third consecutive year our Equal Employment Opportunity (EEO-1) data as of December 31, 2023, in our 2024 Corporate Sustainability Report, which was posted on our website in September 2024
	•	Contributed significantly to Midland and Oklahoma City communities, including volunteering over 2,300 hours of employee time and donating over $4 million to local charities directly and through the PSP
	•	Publicly disclosed Diamondback’s corporate political contribution activity for the fifth consecutive year
	•	First tier score of 87.1% for the 2024 CPA-Zicklin Index

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FINANCIAL STRENGTH	•	Generated full year 2024 net cash provided by operating activities of $6.4 billion and Free Cash Flow of $3.6 billion
	•	Maintained investment grade credit ratings from all three major ratings agencies and received upgrades from both S&P and Fitch
	•	Executed multi-tranche bond offering generating approximately $5.5 billion of net cash proceeds to partially fund the Endeavor Merger
	•	Completed offering of $1.2 billion of 5.550% senior notes due April 1, 2035
	•	Repaid approximately $100 million of principal on $1.0 billion term loan due in September 2025
	•	Generated approximately $600 million in gross cash proceeds from non-core asset sales completed in 2024, and, in the first quarter of 2025, announced $1.5 billion non-core asset sales target for 2025
PORTFOLIO STRENGTH	•	Increased our total proved reserves by 63% year over year with such reserves consisting of approximately 50% oil on a 3-stream basis and approximately 58% oil on a 2-stream basis
	•	Increased our proved developed producing reserves by 59%, with such reserves representing approximately 67% of our total proved reserves

Stockholder Outreach and 2024 “Say-On-Pay” Advisory Vote

The compensation committee carefully reviews our executive pay programs and focuses on emphasizing pay for performance in making annual compensation decisions. The compensation committee values the insight we receive from our stockholder outreach and from our annual say-on-pay advisory vote on executive compensation. In 2024, approximately 96.5% of votes cast by our stockholders were in favor of our say-on-pay proposal. Although this vote demonstrates substantial support of our executive compensation programs, representatives of our board and management team continued to undertake stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. However, no specific changes were made to our executive compensation program as a result of the 2024 say-on-pay vote. During 2024, we solicited feedback on our executive compensation programs, environmental and safety matters and other important corporate governance issues. For a discussion of our stockholder engagement and actions that we have taken in response to stockholder feedback, see “Corporate Governance Matters—Stockholder Engagement” on page 30.

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— HIGHLIGHTS OF EXECUTIVE COMPENSATION BEST PRACTICES

The following highlights our commitment to the best compensation practices.

WHAT WE DO	WHAT WE DON’T DO
We strive to pay for performance - The majority of our executive officers’ compensation is long-term, “at risk” and is paid only if the Company achieves certain performance objectives, which are designed to increase the value of our stock.	No hedging of Company securities, including by entering into publicly traded options, puts, calls, short sales or similar hedging transactions, by executive officers or directors.
All of our performance-based equity awards vest over a three-year performance period, subject to achieving a specified total stockholder return (TSR) measured against our TSR performance peer group and satisfaction of continuous service requirements.	No pledging of our common stock as collateral for a loan or holding of our common stock in margin accounts by our directors and executive officers.
All Diamondback equity awards made under the Equity Incentive Plan contain double-trigger change of control provisions.	No tax gross-ups for executive officers.
We require substantial stock ownership for our non-employee directors and executive officers and they must maintain their applicable stock ownership levels for as long as they serve on our board or are employed by us.	No repricing of underwater stock options or stock appreciation rights.
We devote significant time to analyzing and preparing for executive succession and related retention matters.	No severance compensation unless departing executive officers agree not to compete with us for a specified period of time after the end of their employment.
We hold annual advisory “say-on-pay” votes.	No performance metrics that would encourage excessive risk taking by our executive officers.
We engage in active stockholder outreach with respect to executive compensation, corporate governance and environmental and safety matters.	No significant perquisites to our executive officers.
We benchmark executive compensation against our industry peers and non-oil industrial companies of similar size.	No guaranteed annual bonuses
Each member of our compensation committee meets the independence requirements under SEC rules and Nasdaq listing standards.	No pension or supplemental retirement benefits to our executive officers (other than under our broad-based 401(k) plan).
We use an external, independent compensation consultant who is retained by, and reports directly to, the compensation committee to assist the Company with, among other things, conducting competitive benchmarking to align the Company’s compensation program with prevailing market practices.	No employment agreements with our executive officers, including our NEOs, except for certain arrangements with our Chief Executive Officer as part of leadership transition discussed in this proxy statement.
We adopted an updated clawback policy that complies with the Nasdaq listing standards implementing Rule 10D- 1 of the Exchange Act and provides for the recoupment and/or forfeiture of certain executive officer incentive compensation.	No practice of releasing material nonpublic information for the purpose of affecting the value of executive compensation or timing and terms of executive equity awards.
We utilize a balanced approach to compensation, which combines performance and time-based, short-term and long-term, and cash and equity compensation components.

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— EXECUTIVE COMPENSATION POLICY AND OBJECTIVES

Executive Compensation Objectives

Our executive compensation philosophy is guided by several key principles described below:

Our Goals	•	Our goals are to attract, retain, and motivate our executive team and our organization to deliver results against our short-term and long-term objectives in a principled way, with prudent risk-taking, and alignment with our stockholders.
Pay for Performance	•	A majority of total compensation to our executive officers is at-risk, performance-based compensation, including both long-term performance-based equity awards and short-term performance-based cash incentive awards.
	•	Our long-term equity awards include performance-based awards based on relative TSR, as modified by an absolute TSR modifier. For awards made in 2024, the Company’s TSR performance peer group also included the S&P 500 (weighted twice) and XOP Index (weighted twice) to account for performance against the broader market and industry.
	•	Annual cash incentive awards are based on rigorous operational, financial and environmental and safety performance metrics that align with our strategic priorities and are entirely quantitative.
	•	Our compensation structure motivates executives and our employees to deliver outstanding financial performance and meet or exceed general and specific business, operational and individual objectives, and progress towards our long-term strategic goals.
Alignment with Stockholder Interests	•	We provide a majority of the total compensation to our executive officers in Company equity, thus ensuring alignment of interests between our executives and our stockholders, and driving alignment of goals, efforts, and results throughout the organization.
Market-Based Competitive Compensation that Attracts, Motivates and Retains Talent	•	Our compensation programs are competitive, with compensation and incentive levels that are relevant to the market and our industry, which enhances our ability to attract, motivate and retain knowledgeable and experienced senior management talent necessary to manage our complex organization and responsibly deliver energy to the marketplace.
Risk Management Principles	•	Our compensation committee consists entirely of independent directors who engage an external, independent compensation consultant to assist in constructing an executive compensation program that aligns with good governance practices and prevailing market trends.

The Role of the Compensation Committee

Our compensation committee oversees and approves our executive compensation program and establishes our overall compensation philosophy and strategy. The compensation committee, with the assistance of its external, independent compensation consultant, determines the mix of compensation, both among short-term and long-term components and cash and equity components, to establish compensation that it believes is appropriate for each of our NEOs. Representatives of the compensation committee may also participate in the Company’s stockholder engagement efforts to, among other things, solicit stockholder input on our executive compensation structure and ensure ongoing stockholder support of our executive compensation programs. In making compensation decisions with respect to each element of compensation, the compensation committee considers numerous factors, including:

•	aligning the compensation of our executives with the performance of the Company on both a short-term and long-term basis;
•	achievement of individual and Company performance goals and other expectations relating to the executive’s position;
•	a comparison of the individual to other executives within the Company with similar levels of expertise and experience;
•	the individual’s role with us and the compensation paid to similar executives at comparable companies;
•	the individual’s particular background and circumstances, including training and prior relevant work experience and unique industry skills;
•	the demand for the individual’s specific expertise and experience;
•	succession planning and retention considerations; and
•	recommendations from our Chief Executive Officer and President (but not with respect to their own compensation).

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The compensation committee seeks to design a total compensation package for our NEOs that drives performance, rewards contributions in support of our business strategies and attracts, motivates and retains high quality talent with the skills and competencies our industry requires. The compensation committee seeks to balance these goals by designing our compensation policies and programs to encourage and reward prudent business judgment over the long-term by offering both time-based and performance-based long-term incentive (LTI) awards, setting meaningful performance criteria and targets for incentive compensation, and offering competitive base salaries. The compensation committee believes that this combination promotes performance and retention while also mitigating the risk of executives and management-level employees engaging in excessive risk-taking.

The Role of Management

In 2024, our Chief Executive Officer and President evaluated executive and Company performance for the prior year and made recommendations to the compensation committee regarding the annual base salaries, annual incentive compensation plan target award percentages and LTI awards under the Equity Incentive Plan for the executive officers, including the NEOs, other than the Chief Executive Officer and President. Our Chief Executive Officer also made recommendations to the compensation committee, in the President’s absence, regarding the annual base salary, annual incentive compensation plan target award percentage and LTI award under the Equity Incentive Plan for the President. The Company’s Human Resources and Legal departments also assist the compensation committee and its independent compensation consultant in gathering the information needed for their respective reviews of the Company’s executive compensation program. While the compensation committee considers our Chief Executive Officer’s and President’s evaluation of the other executive officers and their recommendations as to compensation for the other executive officers, the compensation committee ultimately determines the compensation of each executive officer, including each NEO. No member of the management team, including the CEO, has a role in determining his or her own compensation.

The compensation committee evaluates, in his absence, our Chief Executive Officer’s performance and compensation based on his leadership role, his individual performance and the Company’s performance measured against the metrics described in this compensation discussion and analysis, and his total compensation package is ultimately determined by the compensation committee.

The Role of the Compensation Consultant

Our compensation committee annually retains, at the Company’s expense, an external, independent compensation consultant to assist with executive and non-employee director compensation matters. In connection with its evaluation of executive compensation for 2024, the compensation committee retained Meridian, as its independent compensation consultant.

The compensation committee reviewed the independence of Meridian during the applicable engagement period and determined that there were no conflicts of interest as a result of the compensation committee’s engagement of such consultant. The compensation committee continues to evaluate the independence of its compensation consultant on an ongoing basis. Meridian did not provide any services to the Company during 2024 other than related to executive and director compensation.

The compensation committee has sole authority to hire and terminate its independent compensation consultant, and the independent compensation consultant reports only to the compensation committee. From time to time, Meridian contacts the Company’s executive officers for information necessary to fulfill its assignment and prepares reports for and on behalf of the compensation committee that certain executive officers also receive.

— COMPETITIVE BENCHMARKING

Role of Benchmarking in Determining Executive Compensation for 2024

In general, the compensation committee uses competitive market compensation data provided by Meridian, information gathered from Meridian’s proprietary E&P Compensation Survey, public filings of peer companies, supplemental general industry reference data for cross-industry roles and discussions with the Chief Executive Officer and President to inform its decisions about overall compensation opportunities and specific compensation elements. The compensation committee considers these compensation elements and total compensation benchmarks of peer companies and the broader U.S. market. Next, the compensation committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company and individual performance, scope of responsibility, critical needs, skill sets, leadership potential, and succession planning.

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Further, in considering changes to the 2024 executive compensation packages, the compensation committee evaluated, among other things, aspects of executive compensation in general, market data and competitive analysis provided by Meridian, the Company’s 2023 and multi-year performance, our executives’ individual contributions to such performance, compensation alignment with future performance and stockholder value creation, performance-qualified equity awards, retention considerations, market alternatives for our executives, input obtained from our stockholder outreach efforts and our Chief Executive Officer’s and President’s recommendations (other than with respect to compensation for the Chief Executive Officer and President).

Our 2024 Benchmarking Compensation Peer Group

In structuring our compensation policies and programs, the compensation committee considers the compensation practices of peer companies consisting of independent oil and gas E&P companies and may also review compensation data from the oil and natural gas industry, any relevant compensation surveys and guidance from the compensation consultant. The compensation committee considers and may make changes to the companies included in our compensation peer group, primarily based on industry segment, and measures of size such as enterprise value, market capitalization, assets and revenues, after discussing such considerations with management and Meridian. Following discussions with Meridian and review of pertinent financial information, the compensation committee replaced Continental Resources, Inc. (which had been taken private) with Permian Resources Corporation and otherwise utilized the same peer group from 2023.

In its review of the compensation peer group for 2024, the compensation committee considered pertinent financial measures for each company as provided by Meridian, including enterprise value and market capitalization as of November 13, 2023, and assets and revenue as of the quarter ended September 30, 2023, as shown (in millions) in the table below:

	Enterprise Value	Market Capitalization	Assets	Revenue
Peer Group 50th Percentile	$24,326	$18,575	$21,651	$9,332
Diamondback Energy, Inc.	$34,650	$28,312	$28,049	$7,744

The benchmarking compensation peer group used in Meridian’s study, which served as reference for making compensation decisions for 2024, consisted of the following 12 companies.

Antero Resources Corporation	Hess Corporation
APA Corporation	Marathon Oil Corporation
Coterra Energy Inc.	Occidental Petroleum Corporation
Devon Energy Corporation	Ovintiv Inc.
EOG Resources, Inc.	Permian Resources Corporation
EQT Corporation	Pioneer Natural Resources Company

Meridian provided competitive data for similarly situated executives at these compensation peer group companies, focusing on salary, annual incentive opportunity and LTI opportunity, and analyzing how these elements of compensation compare to the elements of compensation afforded to our executive officers, including the NEOs.

In addition to reviewing peer compensation information and advice provided by Meridian in connection with establishing 2024 executive compensation, the compensation committee also analyzed compensation information compiled by Meridian for 39 non-oil industrial companies with revenues between $7.5 billion and $15 billion.

As described above, the compensation committee utilizes a substantially similar peer group to assess our relative TSR performance in the performance-based restricted stock unit awards granted to our NEOs, which also includes the S&P 500 (weighted twice) and XOP Index (weighted twice).

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— 2024 COMPENSATION PROGRAM DESIGN AND STRUCTURE

During 2024, the Company’s executive compensation program consisted of four primary components including both fixed and variable, at-risk elements, as shown below.

	Direct Compensation Element	Form of Compensation	Purposes and Alignment with Long-Term Stockholder Interests
FIXED	Base Salary	Cash

•

Provide a fixed level of compensation to attract and retain executives and balance at-risk compensation

•

Benchmarked to market compensation data and adjusted as appropriate based on level of responsibility, experience, individual performance, industry and market criteria and competition for talent

VARIABLE, AT RISK	Performance-Based Annual Incentive Bonus	Cash

•

Reward short-term financial and operational performance over a one-year performance period

•

Based on pre-established performance metrics and goals with minimum thresholds that must be met (and with payout caps).

•

Performance measured against rigorous operational, financial and environmental and safety performance metrics that aligned with our strategic priorities and are entirely quantitative

	Performance-Based Restricted Stock Unit Award	Equity—PSUs with a three-year performance period

•

Align interests of our executives with our stock performance and long-term interests of our stockholders

•

Based on (i) attainment of specific performance goals established by the compensation committee, (ii) our TSR, both (A) relative to our TSR performance peer group during the performance period (which for awards made in 2024 included the S&P 500 (weighted twice) and XOP Index (weighted twice) to account for performance against the broader market and industry) and (B) on an absolute basis, which may result in an adjustment up or down depending on performance and (iii) continuous service requirements

	Time-Based Restricted Stock Unit Award	Equity—RSUs

•

Provide a retention incentive, facilitate stock ownership and align our executives’ interest with long-term stockholder interests

•

Vest in three approximately equal annual installments, with the first installment vesting on the date of grant and the remaining two installments vesting in March of each subsequent year, assuming continuous service

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— EXECUTIVE COMPENSATION PROGRAM ELEMENTS

Our compensation committee determines the mix of compensation, both among short-term and long-term compensation and cash and non-cash compensation, to establish total compensation packages that it believes are appropriate for each of our NEOs. While emphasizing pay for performance, the compensation committee believes that the mix of base salary, performance-based annual incentive bonus awards based on pre-established financial, operational and environmental and safety performance targets, performance-based LTI equity awards, time-based LTI equity awards, and the other benefits that are available to our NEOs will accomplish our overall compensation objectives. We believe that these elements of compensation create competitive, retentive and compelling compensation opportunities and also align our NEO’s interests with long-term stockholder interests.

(1)	Each of these pay mix illustrations consists of the annual base salary, annual incentive bonus paid and the grant date fair value of the performance-based and time-based equity awards granted in 2024. These pay mix illustrations exclude amounts listed in the column titled “All Other Compensation” in the Summary Compensation Table set forth on page 66.

Below is an illustration that compares CEO target compensation versus CEO realizable compensation for 2022-2024, in each case calculated as of December 31, 2024.

CEO TARGET VS REALIZABLE COMPENSATION 2022-2024(1)

($ in millions)

(1)	For purposes of this graph, “target compensation” consists of the annual base salary, target annual incentive bonus opportunity and the grant date fair value of the performance-based and time-based equity awards granted in each year presented. For 2024, includes Viper performance-based equity awards granted in March 2024.
(2)	For purposes of this graph, “realizable compensation” consists of the annual base salary earned for each year presented, the annual incentive bonus earned for each year presented and, with respect to time-based equity awards, the value of the shares underlying the applicable award (whether or not vested) based on the closing price per share of the Company’s common stock on the applicable date presented. With respect to performance-based equity awards granted in 2023 and 2024, the value of realizable compensation presented represents the value of the total number of shares that would have been granted if the performance period for the applicable award ended on December 31, 2024, calculated using the closing price per share of the Company’s common stock on December 31, 2024. With respect to performance-based equity awards granted in 2024, the value of realizable compensation presented includes the value of the total number of Viper shares that would have been granted if the performance period for the Viper performance-based equity award made in March 2024 ended on December 31, 2024, calculated using the closing price per share of Viper’s common stock on December 31, 2024.

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(3)	For purposes of this graph, “target compensation” consists of the annual base salary, target annual incentive bonus opportunity and the grant date fair value of the performance-based and time-based equity awards granted in each year presented. For 2024, includes Viper performance-based equity awards granted in March 2024.
(4)	For purposes of this graph, “realizable compensation” consists of the annual base salary earned for each year presented, the annual incentive bonus earned for each year presented and, with respect to time-based equity awards, the value of the shares underlying the applicable award (whether or not vested) based on the closing price per share of the Company’s common stock on the applicable date presented. With respect to performance-based equity awards granted in 2023 and 2024, the value of realizable compensation presented represents the value of the total number of shares that would have been granted if the performance period for the applicable award ended on December 31, 2024, calculated using the closing price per share of the Company’s common stock on December 31, 2024. With respect to performance-based equity awards granted in 2024, the value of realizable compensation presented includes the value of the total number of Viper shares that would have been granted if the performance period for the Viper performance-based equity award made in March 2024 ended on December 31, 2024, calculated using the closing price per share of Viper’s common stock on December 31, 2024.

Pay for Performance Driven Compensation Structure

As illustrated above, the total direct compensation of our NEOs is heavily weighted towards variable, at-risk compensation that is tied to performance. The performance component of our Chief Executive Officer’s and our other NEOs’ pay mix for 2024 represented 75% and 69%, respectively, of such NEO’s total direct compensation.

The following describes each element of our executive compensation program, which we use to meet our compensation objectives discussed above.

Base Salary

The compensation committee evaluates our NEOs’ base salaries together with other components of their compensation to ensure equitable total compensation in line with our overall compensation philosophy and market practices in our compensation peer group, our industry in general, and considering other general industry benchmarks for executive roles which are not industry specific. In setting our NEOs’ base salaries and incentive targets for 2024, the compensation committee considered, among other factors:

•	the market and compensation peer group data included in the study conducted by Meridian, the compensation committee’s independent compensation consultant for 2024, discussed above;
•	the recommendations of our Chief Executive Officer and President with respect to the base salaries for other NEOs, and the recommendations of our Chief Executive Officer with respect to the base salary for the President;
•	the complexity of the individual’s role within the Company;
•	the individuals’ expertise, experience, rarity of skill, and potential for advancement;
•	if the executive was promoted or identified in our succession planning; and
•	individual performance, leadership and contribution toward the Company’s achievement of certain financial, operational and environmental and safety metrics discussed in this compensation discussion and analysis.

The compensation committee approved an increase to our other NEOs’ annual base salaries for 2024 as compared to 2023 based on Company and individual performance and competitive benchmarks for their respective roles and responsibilities. Based on the foregoing considerations, the compensation committee set the following annual base salaries for our NEOs effective as of February 25, 2024:

Named Executive Officer	2024 Base Salary	2023 Base Salary	% of Increase
Travis D. Stice	$1,400,000	$1,350,000	4%
Kaes Van’t Hof	$700,000	$650,000	8%
Teresa L. Dick	$525,000	$500,000	5%
Daniel N. Wesson	$650,000	$600,000	8%
Matt Zmigrosky	$630,000	$600,000	5%

Performance-Based Annual Incentive Bonus

2024 PERFORMANCE BONUS

Performance bonuses to our NEOs for 2024 were granted under our Executive Annual Incentive Compensation Plan (the Annual Incentive Plan). The Annual Incentive Plan is designed to provide an incentive to our executive officers to contribute to the growth, profitability and increased value of the Company. The Annual Incentive Plan is focused on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals (performance targets). The payout opportunity varies for performance above and below the pre-established target performance levels. For a more detailed description of the Annual Incentive Plan, see “Other Significant Compensation and Benefit Plans, Policies and Practices—Annual Incentive Plan” beginning on page 63 of this proxy statement.

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With respect to each annual performance period, the compensation committee specifies the performance factors and the performance target levels applicable to each award. Performance targets may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the award will be paid as well as a maximum level of performance above which no additional award will be paid.

Below is a simple illustration of the design of Diamondback’s 2024 Performance Bonus:

For 2024, the compensation committee did not change the annual incentive target percentage for Mr. Van’t Hof. The compensation committee increased the annual incentive target percentages from 125% to 140% for Mr. Stice, from 90% to 100% for Mr. Wesson, and from 80% to 90% for Ms. Dick and Mr. Zmigrosky.

Each year, the compensation committee, advised by its independent compensation consultant and informed by feedback received during the Company’s substantial stockholder engagement efforts, undertakes a thorough and rigorous process to review each element of the Company’s Annual Incentive Plan scorecard. The compensation committee’s desire to be proactive in implementing thoughtful changes to our compensation practices has allowed the compensation committee to continually construct a scorecard that is directly responsive to stockholder feedback and is intended to incentivize our management team in ways that translate to stockholder value creation and encourage responsible governance practices. This strategy is reflected in the evolution of the scorecard over the last decade during which the compensation committee proactively:

(i)	eliminated production and reserves growth metrics;
(ii)	added a return on average capital employed metric to our performance factors;
(iii)	added specific, measurable environmental and safety performance targets; and
(iv)	included more performance factors focused on financial returns and increased the weighting of such performance factors while reducing the weighting of performance factors related to costs and capital efficiency.

When constructing the Annual Incentive Plan scorecard for 2024, the compensation committee again reviewed significant data from its independent compensation consultant, incorporated stockholder feedback and reviewed the performance factors in light of the Company’s strategic objectives for 2024. The compensation committee also observed the positive trend of consistent stockholder support for the Company’s executive compensation programs, with stockholders voting to approve the Company’s say-on-pay proposal at a rate of at least 95% for each of the past 3 years. Accordingly, the framework for the 2024 Annual Incentive Plan scorecard was largely unchanged.

When establishing the 2024 performance levels under the Annual Incentive Plan, the compensation committee reviewed, among other things:

•	our performance trends over a multi-year period;
•	our capital budget, business plan and annual guidance;
•	execution challenges expected due to perceived inflationary pressures;
•	the effects of potential merger and acquisition activity;
•	capital requirements; and
•	the appropriateness and rigorousness of the target, threshold and maximum performance levels for each performance factor.

Specifically with respect to the performance targets for each metric comprising the environmental and safety performance factor, such performance targets were set for each metric taking into account multiple considerations, including a review of our performance trends, benchmarking considerations relative to peer performance over a multi-year period and current progress toward then-current, Company-established targets with respect to flaring, GHG emission intensity, methane intensity and water recycling.

Taking the foregoing into account, the performance factors and levels listed in the table below were established by the compensation committee in February 2024. Considering the Company’s capital budget, business plan and annual guidance for 2024, which notably called for a lower capital budget and higher controllable cash costs compared to 2023, the compensation committee set target performance levels that the compensation committee believes were rigorous and appropriate based on the Company’s expected plans for 2024. Additionally, the compensation committee intended to set target performance levels that were competitive with the metrics of the best operators in our compensation peer group in each respective category and were responsive to feedback from our stockholders.

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The performance goals shown below align with how management views our success and how stockholders evaluate our financial, operating and environmental and safety performance, both on a standalone basis and relative to our peers and the broader energy industry.

In February 2025, the compensation committee reviewed and certified the Company’s performance in relation to the pre-established performance goals and targets for 2024, which are set forth below:

	Performance Levels(1)
Performance Factors	Threshold (50%)	Target (100%)	Maximum (200%)	2024 Weighting	% of Target	2024 % Earned
Capital Budget ($MM) Sum of 2024 cash capital expenditures for operated drilling and completion (“D,C&E”), non-operated properties and capital workovers, operated midstream, infrastructure and environmental					150%	15%
PDP F&D Cost ($ / Boe) Sum of D,C&E well costs for wells brought to production in 2024 divided by the net EUR’s of those wells					124%	18.6%
Controllable Cash Costs ($ / Boe) Sum of reported cash general and administrative expenses and reported lease operated expenses, divided by total barrels of oil equivalent production. Excludes merger integration and severance costs					200%	20%
Return on Average Capital Employed (%) Consolidated 2024 earnings before interest and taxes, divided by average total assets less average current liabilities for year end 2024 and year end 2023.					114%	22.9%
Pre-Dividend Free Cash Flow ($ / Share) Cash flow from operations prior to dividends and excluding working capital changes, less cash capital expenditures for operated D,C&E, non-operated properties and capital workovers, midstream and infrastructure and environmental. Excludes acquisitions and equity method investments.					192%	38.4%
Environmental and Safety	See table below for details regarding Environmental and Safety Performance Metrics and Company results for 2024.					21.4%
				100%		136%
(1)	No payouts are made in respect of a performance goal under the Annual Incentive Plan unless applicable threshold performance level for such performance goal is achieved.
(2)	Excludes effects of the Endeavor Merger.
(3)	Calculated from the Company's historical audited financial statements and further adjusted to exclude the effects of the Endeavor Merger as shown in "Schedule A—Non-GAAP Reconciliations" beginning on page 103 of this proxy statement.
(4)	Excludes non-recurring items such as merger and integration expenses and early redemption of derivatives and ties to the Company’s Adjusted Free Cash Flow reconciliation used for quarterly return of capital calculations.

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ENVIRONMENTAL AND SAFETY METRICS AND PERFORMANCE

	Performance Levels
Performance Factors	Threshold (50%)	Target (100%)	Maximum (200%)	2024 Weighting	% of Target	2024 % Earned
Flaring Intensity – Company Operated(1) Total gross mcf of flared natural gas production attributed to Company operations divided by total gross mcf of natural gas production					73%	1.8%
Flaring Intensity – Total(1) Total gross mcf of flared natural gas production divided by total gross mcf of natural gas production					—	—
Scope 1 GHG Intensity(2) Scope 1 GHG emissions in metric tons of CO2e divided by gross MBOE produced					—	—
Net Liquid Spill Rate(3) Barrels of produced liquid spills not recovered divided by thousands of barrels of total produced liquids					200%	10%
Recycled Water Percentage(4) Total barrels of recycled water used in drilling and completions operations divided by total barrels of water used in drilling and completions operations					192%	9.6%
Total Recordable Incident Rate (Company Employees Only)(5) Number of recordable incidents per 200,000 man hours recorded					—	—
				25%		21.4%
(1)	The Company utilized the American Exploration and Production Council (“AXPC”) definition to calculate flaring intensity.
(2)	The Company utilized the AXPC definition to calculate GHG Emission Intensity. The Scope 1 GHG intensity result presented in the table was certified in 2024 and relates to 2023 operations.
(3)	The Company utilized a modified AXPC definition to account for barrels recovered as the basis for calculating spills. The Company recognizes spills as defined by AXPC, net of volume recovered from secondary containment.
(4)	The Company utilized the AXPC definition to calculate water recycle rate. The Company had set a 2025 target of > 65%, which it exceeded in 2023 and 2024.
(5)	The Company utilizes the same definition adopted by AXPC and the Occupational Safety and Health Administration to calculate TRIR.

After applying the weighting established by the compensation committee to each performance factor, Diamondback achieved the short-term annual incentive plan performance goals at 136% of target.

The compensation committee maintains sole discretion under the Annual Incentive Plan to administer the plan and make adjustments to awards that it deems to appropriate, such as for unusual or non-recurring events. While the compensation committee retains this authority, the committee very rarely exercises any discretion in administering the Annual Incentive Plan. The compensation committee expends considerable effort, informed by the Company’s stockholder engagement efforts and Meridian’s advice, to construct a scorecard that is intended to align with the Company’s strategic objectives and produce an output that aligns with Company performance for the preceding year. In rare cases, the compensation committee has historically exercised its discretion where the committee believed the outcome did not align with Company performance or did not account for unusual or non-recurring events. For example, in 2021 Diamondback achieved its short-term annual incentive plan performance metrics at 160% of target. However, following consultation with Meridian, and taking into account all aspects of the Company’s performance in 2020, the compensation committee exercised negative discretion and reduced the annual incentive bonus for all NEOs from 160% of target to 100% of target.

Following its review of the Company’s significant achievements in 2024, including, among others, (i) the transformational Endeavor Merger and the successful integration of the Endeavor assets and employees, which effectively doubled the size of the Company’s assets and employee base, (ii) delivering on all of the expected operational synergies from the Endeavor Merger that were highlighted at deal announcement and (iii) the Company’s top quartile stock performance versus its peers, with a one-year TSR that outperformed all but one of its oil-weighted peers, the compensation committee elected to exercise further discretion in determining the final 2024 payout to its named executive officers by applying a 25% multiplier to the quantitative outcome described above, resulting in a final payout percentage of 170% of target.

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As a result, the compensation committee authorized the following NEO payouts under the Annual Incentive Plan for 2024:

2024 SHORT-TERM INCENTIVE AWARD PAYOUTS TO NAMED EXECUTIVE OFFICERS

Named Executive Officer	Base Salary as of December 31, 2024	Target Bonus Percentage as a % of Base Salary	Target Bonus Amount	Actual Incentive Bonus Award	Actual Incentive Bonus as % of Target Bonus
Travis D. Stice	$1,400,000	140%	$1,960,000	$3,332,000	170%
Kaes Van’t Hof	$700,000	100%	$700,000	$1,190,000	170%
Teresa L. Dick	$525,000	90%	$472,500	$803,250	170%
Daniel N. Wesson	$650,000	100%	$650,000	$1,105,000	170%
Matt Zmigrosky	$630,000	90%	$567,000	$963,900	170%

PREVIEW OF 2025 PERFORMANCE BONUS STRUCTURE

Recognizing the consistent stockholder support for the Company’s executive compensation programs, the compensation committee undertook a similar process as described above when constructing the Annual Incentive Plan scorecard for 2025. The framework for the 2025 Annual Incentive Plan scorecard generally remains unchanged from 2024. The compensation committee elected to maintain the same categories of performance factors and the same weightings for each performance factor, with the few adjustments described below.

First, the compensation committee removed the total gas flaring performance factor from the scorecard (previously weighted at 2.5%) and maintained the gas flaring related to Company operations performance factor and increased the weighting from 2.5% to 5%. Upon further evaluation by the compensation committee, total gas flaring comprises the majority of the Company’s Scope 1 GHG intensity outcome and is largely driven by the actions of third parties that are out of the Company’s control. As Scope 1 GHG intensity is separately measured in the current scorecard framework, the compensation committee elected to narrow the gas flaring performance factor to Company operations and set rigorous performance targets for 2025.

Second, the compensation committee approved slight modifications to its water usage performance factor given the Company met and exceeded its prior water recycling target. For 2025, the performance factor shall be calculated by taking total barrels of non-fresh water used, divided by total barrels of water used in operations.

Further information regarding the 2025 Annual Incentive Plan scorecard, including the applicable performance levels and related performance will be detailed in the proxy statement for Diamondback’s 2026 annual stockholders meeting.

Long-Term Equity Incentive Compensation

We believe providing our NEOs the opportunity to be awarded stock and stock-based awards offers the best approach to achieving our compensation goals and aligns the interests of our executive officers with those of our stockholders. To achieve this purpose, our board of directors adopted, and our stockholders approved, the 2021 Amended and Restated Equity Incentive Plan (Equity Incentive Plan). The purpose of the Equity Incentive Plan is to enable us, and our affiliates, to attract and retain the services of the types of executives, employees, consultants and directors who will contribute to our long-term success and to provide incentives that will be linked directly to increases in share value that will benefit our stockholders. The Equity Incentive Plan provides a means by which eligible recipients of awards may be given an opportunity to benefit from increases in value of our common stock through the granting of equity awards. The terms of the Equity Incentive Plan are described in more detail below.

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MARCH 2024 DIAMONDBACK PERFORMANCE-BASED AND TIME-BASED AWARDS

In March 2024, the compensation committee granted our NEOs three-year performance-based restricted stock units and time-based restricted stock units, in each case under the Equity Incentive Plan, in the amounts shown below. In 2024, the compensation committee established 2024 Target LTI awards based on a review of market data from its independent compensation consultant, Company and individual performance, and the prevailing industry environment. Consistent with the compensation committee’s focus on giving more weight to the performance component of our executive compensation, the 2024 performance-based equity award granted to each NEO represented 60% of the total 2024 LTI award, with the time-based component of such award representing 40% of the total 2024 LTI award.

	Performance-Based Restricted Stock Units(1)	PSU % of Total LTI Award	Time-Based Restricted Stock Units(2)	RSU % of Total LTI Award	Targeted Value of Total LTI Award(3)
Travis D. Stice	32,943	60%	21,961	40%	$9,750,000
Kaes Van’t Hof	13,515	60%	9,010	40%	$4,000,000
Teresa L. Dick	6,926	60%	4,618	40%	$2,050,000
Daniel N. Wesson	11,826	60%	7,883	40%	$3,500,000
Matt Zmigrosky	8,447	60%	5,631	40%	$2,500,000
(1)	The three-year performance-based restricted stock units are for the performance period from January 1, 2024 through December 31, 2026. Each NEO is also entitled to dividend equivalent rights on such NEO’s unvested performance-based restricted stock units at target.
(2)	Time-based restricted stock units of which one-third of the award vested on March 1, 2024, with the remaining restricted stock units vesting in two substantially equal annual installments beginning on March 1, 2025. Each NEO is also entitled to dividend equivalent rights on such NEO’s unvested time-based restricted stock units.
(3)	The aggregate number of performance-based and time-based restricted stock units for each NEO for 2024 was calculated by dividing the targeted value of the total LTI award for each NEO indicated in the table by $177.58 per share, representing the average closing price per share of our common stock on The Nasdaq Global Select Market for the five trading days immediately preceding the last trading day in February 2024, and allocated 60% to the performance-based restricted stock units and 40% to the time-based restricted stock units.

The performance-based restricted stock units are subject to the performance of our total stockholder return relative to our TSR performance peer group set forth in the table below for the applicable performance period. Additionally, the number of performance- based restricted stock units that would otherwise vest is further adjusted by the absolute TSR modifier illustrated below that reduces payouts upon negative absolute TSR, and increases payouts when the TSR is greater than 15%. No awards vest if the relative total stockholder return (prior to any adjustment required by application of the absolute TSR modifier) falls below the 25th percentile. The performance-based restricted stock units are also subject to satisfaction of continuous service requirements.

Relative Total Stockholder Return Percentile	Target Grant Vesting Percentage
<25th Percentile of Peer Group	0% of Target
Between 25th Percentile of Peer Group and up to but less than 75th Percentile of Peer Group	Straight line interpolation between 50% and 150% of Target
At or above 75th Percentile of Peer Group	200% of Target

Company Absolute Annualized Total Stockholder Return Percentage During Performance Period	Absolute TSR Modifier to be Multiplied by the Target Grant Vesting Percentage
Below 0%	75%
Between 0% and 15%	100%
Above 15%	125%

Target grant vesting percentage is expressed as a percentage of the target number of performance-based restricted stock units granted and, after being adjusted by the applicable absolute TSR modifier, may result in a settlement up to a maximum grant equal to 250% of the target number of performance-based restricted stock units granted.

These awards were designed to incentivize our NEOs to continue to contribute to the Company’s performance at the top of its TSR performance peer group, similar to the Company’s performance in prior periods. In addition, the time-based restricted stock unit awards were designed to promote retention of our NEOs who are frequently pursued by industry competitors and private equity groups.

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2024 TSR PERFORMANCE PEER GROUP

The 2024 TSR performance peer group, which was approved by the compensation committee and will be used to determine the total stockholder return percentile in the 2024 performance-based restricted stock unit awards granted in March 2024 to the NEOs, consisted of the following nine members in addition to the Company.

APA Corporation	Ovintiv Inc.
Coterra Energy Inc.	Permian Resources Corporation
Devon Energy Corporation	S&P 500 Index (weighted twice)
EOG Resources, Inc.	SPDR S&P Oil and Gas E&P ETF Index (XOP Index) (weighted twice)
Marathon Oil Corporation

MARCH 2024 VIPER PERFORMANCE-BASED AWARDS

Under the terms and conditions of Viper’s 2024 Long-Term Incentive Plan (the “Viper LTIP”), Viper’s board of directors or its compensation committee, established in March 2024, may, from time to time, grant equity awards under the Viper LTIP to our executive officers and other employees who perform services for Viper. In order to motivate and incentivize our executive officers who perform such services for Viper under the Services and Secondment Agreement and further align their interests with those of Viper’s stockholders, in March 2024, Viper’s board of directors and compensation committee granted performance-based restricted stock unit awards to our NEOs under the Viper LTIP in the amounts shown below.

	Performance-Based Restricted Stock Units(1)	Targeted Value of LTI Award(2)
Travis D. Stice	20,870	$750,000
Kaes Van’t Hof	20,870	$750,000
Teresa L. Dick	6,957	$250,000
Daniel N. Wesson	6,957	$250,000
Matt Zmigrosky	6,957	$250,000
(1)	The three-year performance-based restricted stock units are for the performance period from January 1, 2024 through December 31, 2026. Each NEO is also entitled to dividend equivalent rights on such NEO’s unvested performance-based restricted stock units at target.
(2)	The aggregate number of performance-based and time-based restricted stock units for each NEO for 2024 was calculated by dividing the targeted value of the total LTI award for each NEO indicated in the table by $35.94 per share, representing the average closing price per share of Viper’s common stock on The Nasdaq Global Select Market for the five trading days immediately preceding the last trading day in February 2024.

The performance-based restricted stock units are subject to the performance of our total stockholder return relative to Viper’s TSR performance peer group for the applicable performance period. Additionally, the number of performance-based restricted stock units that would otherwise vest is further adjusted by an absolute TSR modifier that reduces payouts upon negative absolute TSR, and increases payouts when the absolute TSR is greater than 15%. No awards vest if the relative total stockholder return (prior to any adjustment required by application of the absolute TSR modifier) falls below the 25th percentile. The performance-based restricted stock units are also subject to satisfaction of continuous service requirements. For more information regarding these performance-based restricted stock unit awards, please see Viper’s proxy statement filed with the SEC in connection with its 2025 annual meeting of stockholders.

SEPTEMBER 2024 ONE-TIME AWARD

The compensation committee regularly discusses senior management succession planning and retention matters with its Chief Executive Officer. In connection with the closing of the Endeavor Merger, the compensation committee met to discuss the pro forma organizational structure of the combined entities and related succession planning and retention matters. Following these discussions, the compensation committee elected to make a one-time, long-term incentive award to Mr. Zmigrosky to recognize his contributions to the integration planning and closing of the Endeavor Merger and to retain Mr. Zmigrosky post-closing. The award was structured as a time-based restricted stock unit award with the number of restricted stock unites determined by dividing the target grant date value of $2,000,000 by the average closing price of Company common stock for the five trading days immediately prior to the closing date of the Endeavor Merger. The time-based restricted stock units have terms and conditions that are substantially similar to the time-based restricted stock units described above, except that these units vest in five equal annual installments beginning on September 10, 2025. The award was structured with long-term vesting mechanics to incentivize long-term retention of Mr. Zmigrosky.

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VESTING OF 2022 PERFORMANCE-BASED AWARDS

In February 2025, the compensation committee certified the attainment of the pre-established performance goals with respect to performance-based restricted stock units granted to our NEOs in March 2022, which awards were subject to the satisfaction of certain total stockholder return performance conditions relative to our TSR performance peer group for the performance period commencing on January 1, 2022 and ending on December 31, 2024, and continuous service requirements. Although the vesting of these performance-based restricted stock units was also subject to the compensation committee certification obtained in February 2025 and such awards did not settle until after the compensation committee’s certification, these awards were deemed vested and earned as of December 31, 2024 and were reported in the summary compensation table as such for fiscal 2024. A consistent methodology was applied in the summary compensation table to the reporting of performance-based restricted stock units earned in prior years.

The compensation committee certified that, based on publicly available information:

(i)	our total stockholder return for the above-referenced performance period was in the 82nd percentile of the TSR performance peer group resulting in a target vesting percentage of 200%;
(ii)	the cumulative absolute total stockholder return percentage for the above-referenced performance period was approximately 73% (approximately 20% on an annualized basis), resulting in the application of an absolute TSR modifier of 125% and a resulting vesting percentage of 250% of the target number of restricted stock units granted to the NEOs; and
(iii)	the applicable performance target and other material terms of such performance-based restricted stock unit awards were achieved at such levels for the above-referenced performance period.

Acquired companies were not excluded from the relative comparison during the performance period, and the total stockholder return for such companies was measured assuming the performance period ended for each such company at the announcement of the applicable acquisition.

In connection with reaching these performance goals, each of the 2022 performance-based restricted stock unit awards received by Messrs. Stice, Van’t Hof, Wesson and Zmigrosky and Ms. Dick vested at 250% of the target, resulting in the issuance of the shares of the Company’s common stock underlying the 2022 performance-based restricted stock units to these NEOs in March 2025 as follows:

Named Executive Officer	2022 Performance-Based Restricted Stock Unit Award	Vesting Percentage After Application of Absolute TSR Modifier	Actual 2022 Performance-Based Restricted Stock Units Granted
Travis D. Stice	41,524	250%	103,810
Kaes Van’t Hof	17,302	250%	43,255
Teresa L. Dick	9,228	250%	23,070
Daniel N. Wesson	10,381	250%	25,953
Matt Zmigrosky	9,228	250%	23,070

— OTHER SIGNIFICANT COMPENSATION AND BENEFIT PLANS, POLICIES AND PRACTICES

Senior Management Severance Plan

Effective February 20, 2020, we adopted the Diamondback Energy, Inc. Senior Management Severance Plan, which was (i) amended and restated effective February 21, 2022, to provide for adjustments to severance benefits in connection with certain executive promotions and related title changes, (ii) revised to provide for certain clarifying amendments effective February 11, 2024 and (iii) further amended to provide for certain changes discussed below effective April 6, 2025 (as so amended and restated, the severance plan). We entered into a participation agreement thereunder with each of our NEOs. Pursuant to the participation agreements, the benefits under the severance plan replace any prior employment agreement with each of our NEOs. The severance plan also covers other eligible executives who are selected to participate and replaces any employment agreement they may have had. The severance plan provides a uniform framework for certain severance and change in control benefits that are consistent with market practices and is described in more detail below.

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Payments and Benefits Unrelated to a Change in Control

In the event that the employment of a participating executive is terminated by us other than for “cause” (and not by reason of death or disability) or if the participant terminates his or her employment for “good reason” (in each case as defined in the severance plan), in addition to any accrued but unpaid base salary or unreimbursed business expenses payable in accordance with the requirements of applicable law, the participant is entitled to receive severance benefits consisting of:

(i)	an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan or any successor annual cash incentive plan or program;
(ii)	base salary continuation for a specified number of months: 2x for 24 months for the Chief Executive Officer previously and, effective April 6, 2025, 1x for 24 months of base salary; 21 months for the President (which category was eliminated effective April 6, 2025); 18 months for Executive Vice Presidents; 15 months for Senior Vice Presidents and 12 months for Vice Presidents;
(iii)	a pro-rated target annual cash bonus for the year of termination (based on the number of days employed during the year of termination);
(iv)	reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage; and
(v)	the vesting or forfeiture, as applicable, of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement.

Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and are consistent with prior public disclosure that require each equity award granted to Mr. Stice to become 100% vested upon an eligible termination, and in the case of outstanding performance-based equity awards to vest at the maximum level under the equity award agreement, and be settled within ten business days.

Severance Benefits Related to a Change in Control

In the event that employment of a participant is terminated by us other than for “cause” (and not by reason of death or disability) or if the participant terminates his or her employment for “good reason,” in either case within the two year period (protection period) immediately following the consummation of a change in control (as defined in the severance plan), the participant will be entitled to the benefits described above, except that the salary continuation described in clause (ii) will be replaced, beginning with April 6, 2025, by a lump sum cash payment equal to a multiple of the participant’s annual base salary plus the greater of such participant’s target bonus and the participant’s average bonus for the preceding three years (3.0x for the Chief Executive Officer, 2.75x for the President, 2.5x for Executive Vice-Presidents, 2.25x for Senior Vice-Presidents and 2.0x for Vice-Presidents).

Severance Benefits Related to Death or Disability

The severance plan also provides the same benefits described in clauses (i), (ii), (iii) and (v) above (but not clause (iv)) in the event that a participant dies or becomes disabled (as defined in the severance plan) while employed by us. Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and are consistent with prior public disclosure that require the Company to pay 100% of the premiums to continue the group health plan continuation coverage under COBRA for Mr. Stice (in the event of his disability) and his spouse’s and any of his eligible dependents (in the event of his death or disability).

Release and Restrictive Covenants

The payment of any benefits under the severance plan is conditioned on the participant’s (or if applicable, the participant’s personal representative’s or estate’s) execution of a waiver and general release of claims. The severance plan also includes certain covenants restricting (i) competition with Diamondback and its subsidiaries, (ii) solicitation or hire of employees or agents of Diamondback and its subsidiaries and (iii) interference with business relationships of Diamondback and its subsidiaries with third parties, which covenants apply, in each case, during the period of the participant’s employment with the Company and for a period of one year (or such shorter period described below) following termination of employment (collectively, the restricted period). If a participating executive terminates employment on a basis that is not eligible for severance benefits, the Company can elect to apply these restrictive covenants for a monthly period selected by the Company not to exceed 12 months and receive a waiver and release by payment of an amount equal to one-twelfth of the participant’s annualized base salary plus target annual bonus for each month the restrictive covenants will apply, and such amount will be paid on a pro-rated basis on a regularly scheduled payroll date during such restricted period following the termination date. Notwithstanding the foregoing restrictions, in the event the participant’s employment is terminated by the Company without cause or by the participant for good reason during the protection period or due to the participant’s death or disability, the restrictions on competition with Diamondback and its subsidiaries and on interference with their business relationships with third parties will end on the date of such participant’s termination of employment.

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We believe that these severance benefits provide the same type of income transition protections that were provided to our executives under their prior employment agreements, offer letters or similar agreements. The severance plan’s provisions are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. We believe that the enhanced severance benefits resulting from terminations related to a change in control transaction are in the interest of our stockholders because they provide an incentive for executives to continue to help successfully execute such a transaction from its early stages through consummation. We also believe that these benefits provide important protection to our NEOs, are consistent with the prior employment protections and the practices of peer group companies and are appropriate for the attraction and retention of executive talent.

Viper Energy, Inc. 2024 Amended and Restated Long-Term Incentive Plan

We provide personnel and general and administrative services to our publicly traded subsidiary Viper, including the services of the executive officers and other employees, pursuant to the Services and Secondment Agreement, dated as of November 2, 2023 and effective as of November 13, 2023. Under the terms and conditions of the Viper LTIP adopted by the stockholders of Viper, Viper’s board of directors or its compensation committee, established in March 2024, may, from time to time, grant equity awards under the Viper LTIP to our executive officers and other employees who perform services for Viper. Similar to the Viper LTIP 2024 awards, to motive and incentivize our executive officers who perform such services for Viper under the Services and Secondment Agreement and further align their interests with those of Viper’s stockholders, in March 2025, Viper’s compensation committee granted performance-based restricted stock unit awards to Viper’s executive officers under the Viper LTIP that are subject to the satisfaction of certain Viper stockholder return performance conditions relative to Viper’s TSR performance peer group during the three-year performance period. For additional information regarding such performance-based awards under the Viper LTIP, see “Stock Ownership—Holdings of Officers and Directors” and related footnotes beginning on page 84.

Benefits and Perquisites

Consistent with our compensation philosophy, our compensation committee provides benefits to our executives that are substantially the same as those currently being offered to our other employees, including health insurance, life and disability insurance and a 401(k) plan.

Under our 401(k) Plan, all employees and officers are eligible to participate and may elect to defer a portion of their compensation up to the statutorily prescribed limit. Each pay period we make a matching contribution to each employee’s deferral, not to exceed 10 percent of compensation. An employee’s interests in his or her deferrals and our matching contributions are, in each case, 100% vested when contributed. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code (Code). As such, matching contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employee until distributed from the 401(k) Plan, and all timely made contributions are deductible by us for the year in which they are allocable.

The Company purchases a certain number of hours of flight time through a private charter aircraft company. These hours are made available for business use to our executive officers and employees in accordance with the Company’s Aircraft Use Policy. The Company’s Aircraft Use Policy does not permit employees, including executive officers, to use these hours for personal use. In limited occasions when a personal guest accompanies an employee on a business-related flight, the Company follows the Internal Revenue Service rules and, where required, will impute income to the employee based on applicable Standard Industry Fare Level rates.

The Company covers the cost of a comprehensive annual physical for its NEOs.

Clawback Policy

Effective October 2023, the Company updated its “clawback” policy to comply with Listing Standard 5608 adopted by Nasdaq to implement Rule 10D-1 under the Exchange Act. Under the clawback policy, the Company will recoup any excess incentive-based compensation earned by an executive officer (including each of our NEOs), on or after October 2, 2023 and during a three fiscal year lookback period, in the event of a financial restatement if a lesser amount of incentive-based compensation would have been earned had such incentive-based compensation been determined based on the restated results. For purposes of the clawback policy, incentive-based compensation includes any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a financial reporting measure, and includes our 2024 Annual Incentive Plan awards and 2022 through 2024 PSU awards.

Anti-Hedging and Anti-Pledging Policies

We have a policy prohibiting directors, executive officers and certain other designated employees from speculative trading in our securities, including hedging transactions, short selling, and trading in put options, call options, swaps or collars. In addition, we prohibit our directors and executive officers from holding our common stock in a margin account. To our knowledge, all such individuals are in compliance with the policy. Our policy is to also prohibit all other employees from engaging in hedging activities in our stock. We also have a policy prohibiting our directors, executive officers and certain other designated employees from pledging our securities as collateral for a loan.

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Timing of Equity Awards

Grants of equity awards are within the discretion of the compensation committee and are generally made to our named executive officers on March 1 of each year, approximately two weeks after our earnings are announced for the preceding quarter and full fiscal year and following the filing of our Annual Report on Form 10-K for that year. On occasion, the compensation committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. We do not currently grant, and have not in recent years granted, stock options, stock appreciation rights (SARs) or other instruments with option-like features to our named executive officers or other employees. The compensation committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2024, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Stock Ownership and Retention Guidelines for Non-Employee Directors and Executive Officers

The compensation committee has adopted stock ownership and retention guidelines for our non-employee directors and executive officers who are classified as Vice President and above. These guidelines were adopted to encourage our non-employee directors and executives to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ and executives’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance.

Under the stock ownership and retention guidelines, each of our non-employee directors must own an amount of our common stock equal in value to a multiple of the base annual retainer and our executive officers must own an amount of our common stock equal in value to a multiple of his or her annual base salary, as set forth in the table below.

Position	Multiple of Base Annual Retainer/Annual Base Salary Required
Non-Employee Directors	5x
Chief Executive Officer	6x
President	4x
Executive Vice Presidents	3x
Senior Vice Presidents and Vice Presidents	2x

As of December 31, 2024, the table below provides the minimum value of stock that each of our NEOs who currently serve as our executive officers must retain under our stock ownership and retention guidelines.

	2024 Base Salary	Multiple of Annual Base Salary Required	Minimum Value of Stock Required to Retain
Travis D. Stice	$1,400,000	6x	$8,400,000
Kaes Van’t Hof	$700,000	4x	$2,800,000
Teresa L. Dick	$525,000	3x	$1,575,000
Daniel N. Wesson	$650,000	3x	$1,950,000
Matt Zmigrosky	$630,000	3x	$1,890,000

The compensation committee reviews compliance with the stock ownership and retention guidelines on an annual basis. As of December 31, 2024, all NEOs were in compliance with the stock ownership and retention guidelines.

Any participant who acquires shares of our common stock via the exercise of options or the vesting of restricted stock that is granted after the effective date of the guidelines, must retain 50% of the net shares acquired until the earlier of (i) the date such participant is determined to be in full compliance with the guidelines and (ii) the date such individual ceases to be a participant subject to the guidelines. Once the ownership requirement is met, the participant must continue to maintain the value amount in accordance with the guidelines.

Any participant subject to the guidelines who is not in compliance with the applicable guideline (subject to any compliance transition period) may be required to retain up to 100% of the net shares of our common stock acquired via the exercise of options or the vesting of restricted awards granted under our equity incentive programs until the applicable guideline has been met.

Participants generally are given a five-year transition period to come into full compliance with the guidelines. Participants are expected to make steady progress towards meeting the ownership levels specified in the guidelines with any stock awards or stock purchases made on or after the effective date of the guidelines. If an individual becomes subject to a greater ownership amount, due to a promotion,

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an increase in base salary or an increase in the base retainer, as applicable, the individual is expected to meet the higher ownership amount by the latest to occur of (i) the end of the original period; (ii) three years from the effective date of the promotion, increase in base salary or increase in base retainer, as applicable; and (iii) such date as may be specified by the compensation committee. The compensation committee will evaluate whether exceptions should be made for any participant who, due to his or her unique financial circumstances, would incur a hardship by complying with the guidelines.

“Net shares” means the net number of shares received by the executive upon settlement after taking into account the sale or withholding of shares to pay any applicable taxes and/or option exercise price.

In addition to shares held outright, shares held directly or indirectly in trust, shares held by immediate family members residing in the same household, shares held in qualified plans (e.g., in a 401(k) plan), vested shares held in non-qualified plans, and unvested restricted stock subject to time-based (but not performance-based) vesting are all counted toward satisfaction of the ownership requirement. Restricted stock units that have vested, but not yet settled, shall be included as long as they do not remain subject to achievement of any performance goals. Stock options (whether vested or unvested) and unvested performance-based awards are not counted as shares owned for the purpose of calculating stock ownership under the guidelines.

Annual Incentive Plan

In February 2021, the compensation committee of our board of directors adopted the Executive Annual Incentive Compensation Plan (Annual Incentive Plan), replacing our prior 2014 Executive Annual Incentive Compensation Plan. The purpose of the Annual Incentive Plan is to provide an incentive to our executive officers and other selected employees to contribute to the growth, profitability and increased value of the Company. The Annual Incentive Plan is designed to focus on achievement of annual objectives and goals, determined at the beginning of each calendar year. Participants may earn a pre-determined percentage of base salary for the achievement of specified goals (performance targets). The payout opportunity varies for performance above and below the pre-established target performance levels. Performance factors for each award under the Annual Incentive Plan include criteria and objectives determined by the plan administrator used to measure the performance targets during the applicable performance period as a condition to the participant’s receipt of payment with respect to an award.

All payments in respect of awards granted under the Annual Incentive Plan are made in cash, paid within a reasonable period after the end of the performance period and designed not to be deferred compensation within the meaning of Section 409 of the Internal Revenue Code (Code).

Unless otherwise provided by the compensation committee in connection with a specific termination of employment, if the employment of an NEO or other participant terminates for any reason prior to the payment of any award for any reason other than death or disability, no award will be payable to such participant for that performance period.

In the event of a change in control, as such term is defined in the Annual Incentive Plan, each NEO or other participant will be paid the target award amount (the mid-point of any specified range of potential award payment amounts or performance targets), based on the assumption that the performance target was attained at the target level for the entire performance period, payable within a specified period following the consummation of the change in control transaction.

Equity Incentive Plan

On April 6, 2021, our board of directors unanimously adopted, subject to stockholder approval, our 2021 Amended and Restated Equity Incentive Plan, amending and restating our 2019 Amended and Restated Equity Incentive Plan. On June 3, 2021, our stockholders approved the 2021 Amended and Restated Equity Incentive Plan. Effective February 11, 2024, the 2021 Amended and Restated Equity Incentive Plan was further revised pursuant to certain clarifying amendments effective February 11, 2024. The 2021 Amended and Restated Equity Incentive Plan, as amended and restated as of the date hereof is referred to as the Equity Incentive Plan.

The Equity Incentive Plan became effective as of April 6, 2021, the date adopted by the compensation committee of our board of directors, and will remain in effect until April 6, 2031, unless otherwise terminated earlier by the board of directors.

The compensation committee may grant awards under the Equity Incentive Plan, which may include restricted awards, performance awards, stock options and stock appreciation rights, to employees, consultants and directors of our Company and its affiliates; however, incentive stock options may be granted only to employees of our Company and its subsidiary corporations. Consultants do not receive awards pursuant to our current equity compensation program.

In the event of certain corporate events or changes in our common stock, the compensation committee will proportionally adjust awards, the number and class of shares available under the Equity Incentive Plan and the maximum number of shares that may be granted under awards to any participant in a calendar year as it determines to be appropriate.

In the event of a change in control transaction or other corporate transaction such as a dissolution or liquidation of our Company, or any corporate separation or division, the Equity Incentive Plan provides that all outstanding awards under the Equity Incentive Plan

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may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company), or may be cancelled either with or without consideration for the vested portion of the awards, all as determined by the compensation committee. If an award would be cancelled without payment of consideration to the extent vested, the participant may exercise the award in full or in part for a period of ten days.

Awards granted under the Equity Incentive Plan are subject to the Company’s clawback policy, compliant with the Nasdaq listing standards and Rule 10D-1 under the Exchange Act, which allows us to recoup paid incentive compensation from current and former executive officers in certain instances.

Effect of Our Compensation Policies and Practices on Risk and Risk Management

The compensation committee reviews the risks and rewards associated with our compensation policies and programs. We believe that such policies and programs encourage and reward prudent business judgment and avoid encouraging excessive risk-taking over the long-term. With respect to specific elements of compensation:

•	We believe that our programs balance short- and long-term incentives for our executive officers providing for an appropriate mix of fixed, discretionary and equity compensation that overall encourages long-term performance.
•	We believe that annual base salaries for our NEOs do not encourage excessive risk-taking as they are fixed amounts that are subject to discretionary increases by our compensation committee, based, among other factors, on annual performance evaluations. We also believe that such annual base salaries are set at reasonable levels, as compared to the base salaries of similarly situated individuals at our compensation peer group companies. The base salary represents a portion of our NEOs’ overall compensation potential and is balanced by the other elements of their overall compensation potential, which are tied to both performance and long-term service.
•	Our annual incentive bonuses are designed to award achievement of short-term performance-driven results. The payment and amounts of the 2024 annual incentive bonuses were based, in part, upon meeting of certain performance criteria and targets established by the compensation committee for 2024, as disclosed in more detail above. We believe the performance criteria and applicable targets were set at meaningful levels and do not encourage excessive risk taking. We also believe that performance criteria and targets established by the compensation committee for 2025 were similarly designed to encourage performance, but not excessive risk taking.
•	Restricted stock units granted to our NEOs are subject to performance-based and time-based provisions. We award restricted stock units to promote performance and ensure that our executives have a continuing stake in the long-term success of the Company as the value of the award will depend on the stock price at and after the time of vesting. We believe that a mixture of performance-based and time-based equity awards represent a balanced approach to long-term equity compensation and do not encourage excessive risk taking that may be associated with the compensation approach focused solely on equity awards that vest strictly based on achieving certain targets. We also believe that the weight given by our compensation committee to performance-based equity awards, as compared to time-based equity awards, provide incentive to our NEOs to take appropriate amount of risk to drive the Company’s performance and enhance stockholder value.
•	Our NEOs are entitled to certain benefits that are payable upon the occurrence of their termination without “cause,” resignation for “good reason” or certain change in control transactions. See “Potential Payments upon Termination, Resignation or Change of Control for Fiscal Year 2024” and “Other Significant Compensation and Benefit Plans, Policies and Practices—Senior Management Severance Plan” for more information.

Based on the foregoing, the compensation committee believes that the Company does not utilize compensation policies and programs creating risks that are reasonably likely to have a material adverse impact on the Company.

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— COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Melanie M. Trent, Chairperson
Stephanie K. Mains
Robert K. Reeves
Mark L. Plaumann
Frank D. Tsuru

— COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The compensation committee of our board of directors currently consists of Melanie M. Trent, Stephanie K. Mains, Robert K. Reeves, Mark L. Plaumann and Frank D. Tsuru. No member of our compensation committee has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the board of directors or compensation committee of any other company that has or had one or more executive officers serving as member of our board of directors or compensation committee.

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COMPENSATION TABLES

— SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation of our principal executive officer, principal financial officer, and our three other highest paid executive officers during 2024, each identified as our NEO, for the fiscal years presented below, as applicable.

			Stock Awards ($)(1)		Non-Equity Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Performance- based(2)	Time Vested(3)	Compensation ($)(4)	Compensation ($)(5)	Total ($)(6)
Travis D. Stice Chief Executive Officer	2024	$1,391,667	$12,491,394	$4,066,518	$3,332,000	$42,500	$21,324,079
	2023	$1,350,000	$10,512,896	$3,905,608	$1,771,875	$43,007	$17,583,386
	2022	$1,333,333	$9,846,586	$3,787,865	$2,143,125	$41,561	$17,152,470
Kaes Van’t Hof President	2024	$691,667	$5,859,064	$1,668,382	$1,190,000	$42,500	$9,451,613
	2023	$645,192	$4,727,935	$1,756,410	$682,500	$39,929	$7,851,966
	2022	$607,500	$4,102,823	$1,578,334	$714,375	$32,386	$7,035,418
Teresa L. Dick Executive Vice President, Chief Accounting Officer and Assistant Secretary	2024	$520,833	$2,779,522	$855,115	$803,250	$42,500	$5,001,220
	2023	$495,192	$2,391,736	$888,545	$420,000	$40,685	$4,236,158
	2022	$470,333	$2,188,236	$841,778	$482,600	$33,142	$4,016,089
Daniel N. Wesson Executive Vice President and Chief Operating Officer	2024	$641,667	$4,452,284	$1,459,695	$1,105,000	$42,500	$7,701,146
	2023	$592,308	$3,448,761	$1,281,189	$567,000	$39,929	$5,929,187
	2022	$541,667	$2,461,647	$947,000	$568,960	$32,386	$4,551,660
Matt Zmigrosky Executive Vice President, Chief Legal and Administrative Officer and Secretary	2024	$625,000	$3,298,761	$2,917,421	$963,900	$42,500	$7,847,582
	2023	$590,385	$2,781,276	$1,033,165	$504,000	$40,253	$4,949,079
	2022	$545,000	$2,188,236	$841,778	$558,800	$32,440	$4,166,254
(1)	The amounts shown in the above table under Stock Awards reflect the grant date fair value of restricted stock units and/or phantom units granted in 2024, 2023 and 2022, respectively, determined in accordance with FASB ASC Topic 718. Dividend equivalent rights were factored into the grant date fair value amounts reported in the above table. See Note 11 to our consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K, filed with the SEC on February 26, 2025, regarding assumptions underlying valuations of equity awards for 2024, 2023 and 2022. Details regarding equity awards that were outstanding at December 31, 2024 can be found in the tables entitled “Outstanding Equity Awards at Fiscal 2024 Year-End under Diamondback’s Equity Incentive Plan,” and “Outstanding Equity Awards under the Viper LTIP at Fiscal 2024 Year-End.”
(2)	Represents the grant date fair value (calculated as discussed in Note 1 above) of the performance-based restricted stock units for each NEO granted under Diamondback’s Equity Incentive Plan and the Viper LTIP for the applicable performance period, subject to the Company’s attainment of certain pre-established performance targets and the NEO’s continuous employment. The Company utilized a Monte Carlo simulation to value the performance-based restricted stock units granted in 2024 based on the probable performance outcome for the target amount of units on the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period. Actual payouts for the performance-based restricted stock units granted in 2024 can range from zero percent up to a maximum equal to 250% of the target number of performance-based restricted stock units granted. If the maximum number of performance-based restricted stock units and the Company’s share price of $185.17 on the grant date is used to determine the value of the performance-based restricted stock awards granted under Diamondback’s Equity Incentive Plan in 2024 rather than the probable number of shares, the maximum performance-based award values would be $15,250,231 for Mr. Stice, $6,256,524 for Mr. Van’t Hof, $3,206,219 for Ms. Dick, $5,474,551 for Mr. Wesson, and $3,910,420 for Mr. Zmigrosky. If the maximum number of performance-based restricted stock units and Viper’s share price of $36.63 on the grant date is used to determine the value of the performance-based restricted stock awards granted in 2024 rather than the probable number of shares, the maximum performance-based award values would be $1,911,170 for Mr. Stice, $1,911,170 for Mr. Van’t Hof, $637,106 for Ms. Dick, $637,106 for Mr. Wesson and $637,106 for Mr. Zmigrosky.
(3)	The aggregate grant date fair values for 2024, 2023 and 2022 for each NEO are attributable to the time-based restricted stock units granted to such NEO under Diamondback’s Equity Incentive Plan on March 1, 2024, September 10, 2024, March 1, 2023 and March 1, 2022, respectively, in each case vesting in three substantially equal annual installments beginning on the date of grant.
(4)	The amounts shown reflect performance-based annual incentive bonuses granted under the Annual Incentive Plan.

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(5)	The following provides a detailed breakdown of the amounts for 2024 under “All Other Compensation” in the Summary Compensation Table:

Name	Contributions to 401(k) Plan ($)	Life and Medical Insurance Premiums ($)	Executive Physical Reimbursement(a) ($)	Total ($)
Mr. Stice	34,500	2,650	5,350	42,500
Mr. Van’t Hof	34,500	2,650	5,350	42,500
Ms. Dick	34,500	2,650	5,350	42,500
Mr. Wesson	34,500	2,650	5,350	42,500
Mr. Zmigrosky	34,500	2,650	5,350	42,500
(a)	In addition to the health and wellness benefits generally available to all employees, executive officers are eligible to participate in a supplemental annual physical program, the cost of which is reimbursed by the Company. The amounts reflected in this column represent the average cost of the supplemental annual physical program to the Company. Due to confidentiality requirements, we do not disclose the actual use of this program by the individual NEOs.

(6)	Certain of our NEOs also performed services as executive officers and/or directors of Viper, our publicly traded subsidiary, as set forth in more detail in their respective biographies above, and their time was allocated between managing our business and managing the business of Viper. During 2024, 2023 and 2022, no specific allocations were made by Viper for our executive officers’ services to Viper.

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— 2024 GRANTS OF PLAN-BASED AWARDS UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Travis D. Stice	3/1/2024	$980,000	$1,960,000	$3,920,000
	3/1/2024				16,472	32,943	82,358		$11,246,081
	3/1/2024							21,961	$4,066,518
Kaes Van’t Hof	3/1/2024	$350,000	$700,000	$1,400,000
	3/1/2024				6,758	13,515	33,788		$4,613,751
	3/1/2024							9,010	$1,668,382
Teresa L. Dick	3/1/2024	$236,250	$472,500	$945,000
	3/1/2024				3,463	6,926	17,315		$2,364,398
	3/1/2024							4,618	$855,115
Daniel N. Wesson	3/1/2024	$325,000	$650,000	$1,300,000
	3/1/2024				5,913	11,826	29,565		$4,037,160
	3/1/2024							7,883	$1,459,695
Matt Zmigrosky	3/1/2024	$283,500	$567,000	$1,134,000
	3/1/2024				4,224	8,447	21,118		$2,883,637
	3/1/2024							5,631	$1,042,692
	9/10/2024							10,932	$1,874,729
(1)	Reflects performance-based annual incentive cash bonuses granted under the Annual Incentive Plan for 2024. No non-equity incentive plan awards are paid under the Annual Incentive Plan for performance below the pre-determined thresholds.
(2)	For each NEO, these amounts represent the performance-based restricted stock units granted under the Equity Incentive Plan, which awards are subject to the satisfaction of certain relative TSR performance conditions compared to the Company’s TSR performance peer group for the three-year performance period commencing on January 1, 2024 and ending on December 31, 2026, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the average stock price for the month of December 2026 compared to the average stock price for the month of December 2023; by (2) the average stock price for the month of December 2023. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and increases payouts upon achieving a performance period annual TSR of greater than 15%.
(3)	Represents the time-based restricted stock units granted to (i) each NEO under the Equity Incentive Plan on March 1, 2024, vesting in three equal annual installments beginning on the date of grant, and (ii) Mr. Zmigrosky on September 10, 2024, vesting in five equal annual installments beginning on September 10, 2025 All of these awards are subject to continuous service requirements.
(4)	The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K, filed with the SEC on February 26, 2025, regarding assumptions underlying valuations of equity awards for 2024.

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— 2024 GRANTS OF PLAN-BASED AWARDS UNDER THE VIPER LTIP

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Grant Date Fair Value of Stock and Option Awards(2)
Travis D. Stice	3/1/2024	10,435	20,870	52,175	$1,245,313
Kaes Van’t Hof	3/1/2024	10,435	20,870	52,175	$1,245,313
Teresa L. Dick	3/1/2024	3,479	6,957	17,393	$415,124
Daniel N. Wesson	3/1/2024	3,479	6,957	17,393	$415,124
Matt Zmigrosky	3/1/2024	3,479	6,957	17,393	$415,124
(1)	For each NEO, these amounts represent the performance-based restricted stock units granted under the Viper LTIP, which awards are subject to the satisfaction of certain relative TSR performance conditions compared to Viper’s TSR performance peer group for the three-year performance period commencing on January 1, 2024 and ending on December 31, 2026, as certified by Viper’s compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to Viper’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the average stock price for the month of December 2026 compared to the average stock price for the month of December 2023; by (2) the average stock price for the month of December 2023. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and increases payouts upon achieving a performance period annual TSR of greater than 15%.
(2)	The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718.

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— OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR-END UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

The following table provides information concerning equity awards outstanding for our NEOs at December 31, 2024 under Diamondback’s Equity Incentive Plan:

Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(1)
Travis D. Stice
	9,002	(2)	$1,474,798	101,273	(3)	$16,591,556
	14,640	(2)	$2,398,471	82,358	(4)	$13,492,711
Kaes Van’t Hof
	4,048	(5)	$663,184	45,545	(3)	$7,461,637
	6,006	(5)	$983,963	33,788	(4)	$5,535,488
	8,790	(6)	$1,440,066
	13,183	(7)	$2,159,771
Teresa L. Dick
	2,048	(8)	$335,524	23,040	(3)	$3,774,643
	3,078	(8)	$504,269	17,315	(4)	$2,836,716
Daniel N. Wesson
	2,953	(9)	$483,790	33,223	(3)	$5,442,924
	5,255	(9)	$860,927	29,565	(4)	$4,843,634
	6,595	(10)	$1,080,459
	9,887	(11)	$1,619,787
Matt Zmigrosky
	2,381	(12)	$390,079	26,793	(3)	$4,389,497
	3,754	(12)	$615,018	21,118	(4)	$3,459,762
	10,932	(13)	$1,790,990
(1)	Market value of shares or units that have not vested is based on the closing price of $163.83 per share of our common stock on the Nasdaq Global Select Market on December 31, 2024, which was the last trading day of 2024.
(2)	The 9,002 restricted stock units vested on March 1, 2025 and, of the 14,640 restricted stock units, 7,320 vested on March 1, 2025 and the remaining 7,320 will vest on March 1, 2026.
(3)	Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the Equity Incentive Plan subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2023 and ending on December 31, 2025, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the average stock price for the month of December 2025 compared to the average stock price for the month of December 2022; by (2) the average stock price for the month of December 2022. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and increases payouts upon achieving a performance period annual TSR of greater than 15%.
(4)	Reflects the maximum number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the Equity Incentive Plan subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2024 and ending on December 31, 2026, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the average stock price for the month of December 2026 compared to the average stock price for the month of December 2023; by (2) the average stock price for the month of December 2023. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and increases payouts upon achieving a performance period annual TSR of greater than 15%.

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(5)	The 4,048 restricted stock units vested on March 1, 2025 and, of the 6,006 restricted stock units, 3,003 vested on March 1, 2025 and the remaining 3,003 will vest on March 1, 2026.
(6)	These time-based restricted stock units were granted to Mr. Van’t Hof on March 1, 2019 under the Equity Incentive Plan as part of a one-time retention award and of the 8,790 restricted stock units, 1,758 vested on March 1, 2025 and the remaining 7,032 will vest in four remaining equal annual installments beginning on March 1, 2026.
(7)	Reflects the actual number of performance-based restricted stock units granted. These performance-based restricted stock units were granted to Mr. Van’t Hof under the Equity Incentive Plan as part of a one-time retention award subject to the satisfaction of certain relative TSR conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2019 and ending on December 31, 2021, as certified by the compensation committee, and continuous service requirements. Of the 13,183 performance-based restricted stock units, 2,636 vested on March 1, 2025 and the remaining 10,547 will vest in four remaining substantially equal annual installments beginning on March 1, 2026.
(8)	The 2,048 restricted stock units vested on March 1, 2025 and, of the 3,078 restricted stock units 1,539 vested on March 1, 2025 and the remaining 1,539 will vest on March 1, 2026.
(9)	The 2,953 restricted stock units vested on March 1, 2025 and, of the 5,255 restricted stock units, 2,628 vested on March 1, 2025 and the remaining 2,627 will vest on March 1, 2026.
(10)	These time-based restricted stock units were granted to Mr. Wesson on March 1, 2019 under the Equity Incentive Plan as part of a one-time retention award. Of the 6,595 restricted stock units, 1,319 vested on March 1, 2025 and the remaining 5,276 will vest in four remaining equal annual installments beginning on March 1, 2026.
(11)	Reflects the actual number of performance-based restricted stock units granted. These performance-based restricted stock units were granted to Mr. Wesson under the Equity Incentive Plan as part of a one-time retention award subject to the satisfaction of certain relative TSR conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2019 and ending on December 31, 2021, as certified by the compensation committee, and continuous service requirements. Of the 9,887 restricted stock units, 1,977 vested on March 1, 2025 and the remaining 7,910 will vest in four remaining substantially equal annual installments beginning on March 1, 2026.
(12)	The 2,381 restricted stock units vested on March 1, 2025 and, of the 3,754 restricted stock units, 1,877 vested on March 1, 2025 and the remaining 1,877 will vest on March 1, 2026.
(13)	These time-based restricted stock units were granted to Mr. Zmigrosky on September 10, 2024 under the Equity Incentive Plan as part of a one-time retention award and will vest in five substantially equal annual installments beginning on September 10, 2025.

— OUTSTANDING EQUITY AWARDS UNDER THE VIPER LTIP AT FISCAL 2024 YEAR-END

The following table provides information concerning equity awards outstanding for our NEOs at December 31, 2024 under the Viper LTIP:

Name	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested(1)
Travis D. Stice	20,870	(2)	$1,024,091
Kaes Van’t Hof	20,870	(2)	$1,024,091
Teresa L. Dick	6,957	(2)	$341,380
Daniel N. Wesson	6,957	(2)	$341,380
Matt Zmigrosky	6,957	(2)	$341,380
(1)	Market value of shares or units that have not vested is based on the closing price of $49.07 per share of our common stock on the Nasdaq Global Select Market on December 31, 2024, which was the last trading day of 2024.
(2)	Reflects the target number of performance-based restricted stock units granted. These performance-based restricted stock units were granted under the LTIP subject to the satisfaction of certain relative TSR performance conditions as compared to our TSR performance peer group for the performance period commencing on January 1, 2024 and ending on December 31, 2026, as certified by the compensation committee, and continuous service requirements. The number of restricted stock units that will vest is based on the achievement of a pre-established threshold, target or maximum relative TSR goal, as compared to the Company’s peers, as modified by the absolute TSR modifier. The TSR is calculated over the performance period by dividing (1) the sum of (a) the cumulative value of dividends received during the performance period, assuming reinvestment, plus (b) the difference between the average stock price for the month of December 2026 compared to the average stock price for the month of December 2023; by (2) the average stock price for the month of December 2023. No awards vest if the relative TSR for the applicable performance period is below the threshold percentile. The absolute TSR modifier reduces payouts upon negative performance period TSR, pays at target upon achieving a performance period annual TSR of zero to 15%, and increases payouts upon achieving a performance period annual TSR of greater than 15%.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     71

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— STOCK VESTED DURING FISCAL YEAR 2024 UNDER DIAMONDBACK’S EQUITY INCENTIVE PLAN

The following table provides certain information for the NEOs with respect to the number of shares acquired upon the vesting of restricted stock awards under Diamondback’s Equity Incentive Plan during 2024:

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Travis D. Stice	131,943	$22,170,285
Kaes Van’t Hof	79,981	$14,072,265
Teresa L. Dick	29,999	$5,058,363
Daniel N. Wesson	40,298	$6,940,769
Matt Zmigrosky	29,895	$5,030,913
(1)	Value realized on vesting is based on the closing price per share of our common stock on the day prior to the vesting date on the Nasdaq Global Select Market. If the Nasdaq Global Select Market was closed on the day prior to the vesting date, the calculation was made using the opening price on the next day on which the market was open.

— RESTRICTED STOCK UNITS VESTED UNDER THE VIPER LTIP DURING FISCAL YEAR 2024

No restricted stock units vested for our NEOs under the Viper LTIP during the year ended December 31, 2024.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     72

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— POTENTIAL PAYMENTS UPON TERMINATION, RESIGNATION OR CHANGE OF CONTROL FOR FISCAL YEAR 2024

The following tables provide information regarding potential payments to each of our NEOs in connection with certain termination events, including a termination related to a change of control of the Company, as of December 31, 2024 under the terms of the Diamondback Energy, Inc. Senior Management Severance Plan. These severance plan arrangements with our NEOs are described in more detail under “Other Significant Compensation and Benefit Plans, Policies and Practices—Senior Management Severance Plan” above.

	Termination Without Cause or Resignation for Good Reason(1)(2)
Name	Base Salary		Annual Incentive Bonus		COBRA Reimbursement		Restricted Stock Units(3)		Total
Travis D. Stice	$5,600,000	(4)	$1,960,000	(7)	$24,935	(9)	$36,517,599	(10)	$44,102,534
Kaes Van’t Hof	$1,225,000	(5)	$700,000	(8)	$37,674	(9)	$—		$1,962,674
Teresa L. Dick	$787,500	(6)	$472,500	(8)	$24,935	(9)	$—		$1,284,935
Daniel N. Wesson	$975,000	(6)	$650,000	(8)	$37,674	(9)	$—		$1,662,674
Matt Zmigrosky	$945,000	(6)	$567,000	(8)	$37,674	(9)	$—		$1,549,674

	Change of Control/No Termination
Name	Base Salary	Annual Incentive Bonus(7)		COBRA Reimbursement	Restricted Stock Units(3)	Total
Travis D. Stice	$—	$1,960,000	(7)	$—	$—	$1,960,000
Kaes Van’t Hof	$—	$700,000	(8)	$—	$—	$700,000
Teresa L. Dick	$—	$472,500	(8)	$—	$—	$472,500
Daniel N. Wesson	$—	$650,000	(8)	$—	$—	$650,000
Matt Zmigrosky	$—	$567,000	(8)	$—	$—	$567,000

	Change of Control/Qualifying Termination(1)(12)
Name	Lump Sum Cash Severance Payment		COBRA Reimbursement		Restricted Stock Units(3)		Total
Travis D. Stice	$13,407,000	(13)	$24,935	(9)	$36,517,599	(10)	$49,949,534
Kaes Van’t Hof	$4,996,302	(14)	$37,674	(9)	$11,469,892	(11)	$16,503,868
Teresa L. Dick	$3,206,542	(15)	$24,935	(9)	$3,825,716	(11)	$7,057,193
Daniel N. Wesson	$4,142,467	(15)	$37,674	(9)	$8,500,933	(11)	$12,681,074
Matt Zmigrosky	$3,830,917	(15)	$37,674	(9)	$6,277,105	(11)	$10,145,696

	Termination upon Death or Disability(1)(16)
Name	Base Salary		Annual Incentive Bonus		COBRA Reimbursement		Restricted Stock Units(3)		Total
Travis D. Stice	$5,600,000	(4)	$1,960,000	(7)	$24,935	(17)	$36,517,599	(10)	$44,102,534
Kaes Van’t Hof	$1,225,000	(5)	$700,000	(8)	$—		$11,469,892	(18)	$13,394,892
Teresa L. Dick	$787,500	(6)	$472,500	(8)	$—		$3,825,716	(18)	$5,085,716
Daniel N. Wesson	$975,000	(6)	$650,000	(8)	$—		$8,500,933	(18)	$10,125,933
Matt Zmigrosky	$945,000	(6)	$567,000	(8)	$—		$6,277,105	(18)	$7,789,105
(1)	The payment of any amounts or provision of any benefits to each NEO under the severance plan is subject to (i) such NEO’s (or, if applicable, his or her representative’s or estate’s) execution, within 45 days following receipt (or such shorter period as set forth in such release), of a waiver and general release of claims, and such waiver and general release of claims becoming effective and irrevocable in accordance with its terms within 60 days following such NEO’s termination date and (ii) ongoing compliance certain non-competition and non-solicitation obligations.

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(2)	Represents the amounts payable to each NEO under the severance plan in effect as of December 31, 2024 (prior to its amendment and restatement effective April 6, 2025) and the applicable NEO participation agreement, under which, in the event we terminate such NEO’s employment with us other than for “cause” (and not by reason of death or disability), or if such NEO terminates his or her employment with us for “good reason,” he or she will be entitled to receive (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a multiple of base salary continuation (2x for 24 months for Mr. Stice, 1x for 21 months for Mr. Van’t Hof and 1x for 18 months for each other NEO), (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination), (iv) reimbursement for the cost of up to 18 months of premiums for COBRA group health continuation coverage and (v) the vesting or forfeiture (as applicable) of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement.
(3)	The value of restricted stock units was calculated based on the closing price of our common stock of $163.83 per share on December 31, 2024, which is the last trading day of 2024.
(4)	Represents an amount equal to the base salary continuation of 2x for 24 months for Mr. Stice.
(5)	Represents an amount equal to the base salary continuation of 1x for 21 months for Mr. Van’t Hof.
(6)	Represents an amount equal to the base salary continuation of 1x for 18 months for each of Ms. Dick, Mr. Wesson and Mr. Zmigrosky.
(7)	Represents an amount equal to the target bonus under the Annual Incentive Plan for Mr. Stice, representing 140% of his annual base salary.
(8)	Represents an amount equal to the target bonus under the Annual Incentive Plan for each of these NEOs, representing 100% of the applicable annual base salary for each of Mr. Van’t Hof and Mr. Wesson and 90% of the applicable annual base salary for each of Ms. Dick and Mr. Zmigrosky.
(9)	Represents reimbursement for the cost of up to 18 months of premiums for COBRA group health continuation coverage.
(10)	Mr. Stice’s participation agreement includes terms that are intended to maintain certain benefits under his prior employment agreement and require each equity award granted to Mr. Stice to become 100% vested upon an eligible termination, and in the case of outstanding performance-based equity awards to vest at the maximum level under the equity award agreement and be settled within ten business days.
(11)	The restricted stock units granted under Diamondback’s Equity Incentive Plan to each of Mr. Van’t Hof, Ms. Dick, Mr. Wesson and Mr. Zmigrosky that remained unvested as of December 31, 2024 have double-trigger provisions and will vest upon (i) qualifying termination without cause within 24 months of the occurrence of the change in control of the Company or (ii) upon such executive officer’s death or disability.
(12)	Represents the amounts payable to each NEO under the severance plan and the applicable NEO participation agreement, under which, in the event that the employment of an NEO is terminated by us other than for “cause” (and not by reason of death of disability), or if such NEO terminates his or her employment with us for “good reason,” in each case within the two-year period immediately following a change in control (as defined in the severance plan), he or she will be entitled to receive (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a lump sum cash payment equal to a multiple of the participant’s base salary plus such participant’s average bonus for the preceding three years (3x for Mr. Stice, 2.75x for Mr. Van’t Hof and 2.5x for each other NEO), (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination), (iv) reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage and (v) the vesting or forfeiture (as applicable) of each outstanding unvested equity-based compensation award granted by us or our affiliates in accordance with the terms of the applicable equity award agreement.
(13)	Represents a lump sum cash payment equal to 3x Mr. Stice’s base salary plus Mr. Stice’s average bonus for the preceding three years ended December 31, 2024 and a target annual cash bonus for the year of termination.
(14)	Represents a lump sum cash payment equal to 2.75x Mr. Van’t Hof’s base salary plus Mr. Van’t Hof’s average bonus for the preceding three years ended December 31, 2024 and a target annual cash bonus for the year of termination.
(15)	For each of Ms. Dick, Mr. Wesson and Mr. Zmigrosky, represents a lump sum cash payment equal to 2.5x such NEO’s base salary plus such NEO’s average bonus for the preceding three years ended December 31, 2024 and a target annual cash bonus for the year of termination.
(16)	In the event that an NEO dies or becomes disabled while employed by us, such NEO will be entitled to (i) an amount, if any, equal to the bonus that would be payable for services attributable to a completed prior year performance period that has not been paid under the terms of the Annual Incentive Plan, (ii) a multiple of base salary continuation (2x for 24 months for Mr. Stice, 1x for 21 months for Mr. Van’t Hof and 1x for 18 months of each other NEO) and (iii) a target annual cash bonus for the year of termination (pro-rated, if applicable based on the number of days employed during the year of termination).
(17)	Represents reimbursements for the cost of up to 18 months of premiums for COBRA group health continuation coverage to Mr. Stice’s spouse and any eligible dependents, as provided by the terms of Mr. Stice’s participation agreement under the severance plan.
(18)	Under the terms of the applicable award agreement, upon such NEO’s death or disability the number of performance-based restricted stock units the officer is entitled to is not determined until the end of the performance period and is settled at the same time it would have had the officer remained employed. For purposes of calculating the number of performance-based restricted stock units that such NEO would be entitled to upon his or her death or disability, the Company assumed that the performance conditions were satisfied at target.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     74

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— LETTER AGREEMENT WITH CURRENT CEO

In connection with our announcement of our leadership succession plan on February 20, 2025, we and Mr. Stice entered into a letter agreement, dated as of that date, specifying the terms on which he will serve as Executive Chairman following the conclusion of the Annual Meeting, at which point our current President Mr. Van’t Hof will succeed Mr. Stice as our Chief Executive Officer. The letter agreement provides that Mr. Stice will serve as Executive Chairman from the Company’s 2025 Annual Meeting of Stockholders until the Company’s 2026 Annual Meeting of Stockholders, at which point he is expected to transition to non-Executive Chairman of the Board. As Executive Chairman, Mr. Stice’s duties will include chairing meetings of the Board, assisting with the transition of his duties as Chief Executive Officer to Mr. Van’t Hof and providing advice, guidance and assistance to the Chief Executive Officer. Mr. Stice’s annual base salary will be $900,000 and his target annual bonus opportunity will be 150% of the annual base salary earned in the applicable year. Under the terms of the letter agreement, as Chief Executive Officer, Mr. Stice was granted our equity awards in 2025 with a target grant date value of $13 million, and as Executive Chairman, Mr. Stice will be granted our equity awards in 2026 with a target grant date value of $7.8 million. The structure of the equity awards contemplated by the letter agreement is 60% in the form of performance-based restricted stock units and 40% in the form of time-based restricted stock units. As Executive Chairman, Mr. Stice will remain a participant in our Amended and Restated Senior Management Severance Plan, except his cash severance benefits in connection with a change in control will not be reduced to 24 months of base salary continuation. From Mr. Stice’s transition to non-Executive Chairman through December 31, 2026, we will reimburse the cost of premiums for COBRA group health continuation coverage.

The foregoing description of the letter agreement with Mr. Stice does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement, which is included as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 20, 2025.

— PAY RATIO DISCLOSURE

Pursuant to Item 402(u) of Regulation S-K, we are disclosing the pay ratio and supporting information comparing the median of the annual total compensation of our employees (including full-time, part-time, seasonal and temporary employees) other than Mr. Stice, our Chief Executive Officer, and the annual total compensation of our Chief Executive Officer. The pay ratio is calculated in a manner consistent with Item 402(u) of Regulation S-K. For the year ended December 31, 2024, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, other than our Chief Executive Officer, is $181,900.
•	The annual total compensation of our Chief Executive Officer is $21,324,079.
•	The ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees is 117X to 1.

To identify the median employee for 2024 (the 2024 Median Employee), we reviewed our employee population as of December 31, 2024. For 2024, we used wages reported in Box 1 of IRS Form W-2 during the 12-month period ending on December 31, 2024, as a consistently applied compensation measure. We did not annualize the wages for new employees or employees on unpaid leave of absence who were employed for less than the full fiscal year, or make cost of living adjustments. Based on this methodology, we identified an employee whose compensation was at the median of the employee data.

Once we identified the 2024 Median Employee, we calculated the annual total compensation using the rules applicable to the Summary Compensation Table. With respect to the annual total compensation of our Chief Executive Officer we used the amount reported in the “Total” column for 2024 in the Summary Compensation Table on page 66.

The pay ratio rules provide companies with flexibility to select the methodology and assumptions used to identify the median employee, calculate the median employee’s compensation and estimate the pay ratio. As a result, our methodology may differ from those used by other companies, including those within our industry, and may not be comparable to pay ratios reported by other companies.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     75

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— PAY VERSUS PERFORMANCE DISCLOSURE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid to our CEO, who is referred to in the table below as our principal executive officer (“PEO”), and our other named executive officers, who are referred to in the table below as our Non-PEO NEOs, and certain financial performance of the Company. For further information concerning Company’s pay for performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)	Net Income (Loss) (in millions)(7)	Return on Average Capital Employed (“ROACE”)(8)
2024	$21,324,079	$29,117,415	$7,500,390	$10,265,220	$219.68	$182.97	$3,701	15.4%
2023	$17,583,386	$34,309,377	$5,741,598	$11,353,994	$199.06	$185.59	$3,336	18.1%
2022	$17,152,470	$17,650,787	$4,942,355	$6,755,849	$166.41	$199.77	$4,562	25.5%
2021	$13,529,128	$23,965,903	$5,073,857	$9,737,527	$122.81	$126.90	$2,276	15.7%
2020	$10,152,471	$957,617	$3,512,243	$(2,460,719)	$54.00	$62.30	$(4,672)	4.5%

(1)	The dollar amounts reported are the amounts of total compensation reported in our Summary Compensation Table.
(2)	The dollar amounts reported represent the amount of “compensation actually paid,” as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to total compensation to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Deductions: Reported Value of Equity Awards(a)	Additions: Equity Award Adjustments(b)	Compensation Actually Paid to PEO
2024	$21,324,079	$16,557,912	$24,351,248	$29,117,415
2023	$17,583,386	$14,418,504	$31,144,495	$34,309,377
2022	$17,152,470	$13,634,451	$14,132,768	$17,650,787
2021	$13,529,128	$9,323,289	$19,760,064	$23,965,903
2020	$10,152,471	$7,306,740	$(1,888,114)	$957,617

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     76

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Year	Year End Fair Value of Current Year Equity Awards that Remain Unvested at Year-End	Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year-End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Equity Award Adjustments
2024	$11,478,257	$1,733,314	$1,336,229	$8,591,173	$—	$1,212,275	$24,351,248
2023	$11,649,872	$4,670,721	$1,265,501	$12,241,513	$—	$1,316,888	$31,144,495
2022	$7,085,036	$2,158,865	$1,274,387	$1,846,084	$—	$1,768,396	$14,132,768
2021	$8,725,605	$6,138,744	$796,720	$3,788,128	$—	$310,867	$19,760,064
2020	$4,150,613	$(4,251,808)	$919,212	$(3,098,274)	$—	$392,143	$(1,888,114)

(3)	The dollar amounts reported represent the average of the amounts reported for our Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of our Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Mr. Van’t Hof, Ms. Dick, Mr. Wesson and Mr. Zmigrosky, (ii) for 2023, Mr. Van’t Hof, Ms. Dick, Mr. Wesson and Mr. Zmigrosky; (iii) for 2022, Mr. Van’t Hof, Ms. Dick, Mr. Wesson and Mr. Zmigrosky; (iv) for 2021, Mr. Van’t Hof, Ms. Dick, Mr. Pantermuehl and Mr. Zmigrosky; and (v) for 2020, Mr. Van't Hof, Ms. Dick, Mr. Pantermuehl and Mr. Wesson.
(4)	The dollar amounts reported represent the average amount of “compensation actually paid” to our Non-PEO NEOs, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to our Non-PEO NEOs during the applicable year. In accordance with the SEC rules, the following adjustments were made to average total compensation for our Non-PEO NEOs for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Deductions: Average Reported Value of Equity Awards	Additions: Average Equity Award Adjustments(a)	Average Compensation Actually Paid to Non-PEO NEOs
2024	$7,500,390	$5,822,561	$8,587,391	$10,265,220
2023	$5,741,598	$4,577,254	$10,189,650	$11,353,994
2022	$4,942,355	$3,787,458	$5,600,952	$6,755,849
2021	$5,073,857	$3,706,041	$8,369,711	$9,737,527
2020	$3,512,243	$2,557,358	$(3,415,604)	$(2,460,719)

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Year End Fair Value of Current Year Equity Awards that Remain Unvested at Year-End	Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested at Year-End	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value	Total Average Equity Award Adjustments
2024	$4,346,159	$634,377	$412,906	$2,695,904	$—	$498,045	$8,587,391
2023	$3,698,286	$1,616,236	$401,778	$3,901,814	$—	$571,536	$10,189,650
2022	$1,968,114	$1,529,258	$354,020	$940,465	$—	$809,095	$5,600,952
2021	$3,468,438	$2,833,139	$316,714	$1,410,426	$—	$340,994	$8,369,711
2020	$1,452,709	$(4,238,035)	$321,734	$(1,434,501)	$—	$482,489	$(3,415,604)

(5)	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the four-year period included in this table, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at December 31, 2019. The peer group used for this purpose in 2023 consists of the following companies: APA Corporation, Coterra Energy, Inc., Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation, Ovintiv Inc. and Pioneer Natural Resources Company. The peer group used for this purpose in 2022 consisted of the following companies: APA Corporation, Continental Resources, Inc., Coterra Energy, Inc., Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Marathon Oil Corporation, Ovintiv Inc. and Pioneer Natural Resources Company. Continental Resources, Inc. was removed from the 2023 peer group due to its conversion from a publicly traded company to a privately held company in November 2022. Additionally, Hess Corporation and Pioneer Natural Resources Company were removed from the 2024 peer group and Permian Resources Corporation was added to the 2024 peer group. Pioneer Natural Resources was removed from the 2024 peer group due to being acquired by ExxonMobil in May 2024, and Hess Corporation was removed from the 2024 peer group as a result of the pending acquisition of Hess by Chevron. After the removal of Continental Resources, Inc., Hess Corporation and Pioneer Natural Resources Company, and the addition of Permian Resources Corporation, the 2022 peer group, 2023 peer group, and 2024 peer group are made up of the same companies.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     77

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(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)	ROACE (%) is a non-GAAP financial measure. See Schedule A for the definition of this non-GAAP financial measure and its reconciliation to the most directly comparable GAAP measure, and for other important financial information. For 2024, the calculation of ROACE has been further adjusted to exclude the effects of the Endeavor Merger as shown in Schedule A.

Financial Performance Measure

As described in greater detail in “Compensation – Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our stockholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

•	ROACE;
•	Free Cash Flow (as defined and reconciled in Schedule A to this proxy statement);
•	PDP F&D Cost (as defined in “Compensation Discussion and Analysis – Performance-Based Annual Incentive Bonus” above); and
•	Relative Total Stockholder Return (as modified by an absolute TSR modifier) (as discussed in “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—2024 Performance-Based and Time-Based Awards”).

Analysis of the Information Presented in the Pay Versus Performance Table

As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, not all of those Company measures are presented in the Pay versus Performance table consistent with SEC rules. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid, Cumulative TSR and Peer Group TSR

PAY VS. PERFORMANCE: TOTAL SHAREHOLDER RETURN

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     78

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TOTAL SHAREHOLDER RETURN: COMPANY VS. PEER GROUP

Compensation Actually Paid and Net Income

PAY VS. PERFORMANCE: NET INCOME ($MM)

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     79

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Compensation Actually Paid and ROACE

PAY VS. PERFORMANCE: ROACE (%)

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

— 2024 EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2024, certain information with respect to all compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,293,226	$—	4,654,324
Equity compensation plans not approved by security holders(3)	296,226	$—	8,226,446
(1)	Refers to the Equity Incentive Plan and assumes that awards of restricted stock units will vest at maximum levels.
(2)	The weighted average exercise price does not take into account restricted stock units because they have no exercise price.
(3)	Refers to the restricted stock of Viper (settled in Viper common stock), granted under the Viper LTIP that was approved by Viper’s unitholders.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     80

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— 2024 DIRECTOR COMPENSATION

Our non-employee directors receive a combination of cash and equity compensation designed to attract and retain qualified candidates to serve on our board of directors. In setting non-employee director compensation, our board of directors considers the significant amount of time that directors spend in fulfilling their duties to the Company and our stockholders as well as the skill level required by our non-employee directors. The compensation committee is responsible for determining the type and amount of compensation for our non-employee directors. The compensation committee engaged Meridian, as its independent compensation consultant, to assist in the annual review of non-employee director compensation with a view to provide a pay program that compensates non-employee directors near the median of our peers by providing benchmark compensation data and recommendations for non-employee director compensation program design. Employee directors are not separately compensated for their service on the Board. The 2024 non-employee director compensation program was modified effective April 1, 2023 to increase the annual director cash retainer from $80,000 per year to $90,000 per year and to include an annual cash retainer of $25,000 per year for the Lead Independent Director.

Director Compensation

The table below describes the non-employee director compensation program for 2024. The annual retainer for the former chairman of the board, and the director, committee chair and committee member retainers are payable quarterly in advance to each non-employee director. Under our director compensation program, our non-employee directors may annually elect to defer payment of up to 100% of his or her annual grant of restricted stock units and any related dividend equivalent rights until separation from service as a non-employee director of the Company. A deferral election may be made on a form provided by the compensation committee during the election period established by the compensation committee, which shall end no later than December 31 of the calendar year prior to the award date. Our non-employee directors are also reimbursed for customary expenses incurred while attending meetings of the Board and its committees.

Type of Fee	Amount ($)
Annual Director Retainer	$90,000
Annual Retainer for the Former Chairman of the Board(1)	$110,000
Annual Lead Independent Director Retainer	$25,000
Annual Audit Committee Chair Retainer	$20,000
Annual Audit Committee Member Retainer	$10,000
Annual Other Committee Chair Retainer	$15,000
Annual Other Committee Member Retainer	$5,000
Annual Restricted Stock Unit Award(2)	$200,000

(1)	Effective April 1, 2023, Mr. West, as former Chairman of the Board, received an additional annual retainer of $110,000, to be paid quarterly, as compensation for providing support and guidance to Mr. Stice and to facilitate the Company’s succession plans. Mr. Stice will not receive the Annual Director Retainer or the Annual Restricted Stock Unit Award. As an employee director, Mr. Stice does not serve on any of the Board committees.
(2)	During 2024, we provided our non-employee directors with equity compensation under our equity incentive plan valued at $200,000. The number of restricted stock units awarded to each non-employee director in 2024 equaled $200,000 divided by $193.14 (the average closing price of a share of our common stock for the five trading days immediately preceding the date of grant). The annual grant of restricted stock units is generally made to our non-employee directors at the close of business on the date of each annual meeting of our stockholders. On June 6, 2024, each non-employee director was granted 1,035 restricted stock units which will vest on the earlier of June 6, 2025 and the date of the 2025 annual meeting of stockholders. Non-employee directors that joined the board subsequent to June 6, 2024 received a prorated grant of restricted stock units with the same vesting terms as the annual non-employee director grant.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     81

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The following table contains information with respect to 2024 compensation of our non-employee directors who served in such capacity during that year, except that the 2024 compensation of Mr. Stice, our Chairman of the Board and Chief Executive Officer, is disclosed in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Vincent K. Brooks	$120,000	$197,726	$317,726
David L. Houston	$112,500	$197,726	$310,226
Rebecca A. Klein	$97,500	$197,726	$295,226
Stephanie K. Mains	$115,000	$197,726	$312,726
Charles A. Meloy	$29,171	$140,622	$169,793
Mark L. Plaumann	$121,250	$197,726	$318,976
Robert K. Reeves	$33,777	$140,622	$174,399
Lance W. Robertson	$27,636	$140,622	$168,258
Melanie M. Trent	$146,250	$197,726	$343,976
Frank D. Tsuru	$96,250	$197,726	$293,976
Steven E. West(3)(4)	$200,000	$197,726	$397,726

(1)	Of these amounts, $30,000, $28,750, $23,750, $28,750, $31,250, $37,500, $23,750 and $50,000 were payments made in December 2023 to General Brooks, Mr. Houston, Ms. Klein, Ms. Mains, Mr. Plaumann, Ms. Trent, Mr. Tsuru and Mr. West, respectively, for services to be performed in the first quarter of 2024. Excluded from these amounts were payments of $30,000, $26,250, $26,250, $28,750, $23,750, $27,500, $27,500, $22,500, $33,750, $25,000 and $50,000 made in December 2024 to General Brooks, Mr. Houston, Ms. Klein, Ms. Mains, Mr. Meloy, Mr. Plaumann, Mr. Reeves, Mr. Robertson, Ms. Trent, Mr. Tsuru and Mr. West, respectively, for services to be performed in the first quarter of 2025.
(2)	The amounts shown reflect the grant date fair value of restricted stock units granted, determined in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements for the fiscal year ended December 31, 2024, included in our Annual Report on Form 10-K, filed with the SEC on February 26, 2025, regarding assumptions underlying valuations of equity awards for 2024. Each non-employee director serving on the Board prior to June 6, 2024 was awarded 1,035 restricted stock units on June 6, 2024, which will vest on the earlier of the one-year anniversary of the date of grant and the date of the 2024 annual meeting of stockholders. Non-employee directors joining the Board subsequent to June 6, 2024 received a prorated restricted stock unit grant with the same vesting terms as the annual non-employee director grant. Except for General Brooks and Mr. West, each of the other non-employee directors elected to defer the receipt of the vested restricted stock units granted in 2024 until separation from service as a non-employee director of the Company. No additional equity awards were received by our non-employee directors to date in 2025. Dividend equivalent rights are not reflected in the aggregate grant date fair value of the restricted stock unit awards.
(3)	Excludes the compensation awarded to Mr. West for his services as (i) a director and Chairman of the Board of Viper in 2024, which consisted of (a) $60,000 in cash and (b) a grant of 2,555 phantom units on July 10, 2024, with the grant date fair value of $101,101, and a vesting date of July 10, 2025.

Director Stock Ownership Guidelines

The compensation committee has adopted stock ownership and retention guidelines for our non-employee directors. The stock ownership guidelines for our executive officers who are classified as Vice President and above and described in the “Compensation Discussion and Analysis” above. The stock ownership guidelines for our non-employee directors were adopted to encourage our non-employee directors to have a meaningful stake in the Company, which encourages a focus on our long-term success, aligns directors’ interests with the interests of our stockholders and further promotes our commitment to sound corporate governance.

Under their stock ownership guidelines, each of our non-employee directors must own an amount of our common stock equal in value to five times of the base annual retainer for non-employee directors. Stock options (whether vested or unvested) and unvested performance-based awards are not counted as shares owned for the purpose of calculating stock ownership under the guidelines.

The determination of a non-employee director’s stock ownership requirement will be calculated on an annual measurement date specified by the compensation committee based on the current base retainer of such non-employee director on the measurement date. For purposes of the stock ownership and retention guidelines, the term “base retainer” means the base annual cash retainer that each non-employee director receives for his or her service on our board of directors, which does not include any fees that any non-employee director receives for his or her service as a chairperson of our board of directors, Chairman Emeritus (or similar role or title), lead independent director, a member of a committee of our board of directors or a chairperson of a committee of our board of directors.

The compensation committee reviews compliance with the stock ownership and retention guidelines on an annual basis. As of December 31, 2024, all non-employee directors were in compliance with the stock ownership and retention guidelines.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     82

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STOCK OWNERSHIP

— HOLDINGS OF MAJOR STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2025 of shares of our common stock by each person or entity known to us to be a beneficial owner of 5% or more of our common stock.

MAJOR STOCKHOLDER TABLE

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Stephens Stockholders(2) c/o Kevin T. Keen, Esq. 2121 N. Pearl, Suite 1100 Dallas, TX 75201	101,686,727	(2)	34.58%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	23,460,723	(3)	7.98%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	15,358,918	(4)	5.22%

(1)	Beneficial ownership is determined in accordance with SEC rules. The percentage of shares beneficially owned is based on 294,082,951 shares of common stock outstanding as of April 1, 2025.
(2)	Based solely on Schedule 13D/A filed by the Autry Stephens Management Trust (“Autry Stephens Trust”), ACS Capital Management, LLC (“ACS Capital Management”), ACS Capital Holdings, LP (“ACS Holdings”), Endeavor Manager, LLC (“Endeavor Manager”), the Stephens Family Trust, the Stephens Family Trust #2, SFT Management, LLC (“SFT Management”), SFT 1 Holdings, LLC (“SFT 1”), SFT 2 Holdings, LLC (“SFT 2”) and Lyndal Stephens Greth (collectively, the “Stephens Stockholders”) on September 24, 2025. The reported securities consist of (i) 10,378,196 shares of Company Common Stock held directly by ACS Holdings, (ii) 1,037,819 shares of Company Common Stock held directly by Endeavor Manager, (iii) 58,323,346 shares of Company Common Stock held directly by SFT 1, and (iv) 31,947,366 shares of Company Common Stock held directly by SFT 2. Lyndal Stephens Greth is the sole trustee of the Autry Stephens Trust, the sole manager of ACS Capital Management, a co-trustee and the Investment Direction Adviser of the Stephens Family Trust, a directed trust, a co-trustee and the Investment Direction Adviser of the Stephens Family Trust #2, a directed trust; and the sole member and manager of SFT Management, LLC. ACS Capital Management is the general partner, and the Autry Stephens Trust is the sole limited partner, of ACS Holdings. ACS Holdings is the sole member of Endeavor Manager. Lyndal Stephens Greth has reported shared voting and dispositive power over an aggregate of 101,686,727 shares of Diamondback common stock held directly by ACS Holdings and Endeavor Manager, LLC. SFT Management is the sole manager of SFT 1 Holdings, LLC and SFT 2 Holdings, LLC. The Stephens Family Trust is the sole member of SFT 1. The Stephens Family Trust #2 is the sole member of SFT 2. Lyndal Stephens Greth has reported voting and dispositive power over the shares of Diamondback common stock held directly by SFT 1 and SFT 2. As such, Lyndal Stephens Greth may be deemed to beneficially own the shares of Diamondback common stock beneficially owned by each of the Stephens Stockholders but disclaims beneficial ownership except to the extent of her pecuniary interest therein.
(3)	Based solely on Schedule 13G/A filed with the SEC on November 12, 2024 by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported beneficial ownership of 23,460,723 shares of common stock, as well as sole dispositive power over 22,612,845 shares of common stock, shared voting power over 236,106 shares of common stock and shared dispositive power over 847,878 shares of common stock of the aggregate amount beneficially owned reported herein. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein. No one other person’s interest in the securities reported herein is more than 5% of this class of securities.
(4)	Based solely on Schedule 13G/A filed with the SEC on November 8, 2024 by BlackRock, Inc. (“BlackRock”). BlackRock reported beneficial ownership of 15,358,918 shares of common stock, as well as sole voting power over 14,322,551 shares of common stock and sole dispositive power over 15,358,918 shares of common stock. The following subsidiaries of BlackRock hold shares of Diamondback’s common stock reported on the Schedule 13G/A: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., iShares (DE) I Investmentaktiengesellschaft mit Teilgesellsc, BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, SpiderRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Diamondback common stock reported on Schedule 13G/A. No one person’s interest in such Diamondback common stock. is more than 5% of the total outstanding common stock of Diamondback.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     83

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— HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership as of April 1, 2025 of shares of our common stock by each of our directors, by each named executive officer and by all directors and executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(16)	Percent of Class
Travis D. Stice(2)	512,024	*
Kaes Van’t Hof(3)	113,264	*
Teresa L. Dick(4)	99,747	*
Daniel N. Wesson(5)	74,127	*
Matt Zmigrosky(6)	50,160	*
Vincent K. Brooks(7)(8)	9,236	*
Darin G. Holderness(9)	399	*
David L. Houston(7)	12,600	*
Rebecca A. Klein(7)	3,730	*
Stephanie K. Mains(7)	9,236	*
Charles A. Meloy(10)(11)	1,085,875	*
Mark L. Plaumann(7)(12)	11,538	*
Robert K. Reeves(10)	3,667	*
Lance W. Robertson(10)	7,600	*
Melanie M. Trent(7)	12,640	*
Frank D. Tsuru(7)	5,730	*
Steven E. West(7)	12,135	*
Al Barkmann(13)	14,717	*
Chad McAllaster(14)	732	*
Jere W. Thompson III(15)	10,344	*
Directors and Executive Officers as a Group (20 persons)	2,049,501	*

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, (i) shares of common stock subject to options held by that person that are exercisable as of April 1, 2025 and (ii) shares of common stock subject to options or restricted stock units held by that person that are exercisable or vesting within 60 days of April 1, 2025, are all deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The percentage of shares beneficially owned is based on 294,082,951 shares of common stock outstanding as of April 1, 2025. Unless otherwise indicated, all amounts exclude shares issuable upon the exercise of outstanding options and vesting of restricted stock units that are not exercisable and/or vested as of April 1, 2025 or within 60 days of April 1, 2025. Except as noted, each stockholder in the above table is believed to have sole voting and sole investment power with respect to the common stock beneficially held.
(2)	Reflects (i) 79,673 shares held by Mr. Stice, (ii) 411,951 shares held by Stice Investments, Ltd and (iii) 20,400 shares held by TBS Legacy Investments, Ltd. Excludes (i) 7,320 restricted stock units that are scheduled to vest on March 1, 2026 and (ii) 22,472 restricted stock units granted on March 1, 2025 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2026. Also excludes (i) 40,509 performance-based restricted stock units awarded to Mr. Stice on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025 (ii) 32,943 performance-based restricted stock units awarded to Mr. Stice on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026, and (iii) 50,564 performance-based restricted stock units awarded to Mr. Stice on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2027.
(3)	Excludes (i) 3,003 restricted stock units that are scheduled to vest on March 1, 2026, (ii) 7,346 restricted stock units granted on March 1, 2025 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2026, (iii) 7,032 restricted stock units that are scheduled to vest in four remaining substantially equal annual installments beginning on March 1, 2026, (iv) 10,547 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2019 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2021 and are scheduled to vest in four remaining substantially equal annual installments beginning on March 1, 2026, (v) 18,218 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, (vi) 13,515 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026, and (vii) 16,531 performance-based restricted stock units awarded to Mr. Van’t Hof on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2027.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     84

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(4)	Excludes (i) 1,539 restricted stock units that are scheduled to vest on March 1, 2026 and (ii) 3,716 restricted stock units granted on March 1, 2025 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2026. Also excludes (i) 9,216 performance-based restricted stock units awarded to Ms. Dick on March 1, 2023 which awards are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, (ii) 6,926 performance-based restricted stock units awarded to Ms. Dick on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026, and (iii) 8,363 performance-based restricted stock units awarded to Ms. Dick on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2027.
(5)	Excludes (i) 2,627 restricted stock units that are scheduled to vest on March 1, 2026, (ii) 7,087 restricted stock units granted on March 1, 2025 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2026, (iii) 5,276 restricted stock units that are scheduled to vest in four remaining substantially equal annual installments beginning on March 1, 2026, (iv) 7,910 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2019 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2021 and are scheduled to vest in four remaining substantially equal annual installments beginning on March 1, 2026, (v) 13,289 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, (vi) 11,826 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026, and (vii) 15,948 performance-based restricted stock units awarded to Mr. Wesson on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2027.
(6)	Excludes (i) 1,877 restricted stock units that are scheduled to vest on March 1, 2026, (ii) 4,926 restricted stock units granted on March 1, 2025 that are scheduled to vest in two substantially equal annual installments beginning on March 1, 2026 and (iii) 10,932 restricted stock units granted on September 10, 2024 that are scheduled to vest in five substantially equal annual installments beginning on September 10, 2025. Also excludes (i) 10,717 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, (ii) 8,447 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026, and (iii) 11,085 performance-based restricted stock units awarded to Mr. Zmigrosky on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2027.
(7)	Includes 1,035 restricted stock units granted on June 6, 2024, which will vest on May 21, 2025, the date of the 2025 annual meeting of stockholders.
(8)	These shares are held by VKB Solutions, LLC (“VKB”) of which General Brooks is the sole member.
(9)	Includes 399 restricted stock units granted on June 6, 2024, which will vest on May 21, 2025, the date of the 2025 annual meeting of stockholders.
(10)	Includes 820 restricted stock units granted on June 6, 2024, which will vest on May 21, 2025, the date of the 2025 annual meeting of stockholders.
(11)	Of these shares (i) 1,085,017 shares of Diamondback’s common stock are held by Wolfrock Energy, LLC (“Wolfrock”), and (ii) 858 shares are held by Mr. Meloy. Mr. Meloy is the sole manager and has voting and dispositive power over these securities.
(12)	Of these shares (i) 9,236 shares of Diamondback’s common stock are held by Greyhawke Capital Advisors LLC (“Greyhawke”) and (ii) 2,302 shares of Diamondback’s common stock are held by Mr. Plaumann. Mr. Plaumann is a managing member of Greyhawke, has a 50% ownership interest in Greyhawke and may be deemed to have a pecuniary interest in these securities.
(13)	Excludes (i) 714 restricted stock units that are scheduled to vest on March 1, 2026, (ii) 1,726 restricted stock units granted on March 1, 2024 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2026, (iii) 3,500 restricted stock units granted on March 1, 2025 that are scheduled to vest in three substantially equal annual installments beginning on March 1, 2026 and (iv) 5,193 restricted stock units granted on September 10, 2024 that are scheduled to vest in three substantially equal annual installments beginning on September 10, 2025. Also excludes (i) 3,215 performance-based restricted stock units awarded to Mr. Barkmann on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, (ii) 3,886 performance-based restricted stock units awarded to Mr. Barkmann on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026, and (iii) 5,251 performance-based restricted stock units awarded to Mr. Barkmann on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2027.
(14)	Excludes 2,160 restricted stock units granted on March 1, 2025 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2026. Also excludes (i) 1,900 performance-based restricted stock units awarded to Mr. McAllaster on September 10, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026, and (ii) 4,862 performance-based restricted stock units awarded to Mr. McAllaster on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2027.
(15)	Excludes (i) 1,314 restricted stock units that are scheduled to vest on March 1, 2026, and (ii) 3,630 restricted stock units granted on March 1, 2025 that are scheduled to vest in two remaining substantially equal annual installments beginning on March 1, 2026. Also excludes (i) 3,858 performance-based restricted stock units awarded to Mr. Thompson on March 1, 2023 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2025, (ii) 5,913 performance-based restricted stock units awarded to Mr. Thompson on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2026, and (iii) 8,168 performance-based restricted stock units awarded to Mr. Thompson on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Diamondback’s TSR performance peer group during the three-year performance period ending on December 31, 2027.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     85

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(16)	In addition to the Company common stock reported in the table, as of April 1, 2025, our directors and named executive officers beneficially owned shares of the Class A Common Stock of Viper Energy, Inc., or Viper, as follows: Mr. Stice – 106,169; Mr. Van’t Hof – 35,362; Ms. Dick – 11,540; Mr. Wesson – 451; Mr. Zmigrosky – 4,253; and Mr. Barkmann – 1,000, which excludes (i) performance-based restricted stock units granted on March 1, 2024 that are subject to the satisfaction of certain stockholder return performance conditions relative to Viper’s TSR performance peer group during the three-year performance period ending on December 31, 2026 as follows: Mr. Stice (indirectly, through Stice Investments Ltd., which is managed by Stice Management, LLC, its general partner, in which Mr. Stice and his spouse hold 100% of the membership interests and of which Mr. Stice is the manager) – 20,870; Mr. Van’t Hof – 20,870; Ms. Dick – 6,957; Mr. Wesson – 6,957; Mr. Zmigrosky – 6,957; and Mr. Barkmann – 6,957 and (ii) performance-based restricted stock units granted on March 1, 2025 that are subject to the satisfaction of certain stockholder return performance conditions relative to Viper’s TSR performance peer group during the three-year performance period ending on December 31, 2027 as follows: Mr. Van’t Hof – 27,074; Ms. Dick – 5,415; Mr. Wesson – 8,664; Mr. Zmigrosky – 8,664; Mr. Barkmann – 5,415; and Mr. Thompson - 8,664. As of April 1, 2025, Mr. West beneficially owned 26,060 shares of the Class A Common Stock of Viper, which number excludes 2,555 restricted stock units that will vest on July 10, 2025. As of April 1, 2025, we owned no shares of Viper’s Class A Common Stock outstanding, or 0% and beneficially owned 85,431,453 of Viper’s Class B Common Stock outstanding, or 97% (either directly or through our wholly-owned subsidiary Diamondback E&P LLC (“Diamondback E&P”). As of April 1, 2025, there were 131,323,078 shares of Viper’s Class A Common Stock outstanding and 87,831,750 shares of Viper’s Class B Common Stock outstanding. Viper’s Class B Common Stock is freely exchangeable by the holders thereof, together with the equal number of their units of Viper’s operating subsidiary Viper Energy Partners LLC, for the same number of shares of Viper’s Class A Common Stock. As a result, as of April 1, 2025, Diamondback may be deemed to beneficially own (directly or indirectly through Diamondback E&P) 39% of Viper’s outstanding Class A Common Stock. As of April 1, 2025, our directors and executive officers individually and as a group own less than 1% of Viper’s outstanding Class A Common Stock and no Viper Class B Common Stock.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     86

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STOCK PERFORMANCE GRAPH

Since our initial public offering in October of 2012, our executive management has been focused not only on achieving peer-leading operational performance and cost structure in the Permian Basin, but also on creating superior stockholder value. The following performance graph includes a comparison of our cumulative total stockholder return from the first trading date following our IPO through December 31, 2024, with the average performance of our 2024 proxy peer groups identified in the “Compensation Discussion and Analysis,” the Standard & Poor’s 500 Stock Index, a broad market index, or the S&P 500 Index, and the SPDR S&P Oil & Gas Exploration and Production ETF, or XOP Index. The graph assumes an investment of $100 on such date, and that all dividends were reinvested. Our stock performance graph for the last five years is included in our most recent Annual Report on Form 10-K, filed with the SEC on February 26, 2025, which information is incorporated herein by reference.

COMPARATIVE CUMULATIVE TOTAL STOCKHOLDER RETURN

	10/12/12	12/31/13	12/31/14	12/31/15	12/30/16	12/29/17	12/31/18	12/31/19	12/31/20	12/31/21	12/30/22	12/29/23	12/31/24
Diamondback Energy, Inc.	$100.00	$302.18	$341.60	$382.29	$577.49	$721.43	$531.34	$536.20	$289.52	$658.49	$892.28	$1,067.33	$1,177.95
2022 Proxy Peer Group	$100.00	$134.92	$116.10	$80.07	$114.76	$116.03	$90.57	$99.13	$80.17	$130.37	$179.53	$184.76	$196.78
2022 Proxy Peer – Energy Group	$100.00	$136.24	$115.30	$74.55	$112.50	$110.72	$82.85	$86.86	$60.19	$109.47	$175.12	$171.69	$174.99
2023 Proxy Peer Group	$100.00	$133.99	$120.95	$88.67	$118.42	$122.76	$99.42	$115.03	$104.63	$156.20	$191.60	$204.65	$202.47
2023 Proxy Peer – Energy Group	$100.00	$135.37	$117.52	$76.55	$110.17	$107.72	$80.42	$86.79	$62.52	$108.69	$172.70	$168.85	$140.11
2024 Proxy Peer Group	$100.00	$126.12	$113.12	$81.45	$116.15	$123.01	$94.70	$97.00	$87.80	$133.91	$153.86	$169.33	$188.53
2024 Proxy Peer – Energy Group	$100.00	$124.19	$108.74	$65.80	$111.14	$113.35	$77.19	$64.23	$40.80	$82.17	$127.86	$126.90	$127.77
2025 Proxy Peer Group	$100.00	$125.65	$112.19	$80.54	$113.72	$119.18	$92.84	$87.89	$68.44	$112.09	$151.60	$160.27	$163.31
2025 Proxy Peer – Energy Group	$100.00	$124.76	$113.45	$76.98	$115.33	$120.01	$89.94	$76.48	$47.91	$91.87	$149.68	$150.23	$141.68
XOP	$100.00	$125.19	$88.34	$56.75	$78.47	$71.04	$51.08	$46.26	$29.46	$49.13	$71.40	$73.94	$73.18
S&P 500	$100.00	$132.85	$151.01	$153.08	$171.37	$208.77	$199.59	$262.41	$310.66	$399.75	$327.30	$413.24	$516.55

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     87

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

— REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS

Our board of directors has adopted a written policy regarding related party transactions. Under the policy, the audit committee reviews and approves all relationships and transactions in which we and our directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of our voting securities and their immediate family members, have a direct or indirect material interest. The policy provides that, the following do not create a material direct or indirect interest on behalf of the related party and are therefore not related party transactions:

•	a transaction involving compensation of directors;
•	a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer;
•	a transaction with a related party involving less than $120,000;
•	a transaction in which the interest of the related party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;
•	a transaction involving indemnification payments and payments under directors and officers indemnification insurance policies made pursuant to our certificate of incorporation or bylaws or pursuant to any policy, agreement or instrument of the Company or to which the Company is bound; and
•	a transaction in which the interest of the related party arises solely from indebtedness of a 5% stockholder or an “immediate family member” of a 5% stockholder.

The policy supplements the conflict of interest provisions in our Code of Business Conduct and Ethics.

Stephens Stockholders Agreement

As discussed elsewhere in this proxy statement, at closing of the Endeavor Merger on September 10, 2024, we entered into the Stephens Stockholders Agreement with the former holders of all the issued and outstanding equity interests in Endeavor Energy Resources, L.P. who received shares of our common stock as consideration for the Endeavor Merger (the “Stephens Stockholders”). The Stephens Stockholders Agreement provides the Stephens Stockholders (through approval of holders of a majority of the total number of shares of common stock held by the Stephens Stockholders) with the right to propose for nomination four directors for election to our board of directors if the Stephens Stockholders beneficially own at least 25% of the outstanding shares of our common stock, two directors if they beneficially own at least 20% but less than 25% of the outstanding shares of our common stock, and one director if they beneficially own at least 10% but less than 20% of the outstanding shares of our common stock, in each case subject to certain qualification requirements for such directors. The Stephens Stockholders are subject to certain transfer, standstill and voting restrictions under the Stephens Stockholders Agreement, and we are restricted from taking certain limited actions without the consent of the holders of a majority of the shares of our common stock held by the Stephens Stockholders.

Under the Stephens Stockholders Agreement, the Stephens Stockholders also have certain registration rights. In particular, the Stephens Stockholders are entitled to make up to three registration demands for an underwritten shelf take-down to sell all or a portion of their registrable securities in any calendar year for so long as they beneficially own registrable securities having a value, in the aggregate, of more than $2,000,000,000 and the gross proceeds from such registration are reasonably expected to be more than $500 million. In addition, the Stephens Stockholders have “piggy-back” registration rights to include their registrable securities in other registration statements filed and other underwritten offerings conducted by us.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     88

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To satisfy certain of our registration obligations under the Stephens Stockholders Agreement, on September 19, 2024, we filed our registration statement on Form S-3ASR with the SEC, registering under the Securities Act the resale, from time to time, of the registerable securities received by the Stephens Stockholders as merger consideration in the Endeavor Merger, which registration statement became automatically effective upon filing. In September 2024, the Stephens Stockholders also exercised a demand with respect to an underwritten public offering of 12,770,000 shares of our common stock, which offering was completed on September 23, 2024.

Pursuant to the terms of the Stephens Stockholders Agreement, we will generally pay all expenses relating to the registration, offering and listing of these shares, except that any Stephens Stockholders acting as selling stockholders under the registration statement will pay any underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions, transfer taxes and certain attorney’s fees. We have also agreed to indemnify the Stephens Stockholders against certain liabilities, including liabilities under the Securities Act, based upon, arising out of, related to or resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus filed by us. Our estimated expenses in connection with the filing of the registration statement contemplated by the Stephens Stockholders Agreement and the September 2024 underwritten public offering of shares of our common stock by the Stephens Stockholders were approximately $4.0 million.

The foregoing description of the Stephens Stockholders Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Stephens Stockholders Agreement, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 10, 2024.

Certain Other Transactions

Wolfrock Energy LLC, an entity controlled by Charles A. Meloy, one of our current directors and director nominees at the Annual Meeting, received approximately $72.1 million in cash and 1,195,017 shares of our common stock as the merger consideration at closing of the Endeavor Merger on September 10, 2024. Further, Mr. Meloy’s son owns Oak Prairie Oil & Gas LLC through a trust, of which Mr. Meloy and his spouse are the trustees. Mr. Meloy serves as a director of Oak Prairie Oil & Gas LLC and his son serves as an executive officer of that entity. Oak Prairie Oil & Gas LLC received payments of $1.7 million from Endeavor and/or its subsidiaries and $17,175 from Diamondback during the year ended December 31, 2024, in each case for revenue associated with working interests held in oil and gas properties operated by either Endeavor or Diamondback. At closing of the Endeavor Merger, Endeavor and its subsidiaries became indirect wholly owned subsidiaries of Diamondback.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     89

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PROPOSAL 2

APPROVE, ON AN ADVISORY BASIS, THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, our board of directors is providing our stockholders with a non-binding advisory vote on the Company’s executive compensation as reported in this proxy statement, or “say on pay” vote. The Company’s stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and the compensation committee will review and consider the “say on pay” voting results when making future decisions regarding our executive compensation program. Our stockholders have a “say on pay” vote each year. The next “say on pay” vote will take place at our 2026 Annual Meeting.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” section of this proxy statement, which discusses in detail the Company’s compensation policy and compensation arrangements which the Company believes are appropriate and reasonably consistent with market practice and with the long-term interests of the Company and its stockholders. In furtherance of the Company’s goals and objectives, the compensation committee, among other things, ensures that the Company’s executive compensation arrangements (i) do not incentivize executives to take unnecessary risks, (ii) do not include excessive change in control provisions, (iii) offer performance-based compensation, consisting of cash compensation with performance goals tied to our Company’s performance and performance-based equity awards, based on total stockholder return relative to the peer group and (iv) include long-term vesting provisions in the awards of time-based restricted stock units retain key executive talent and to encourage executives to focus on long-term performance, in each case to motivate our executives to contribute to the growth, profitability and increased value of the Company.

— BOARD VOTING RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     90

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PROPOSAL 3

RATIFY THE APPOINTMENT OF OUR INDEPENDENT AUDITORS

— WHAT AM I VOTING ON?

You are voting on a proposal to ratify the appointment of Grant Thornton LLP, or Grant Thornton, as our independent auditors for fiscal year 2025. The audit committee has appointed Grant Thornton to serve as independent auditors.

— WHAT SERVICES DO THE INDEPENDENT AUDITORS PROVIDE?

Audit services of Grant Thornton for fiscal year 2024 included an audit of our consolidated financial statements and services related to periodic filings made with the SEC. Additionally, Grant Thornton provided certain services related to the consolidated quarterly reports and annual and other periodic reports, registration statements and comfort letters and other services as described below.

— HOW MUCH WERE THE INDEPENDENT AUDITORS PAID IN 2024 AND 2023?

The following table summarizes the aggregate fees of Grant Thornton for professional services

	2024	2023
Audit fees(1)(2)	$2,341,500	$1,812,090
Audit related fees(3)	37,800	332,800
Tax fees(4)	—	—
All other fees(5)	—	—
Total	$2,379,300	$2,144,890

(1)	Audit fees represent aggregate fees for audit services, which relate to the fiscal year consolidated audit, quarterly reviews, registration statements, and comfort letters.
(2)	Represents fees for the audit of our annual financial statements and internal controls, review of our quarterly financial statements, and professional audit services provided in connection with our regulatory filings. For 2024 and 2023, the amount includes audit fees related to Viper Energy, Inc. of $724,500 and $654,150, respectively.
(3)	For 2024, the amount represents fees of $37,800 for a limited assurance attestation review for Diamondback Energy, Inc.’s 2024 Corporate Sustainability Report. For 2023, the amount represents fees of $37,800 for a limited assurance attestation review for Diamondback Energy, Inc.’s 2023 Corporate Sustainability Report and fees of $295,000 for an acquired business audit required pursuant to Regulation S-X, Rule 3-05 incurred by Viper Energy, Inc.
(4)	Tax fees represent aggregate fees for tax services, consisting of tax return compliance, tax advice and tax planning.
(5)	All other fees represent aggregate fees for all other services.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     91

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— DOES THE AUDIT COMMITTEE APPROVE THE SERVICES PROVIDED BY GRANT THORNTON?

It is our audit committee’s policy to pre-approve all audit, audit related and permissible non-audit services rendered to us by our independent auditor. Consistent with such policy, all of the fees listed above that we incurred for services rendered by Grant Thornton subsequent to our initial public offering in October 2012 and the formation of our audit committee were pre-approved by our audit committee.

— WILL A REPRESENTATIVE OF GRANT THORNTON BE PRESENT AT THE MEETING?

Yes, one or more representatives of Grant Thornton will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

— WHAT VOTE IS REQUIRED TO APPROVE THIS PROPOSAL?

Stockholder ratification of the appointment of our independent auditors is not required by the Company’s bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. If the appointment of Grant Thornton is not ratified, the audit committee will reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such change would be in best interests of the Company and its stockholders.

— HAS GRANT THORNTON ALWAYS SERVED AS DIAMONDBACK’S INDEPENDENT AUDITORS?

Grant Thornton has served as our independent auditors since 2009.

— WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR 2024.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     92

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PROPOSAL 4

STOCKHOLDER PROPOSAL REQUESTING STOCKHOLDER APPROVAL OF CERTAIN EXECUTIVE SEVERANCE ARRANGEMENTS

THE BOARD RECOMMENDS A VOTE AGAINST PROPOSAL 4 AND ITS OPPOSITION STATEMENT CAN BE FOUND BELOW THE PROPOSAL.

— WHAT AM I VOTING ON?

On or about November 18, 2024, Diamondback received the following proposal from John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278. Mr. Chevedden has submitted documentation indicating that he held 10 shares of our common stock (which represents 0.0000034004% of outstanding shares), has held such shares for at least three years and has advised Diamondback that he intends to continue to hold the requisite amount of shares through the date of the 2025 annual meeting. In accordance with SEC rules, we are reprinting the proposal and supporting statement (the “Stockholder Proposal”) in this proxy statement as they were submitted to us.

THE BOARD DISCLAIMS ANY RESPONSIBILITY FOR THE CONTENT OF THE FOLLOWING STOCKHOLDER PROPOSAL AND THE STOCKHOLDER’S STATEMENT IN SUPPORT OF SUCH PROPOSAL, A FULL TEXT OF WHICH IS PRESENTED IMMEDIATELY BELOW IN THE FORM RECEIVED FROM THE STOCKHOLDER:

Proposal 4 — Shareholder Ratification of Golden Parachutes

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus. This proposal only applies to the Named Executive Officers. This provision shall at least be included in the Governess Guidelines.

“Severance or termination payments” include cash, equity or other pay that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities, perquisites or benefits not vested under a plan generally available to management employees, post-employment consulting fees or office expense and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

This proposal is relevant even if there are current golden parachute limits. A limit on golden parachutes is like a speed limit. A speed limit by itself does not guarantee that the speed limit will never be exceeded. Like this proposal the rules associated with a speed limit provide consequences if the limit is exceeded. With this proposal the consequences are a non-binding shareholder vote is required for unreasonably rich golden parachutes.

This proposal places no limit on long-term equity pay or any other type pay. This proposal thus has no impact on the ability to attract executive talent and does not discourage the use of long-term equity pay because it places no limit on golden parachutes. It simply requires that overly rich golden parachutes be subject to a non-binding shareholder vote at a shareholder meeting already scheduled for other matters.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     93

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This proposal is relevant because the annual say on executive pay vote does not have a separate section for approving or rejecting golden parachutes.

This proposal topic also received between 51% and 65% support at:

FedEx (FDX)
Spirit AeroSystems (SPR)
Alaska Air (ALK)
AbbVie (ABBV)
Fiserv (FISV)

Please vote yes:
Shareholder Ratification of Golden Parachutes — Proposal 4

— DOES THE BOARD OF DIRECTORS OPPOSE PROPOSAL 4 (THE STOCKHOLDER PROPOSAL)?

YES, OUR BOARD OF DIRECTORS OPPOSES PROPOSAL 4 (THE STOCKHOLDER PROPOSAL).

Diamondback carefully considered the Stockholder Proposal and engaged in discussions with Mr. Chevedden, but no agreement was reached to withdraw it. For the reasons outlined below, our board of directors believes that the Stockholder Proposal is not in the best interests of Diamondback and its stockholders.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

Our board of directors’ statement in opposition to the Stockholder Proposal is set forth below.

The Stockholder Proposal Would Undercut the Value of Long-Term Incentives and Weaken Alignment with Value

Diamondback’s compensation practices are designed by our compensation committee, which is composed entirely of independent directors and advised by an independent compensation consultant, to reward sustained performance and maximize shareholder value. This includes, at pivotal moments for the company, promoting stability and continuity and ensuring smooth leadership transitions. Equity compensation is an integral part of Diamondback’s executive compensation framework, aligning stockholder and executive interests, promoting accountability, and incentivizing long-term performance.

The Stockholder Proposal, by including equity awards in an arbitrary severance cap that is significantly out of sync with prevailing market practices, introduces restrictions on long-term incentive compensation that would significantly weaken these incentives and undermine the role of long-term equity as a tool to encourage stock ownership and drive sustainable growth. In scenarios involving a change of control, equity awards provide critical incentives for executives to remain with Diamondback and act in ways that align with stockholder value creation during such pivotal moments, notwithstanding the risk to their positions and potential job loss.

The Stockholder Proposal is Inconsistent with Market Standards and Would Significantly Impair Our Ability to Recruit and Retain Talent

We compete for talent with other large companies both within and outside of our industry. Diamondback relies on a competitive compensation framework, including equity awards and severance arrangements, to incentivize, recruit and retain highly qualified executives who are essential to Diamondback’s long-term success and value creation for stockholders. These benefits are critical for maintaining a competitive edge in attracting and retaining talent and preserving stockholders’ long-term interests.

Because the Stockholder Proposal is significantly out of step with prevailing practices in our peer companies, it would significantly limit our ability to compete for executive talent. By requiring stockholder approval for severance agreements exceeding an arbitrary threshold, the Stockholder Proposal would unduly delay our ability to make offers to highly skilled executives in a time-sensitive market. In the event that our hiring timeline does not align with our annual meeting of stockholders, which is very likely to be the case, we would need to call a special meeting of stockholders to approve the severance agreement. The administrative burden of calling a special meeting of stockholders cannot align with the timing of fast-paced executive recruitment negotiations, causing Diamondback to face significant delays or be forced to incur substantial costs to convene special meetings. These logistical hurdles would disrupt our operations and recruitment efforts, reduce our competitiveness in hiring, and impose administrative burdens, jeopardizing Diamondback’s ability to secure top-tier talent.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     94

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Furthermore, the Stockholder Proposal also introduces significant uncertainty by requiring stockholder approval for executives to realize the full value of their equity awards in key situations, such as qualifying terminations following a change of control, death or disability. This added uncertainty in the compensation framework would make Diamondback’s executive packages far less attractive to top talent, who likely would prefer opportunities at companies with more predictable compensation practices.

The Stockholder Proposal Undermines the Business Judgment of the Board and Committee

The board and its compensation committee, composed entirely of independent directors and advised by an independent compensation committee consultant, are best positioned to design and implement executive compensation practices and principles that make sense for our business and that are aligned with the interests of our stockholders. This is because they are guided by independent judgment and are best equipped to understand prevailing market practices.

The Stockholder Proposal would unduly constrain the compensation committee’s ability to adapt compensation programs to Diamondback’s evolving needs, limiting its capacity to structure effective arrangements that address Diamondback’s strategic objectives and competitiveness. The compensation committee’s flexibility and discretion are critical to tailoring compensation arrangements that attract and retain exceptional leadership while balancing stockholder value creation.

Furthermore, the compensation committee has a proven track record of balancing stockholder and executive interests. This thoughtful governance approach already reflects market standards and Diamondback’s commitment to stockholder responsiveness, making the rigid restrictions proposed by the Stockholder Proposal both unnecessary and counterproductive.

The Company’s Existing Severance Policies Already Limit Cash Severance Payments in a Manner Consistent with Market Practices

As fully disclosed in this Proxy Statement, the Company’s existing severance policies already provide reasonable and appropriate severance protections that are consistent with market practices. The Company’s severance plan for executives, the Diamondback Energy, Inc. Amended and Restated Senior Management Severance Plan, effective April 6, 2025 (the “Severance Plan”), provides base salary continuation payments for eligible terminations outside of a change of control of no more than two times base salary, plus a pro-rated target annual cash bonus. Additionally, in the event of an eligible termination during the protection period following a change of control, the Severance Plan provides cash severance that does not exceed three times base salary, plus the greater of the applicable target bonus and average annual bonus for the preceding three years.

Stockholders Already Have a Number of Opportunities to Express Their Approval or Disapproval of Our Post-Termination Compensation Policies, and Recent Feedback Has Been Positive

The board believes that Diamondback has responsible compensation practices, which include limited termination-related compensation for executives that is aligned with prevailing market practices. Our equity compensation paid to the Company’s named executive officers was approved by our stockholders with a 96% advisory vote in favor at our 2024 annual meeting of stockholders. Further, accelerated vesting of equity awards is expressly permitted under the Company’s 2021 Amended and Restated Equity Incentive Plan, which was approved by our stockholders with 97% support at the Company’s 2021 annual meeting.

Supplementing the annual advisory vote on compensation, we also have a robust year-round stockholder engagement program focused on proactive outreach on a variety of topics, including our executive compensation practices. As described under the “Stockholder Outreach” section in this proxy statement, following our 2024 Annual Meeting of Stockholders, we conducted extensive stockholder outreach to request feedback on our executive compensation program and to discuss vote results, corporate governance, environmental and social initiatives, compensation trends, and potential executive compensation design changes. We initiated contact with stockholders representing approximately 63% of our outstanding shares of common stock as of June 30, 2024. Our Chairman of the Board and Chief Executive Officer, President and other key members of Company senior management spoke to stockholders representing approximately 38% of our outstanding common stock as of June 30, 2024, including five of our ten largest stockholders. In addition, members of Company senior management attended approximately 19 virtual or in person investor conferences, hosted approximately 10 virtual or in person bus tours, and otherwise engaged with our investors during investor presentation and earnings and other investor calls during the year. Most stockholders did not have concerns with the structure of our executive compensation program and continued to provide positive feedback on Diamondback’s compensation structure. Importantly, on these calls, none of our stockholders raised the topic of our severance benefits practices as an area of concern.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     95

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Conclusion

For all the above reasons, the board believes that this proposal is not in the best interests of our stockholders and that Diamondback’s current compensation and severance policies and practices, particularly the Severance Plan, implemented by the Company consistent with market practices and discussed in more detail in this proxy statement beginning on page 59, are appropriate and effective at aligning the interests of our executive officers with those of our stockholders. The Stockholder Proposal could undermine the objectives of our programs and is not in the best interests of our stockholders.

— WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE STOCKHOLDER PROPOSAL REQUESTING STOCKHOLDER APPROVAL OF CERTAIN EXECUTIVE SEVERANCE ARRANGEMENTS.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     96

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The board of directors of Diamondback Energy, Inc., which we refer to as “Diamondback,” the “Company” and “we” in this proxy statement, is soliciting your vote at the 2025 Annual Meeting of Stockholders.

What am I voting on, what are the voting options and how does the board of directors recommend that I vote my shares?

Brief Description of Proposal		Voting Options	Board’s Recommendation
1.	Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	FOR each nominee
2.	Approval, on an Advisory Basis, the Company’s Executive Compensation	FOR, AGAINST or ABSTAIN	FOR
3.	Ratify the appointment of our independent auditors	FOR, AGAINST or ABSTAIN	FOR
4.	Stockholder Proposal requesting stockholder approval of certain executive severance arrangements	FOR, AGAINST or ABSTAIN	AGAINST

Who is entitled to vote?

You may vote if you were the record owner of our common stock as of the close of business on April 1, 2025. Each share of common stock is entitled to one vote. As of April 1, 2025, we had 294,082,951 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly grant your proxy by telephone, Internet or mail. In order for us to hold our meeting, holders of a majority of the voting power of our outstanding shares of common stock as of the close of business on April 1, 2025 must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is a broker non-vote?

If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote those shares, the broker may not vote on that proposal. This is known as a broker non-vote. No broker may vote your shares without your specific instructions on any of the proposals to be considered at the Annual Meeting other than on the proposals that are considered to be “routine.” Under the rules of the New York Stock Exchange (NYSE), which apply to brokers regardless of whether an issuer is listed on the NYSE or Nasdaq, Proposal 3 relating to the ratification of our independent auditors is considered to be a “routine” matter. Accordingly, brokers will have discretionary authority to vote on Proposal 3 but will not have discretionary authority to vote on Proposal 1, Proposal 2 or Proposal 4 at the Annual Meeting without your specific instructions.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     97

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How many votes are needed to approve each of the proposals, and what are the effects of abstentions, broker non-votes and unmarked, signed proxy cards?

Brief Description of Proposal		Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker-Non Votes	Unmarked/Signed Proxy Cards
1.	Election of Directors	Directors will be elected by the affirmative vote of a majority of the votes cast, in person or by proxy, which means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee.(1)	None	None	FOR each nominee
2.	Approval, on an Advisory Basis, the Company’s Executive Compensation	Majority of the votes cast by the stockholders present in person or represented by proxy	None	None	FOR
3.	Ratify the appointment of our independent auditors	Majority of the votes cast by the stockholders present in person or represented by proxy	None	Not applicable	FOR
4.	Stockholder Proposal requesting stockholder approval of certain executive severance arrangements	Majority of the votes cast by the stockholders present in person or represented by proxy	None	None	AGAINST

(1)	If any incumbent director is not elected because he or she does not receive a majority of the votes cast, he or she is required to immediately tender his or her resignation for consideration by our board of directors. Our board of directors will evaluate whether to accept or reject such resignation, or whether other action should be taken; provided, however, that the board will act on such resignation and publicly disclose its decision to accept or reject such resignation and the rationale behind such decision within 90 days from the date of the certification of the director election results.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting.

To vote by proxy, you may vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials or proxy card, or, if you request to receive a paper copy of the proxy card, by returning a signed, dated and marked proxy card. If you are a registered holder or hold your shares in street name, votes submitted by Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2025.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the Annual Meeting, and you hold your stock in street name, you must obtain a proxy from your broker and bring that proxy to the meeting. See also “How to attend the Annual Meeting?” below.

May I change my vote?

Yes, if you are a registered stockholder. You may change or revoke your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	If you voted by telephone or the internet, access the method you used and follow the instructions given for revoking a proxy;
•	If you mailed a signed proxy card, then mail a new valid proxy card bearing a later date and return it to us prior to the Annual Meeting;
•	Submitting another valid proxy bearing a later date and returning it to us prior to the meeting;
•	Sending our Corporate Secretary a written document revoking your earlier proxy; or
•	Voting again at the Annual Meeting.

However, if you are a beneficial owner and your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to change or revoke your proxy.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     98

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Who counts the votes?

We have engaged Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by telephone, Internet, mail or ballot. An employee of Computershare Trust Company, N.A. will act as our Inspector of Elections.

How are proxies being solicited and who pays the related expenses?

Our board of directors has sent you this proxy statement. Our directors, officers and employees may solicit proxies by mail, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We have engaged Georgeson LLC (“Georgeson”) to assist in the distribution of proxy materials and solicitation of votes. The Company will pay Georgeson a base fee of $24,000, plus customary costs and expenses, for these services and has agreed to indemnify Georgeson against certain liabilities in connection with its engagement. We will pay the costs of preparing, printing, assembling and mailing the proxy material used in the solicitation of proxies.

Will my vote be confidential?

Yes. As a matter of Company policy, proxies, ballots and voting tabulations that identify individual stockholders are treated as confidential. Only the tabulation agent and the inspector of elections have access to your vote. Directors and employees of the Company may see your vote only if there is a contested proxy solicitation, as required by law or in certain other special circumstances.

Where can I find the voting results of the Annual Meeting?

We will report the voting results on a Current Report on Form 8-K which will be filed with the SEC no later than four business days after the Annual Meeting.

Will my shares be voted if I don’t provide my proxy and don’t attend the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker may be able to vote your shares for certain “routine” matters even if you do not provide the broker with voting instructions. As discussed above, Proposal 3 relating to the ratification of Grant Thornton LLP as our independent auditors for 2025 is considered routine. For matters not considered “routine”, if you do not give your broker instructions on how to vote your shares, the broker may not vote on that proposal. This is a broker non-vote.

Proposals 1, 2 and 4 are not considered routine. As a result, no broker may vote your shares on these proposals without your specific instructions.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters are properly presented to be considered and voted on at the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

Who can attend the meeting?

The Annual Meeting is only open to holders of our common stock as of the record date, April 1, 2025.

What do I need to bring to attend the Annual Meeting?

You will need proof of ownership of our common stock to attend the meeting in person. If your shares are in the name of your broker or bank or other nominee, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND PROOF THAT YOU OWN SHARES OF OUR STOCK AS OF THE RECORD DATE, YOU MAY NOT BE ADMITTED INTO THE MEETING.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     99

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How to attend the Annual Meeting?

The Annual Meeting will be held at the Petroleum Club of Midland, 501 West Wall Street, Midland, TX 79701. From Midland International Air & Space Port located at 9506 La Force Blvd., keep left on La Force Blvd., turn right on West Highway 80 East toward Odessa, Texas, keep right onto West Highway 80 East, turn left on West Country Road 117, turn left on US-80, continue toward Midland, Texas, take a slight right turn onto West Front Street, turn left onto South Marienfeld Street and turn left onto West Wall Street. The Petroleum Club of Midland is on the left at 501 West Wall Street.

How can I access the Company’s proxy materials and annual report electronically?

This proxy statement and the Company’s 2024 Annual Report on Form 10-K are available at www.envisionreports.com/FANG.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials?

We are providing access to our proxy materials, including this proxy statement and our 2024 Annual Report on Form 10-K, over the Internet in accordance with the rules of the Securities and Exchange Commission, or the SEC. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials. Your Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials over the Internet, as well as instructions on how to request a paper copy of our proxy materials by mail.

Our proxy materials are also available at www.envisionreports.com/FANG.

How can I request a full set of proxy materials?

You may request, without charge, a full set of our proxy materials, including our 2024 Annual Report on Form 10-K, for one year following the annual meeting of stockholders. If a broker or other nominee holds your shares of record, you may request a full set of our proxy materials by following the instructions contained in the Notice of Internet Availability of Proxy Materials that you received.

What is householding?

The SEC permits a single set of Notice of Internet Availability of Proxy Materials or annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card, if a proxy card is provided. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces our mailing and printing expenses.

If you and other residents at your mailing address own shares of our common stock, you may have only received one Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, unless we have received contrary instructions from you. If you would like to receive your own set of Notice of Internet Availability of Proxy Materials or the annual report and proxy statement this year or in future years, follow the instructions described below. We will promptly send a separate copy of the Notice of Internet Availability of Proxy Materials or Annual Report and proxy statement, as applicable. Similarly, if you share an address with another Diamondback stockholder and together both of you would like to receive in the future only a single Notice of Internet Availability of Proxy Materials or annual report and proxy statement, follow these instructions:

•	If your shares of our common stock are registered in your own name, please contact our transfer agent, Computershare Trust Company, N.A., and inform them of your request by calling their toll-free number: (800) 962-4284 or by mail: Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021.
•	If a broker or other nominee holds your shares, please contact your broker or nominee.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     100

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SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

Under SEC rules, a stockholder who intends to present a proposal, other than director nominations, at the 2026 Annual Meeting of Stockholders and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our Corporate Secretary. The proposal must comply with the requirements set forth in our bylaws and must be received no later than December 12, 2025.

Our proxy access bylaw provisions permit a stockholder, or a group of up to 20 eligible stockholders, that has continuously owned for no less than three years at least 3% of our outstanding common stock, to nominate and include in our proxy materials up to the greater of two directors and 20% of the number of directors currently serving on the Company’s board, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in our bylaws. Subject to compliance with other applicable requirements specified in the proxy access provisions of our bylaws, stockholder director nominations for inclusion in our proxy materials for the 2026 Annual Meeting of Stockholders must be received between November 12, 2025 and December 12, 2025.

Stockholders who wish to propose a matter for action at the 2026 Annual Meeting of Stockholders, including the nomination of directors, but who do not wish to have the proposal or nomination included in the proxy statement, must notify the Company in writing of the information required by the provisions of our bylaws dealing with stockholder proposals. The notice must be delivered to our Corporate Secretary between January 21, 2026 and February 20, 2026. You can obtain a copy of our bylaws by writing the Corporate Secretary at the address below.

In addition to satisfying the foregoing requirements under our Bylaws and comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2026.

All written proposals should be directed to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701.

The board of directors is responsible for selecting and recommending director candidates and will consider nominees recommended by stockholders. If you wish to have the board of directors consider a nominee for director, you must send a written notice to our Corporate Secretary at the address provided above and include the information required by our bylaws and discussed on page 23 of this proxy statement.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     101

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OTHER MATTERS

Delinquent Section 16(a) Reports

Based solely on the review of Forms 3 and 4 and amendments thereto furnished to Diamondback during 2024, including those reports filed on behalf of our directors and Section 16 officers pursuant to powers of attorney, no person subject to Section 16 of the Securities Exchange Act of 1934, as amended, failed to file on a timely basis during 2024.

Availability of Annual Report on Form 10-K

SEC rules require us to provide an Annual Report on Form 10-K to Stockholders who receive this proxy statement. Additional copies of the 2024 Annual Report on Form 10-K, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to Corporate Secretary, Diamondback Energy, Inc., 500 West Texas Ave, Suite 100, Midland, TX 79701 or via the Internet at https://ir.diamondbackenergy.com/investors/financial-information. We will furnish the exhibits to our 2024 Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding Diamondback’s: future performance; business strategy; future operations and plans and objectives of management (including plans for future cash flow from operations and for executing environmental strategies) are forward-looking statements. When used in this proxy statement, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to Diamondback are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although Diamondback believes that the expectations and assumptions reflected in its forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond Diamondback’s control. In addition, some of our sustainability goals, in particular those related to environmental matters, are based on our current expectations that may turn out to be inaccurate. Accordingly, forward-looking statements are not guarantees of future performance and Diamondback’s actual outcomes could differ materially from what Diamondback has expressed in its forward-looking statements.

Factors that could cause the outcomes to differ materially include (but are not limited to) the following: changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities; the impact of public health crises, including epidemic or pandemic diseases such as the COVID-19 pandemic, and any related company or government policies or actions; actions taken by the members of OPEC and other oil producing countries affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments, including any impact of the ongoing war in Ukraine and the Israel-Hamas war on the global energy markets and geopolitical stability; concerns over a potential economic slowdown or recession; inflationary pressures; rising interest rates and their impact on the cost of capital regional supply and demand factors, including delays, curtailment delays or interruptions of production, or governmental orders, rules or regulations that impose production limits; federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations; and the risks and other factors disclosed in Diamondback’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

In light of these factors, the events anticipated by Diamondback’s forward-looking statements may not occur at the time anticipated or at all. Moreover, Diamondback operates in a very competitive and rapidly changing environment and new risks emerge from time to time. Diamondback cannot predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements it may make. Accordingly, you should not place undue reliance on any forward-looking statements made in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement or, if earlier, as of the date they were made. Diamondback does not intend to, and disclaims any obligation to, update or revise any forward-looking statements unless required by applicable law.

No reports, documents or websites that are cited or referred to in this proxy statement shall be deemed to form part of, or to be incorporated by reference into, this proxy statement.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     102

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SCHEDULE A

NON-GAAP RECONCILIATIONS

—  OPERATING CASH FLOW TO FREE CASH FLOW

Free Cash Flow is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Free Cash Flow as cash flow from operating activities before changes in working capital in excess of cash capital expenditures. The Company believes that Free Cash Flow is useful to investors as it provides a measure to compare both cash flow from operating activities and additions to oil and natural gas properties across periods on a consistent basis. Operating cash flow before working capital changes, which is a non-GAAP financial measure, represents net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities. The Company believes operating cash flow before working capital changes is an accepted measure of an oil and natural gas company’s ability to generate cash used to fund exploration, development and acquisition activities and service debt or pay dividends.

These measures should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance. The Company’s computation of operating cash flow before working capital changes and Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table presents a non-GAAP reconciliation of net cash provided by operating activities, a GAAP financial measure, to Free Cash Flow, a non-GAAP financial measure.

DIAMONDBACK ENERGY, INC.
NON-GAAP RECONCILIATION OF FREE CASH FLOW

(IN MILLIONS)

	Year Ended December 31,
	2024	2023
Net cash provided by operating activities (GAAP)	$6,413	$5,920
Less: Working Capital Changes	(96)	296
Operating cash flow before working capital changes (Non-GAAP)	6,509	5,624
Less:
Drilling, completions and infrastructure and midstream additions to oil and natural gas properties	2,867	2,701
Total Cash CAPEX	2,867	2,701
Free Cash Flow (Non-GAAP)	3,642	2,923
Tax impact from divestitures(1)	—	64
Merger and integration expenses	303	—
Early termination of derivatives	37	—
Treasury locks	25	—
Adjusted Free Cash Flow (Non-GAAP)	$4,007	$2,987
(1)	Includes the tax impact for the disposal of certain Midland Basin water assets and Delaware Basin oil gathering assets.

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     103

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— ADJUSTED EBITDA AND ROACE

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as net income (loss) attributable to Diamondback Energy, Inc., plus net income (loss) attributable to non-controlling interest (“net income (loss)”) before non-cash (gain) loss on derivative instruments, net, interest expense, net, depreciation, depletion, amortization and accretion, depreciation and interest expense related to equity method investments, (gain) loss on extinguishment of debt, impairment of oil and natural gas properties, non-cash equity-based compensation expense, capitalized equity-based compensation expense, merger and integration expense, other non-cash transactions and provision for (benefit from) income taxes, if any. Adjusted EBITDA is not a measure of net income as determined by United States generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA is useful because the measure allows it to more effectively evaluate the Company’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. The Company adds the items listed above to net income (loss) to determine Adjusted EBITDA because these amounts can vary substantially from company to company within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets. The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies or to such measure in our credit facility or any of our other contracts.

Return on Average Capital Employed, or ROACE, is a supplemental non-GAAP financial measure that is used by management to measure profitability after factoring in the amount of capital used in the Company’s operations. The Company defines ROACE as consolidated Adjusted EBITDA less depreciation, depletion, amortization and accretion (“Adjusted EBIT”), divided by the sum of the average total assets less average current liabilities (“capital employed”) for the current year and prior year. ROACE should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. For 2024, management has made further adjustments to (i) Adjusted EBIT to remove the net effect of the EBIT attributable to the Endeavor Merger for the period from September 10, 2024 through December 31, 2024, and (ii) average capital employed to remove the net average capital employed for the Endeavor Merger, (“Adjusted ROACE”).

The following table presents a non-GAAP reconciliation of Net income (loss) attributable to Diamondback Energy, Inc., a GAAP measure, to Adjusted EBITDA, a non-GAAP financial measure, and the further reconciliation to ROACE, an additional non-GAAP financial measure (in millions).

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     104

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	Year Ended December 31,
	2024	2023	2022	2021	2020
Net income (loss) attributable to Diamondback Energy, Inc.	$3,338	$3,143	$4,386	$2,182	$(4,517)
Net income (loss) attributable to non-controlling interest	363	193	176	94	(155)
Net income (loss)	3,701	3,336	4,562	2,276	(4,672)
Non-cash (gain) loss on derivative instruments, net	(188)	149	(264)	(377)	331
Interest expense, net	135	159	154	199	195
Depreciation, depletion, amortization and accretion	2,850	1,746	1,344	1,275	1,311
Depreciation and interest expense related to equity method investments	91	70	63	43	32
(Gain) loss on extinguishment of debt	(2)	4	99	75	5
Impairment of oil and natural gas properties	—	—	—	—	6,021
Non-cash equity-based compensation expense	95	80	76	71	53
Capitalized equity-based compensation expense	(30)	(26)	(21)	(20)	(16)
Merger and integration expenses	303	11	14	78	—
Other non-cash transactions	(62)	(52)	11	(13)	26
Provision for (benefit from) income taxes	800	912	1,174	631	(1,104)
Consolidated Adjusted EBITDA	$7,693	$6,389	$7,212	$4,238	$2,182

Consolidated Adjusted EBITDA	$7,693	$6,389	$7,212	$4,238	$2,182
Depreciation, depletion, amortization and accretion	(2,850)	(1,746)	(1,344)	(1,275)	(1,311)
Adjusted EBIT	$4,843	$4,643	$5,868	$2,963	$871
Adjustment for effect of Endeavor Merger	(608)	—	—	—	—
Further Adjusted EBIT	$4,235	$4,643	$5,868	$2,963	$871

Total Assets	$67,292	$29,001	$26,209	$22,898	$17,619
Current Liabilities	$(4,811)	$(2,108)	$(1,716)	$(1,438)	$(1,236)
Capital Employed	$62,481	$26,893	$24,493	$21,460	$16,383
Average Capital Employed	$44,687	$25,693	$22,977	$18,922	$19,326
Adjustment for effect of Endeavor Merger	(17,240)	—	—	—	—
Further Adjusted Average Capital Employed	$27,447	$25,693	$22,977	$18,922	$19,326

ROACE	10.8%	18.1%	25.5%	15.7%	4.5%
Adjusted ROACE	15.4%	18.1%	25.5%	15.7%	4.5%

DIAMONDBACK ENERGY, INC.  •  2025 PROXY STATEMENT     105

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DIAMONDBACK
ENERGY

500 West Texas, Suite 100
Midland, Texas 79701
www.diamondbackenergy.com

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DIAMONDBACK ENERGY

VOTE

Your vote matters – here's how to vote!

Annual Meeting Proxy Card

1. Election of Directors:

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

044N0B

Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 -Vincent K. Brooks 02 -Darin G. Holderness 03 -Rebecca A. Klein 04 -Stephanie K. Mains 05 -Charles A. Meloy 06 -Mark L. Plaumann 07 -Robert K. Reeves 08 -Lance W. Robertson 09 -Travis D. Stice 10 -Melanie M. Trent 11 -Frank D. Tsuru 12 -Kaes Van’t Hof 13 -Steven E. West For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 1:00 a.m., Central Time, on May 21, 2025. Online Go to www.envisionreports.com/FANG or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FANG 1UPX 044NOB

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2025 Annual Meeting Admission Ticket 2025 Annual Meeting of Diamondback Energy, Inc. Stockholders Wednesday, May 21, 2025, 10:00 am CT Petroleum Club of Midland 501 West Wall Street Midland, Texas 79701 Upon arrival, please present this admission ticket and photo identification at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FANG IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Diamondback Energy, Inc. Annual Meeting of Stockholders This Proxy Is Solicited On Behalf Of The Board Of Directors The undersigned hereby appoints Travis D. Stice, Kaes Van’t Hof, Teresa L. Dick and Matt Zmigrosky (together, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Diamondback Energy, Inc. (the “Company”) to be held on May 21, 2025 at 10:00 a.m. CT and at any adjournments and postponements thereof. The undersigned acknowledges receipt of the 2025 Notice of Annual Meeting, the accompanying Proxy Statement and the 2024 Annual Report to Stockholders and revokes all prior proxies for said meeting. THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND AGAINST PROPOSAL 4, ALL IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. IMPORTANT – PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. THANK YOU FOR VOTING. (Continued and to be marked, dated and signed on reverse side.) Change of Address — Please print new address below.